Registration Statement No. 333-269781

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MEDICAL INDUSTRIES OF THE AMERICAS, INC.

(Exact name of registrant as specified in its charter)

Delaware	5047	82-4008793
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Medical Industries of the Americas, Inc.

9454 Wilshire Blvd., Suite #600

Beverly Hills, CA 90212

(334) 866-0070

(Address and telephone number of registrant’s principal executive offices)

Robby D. Cucher Esq.

9454 Wilshire Blvd., Suite #600

Beverly Hills, CA 90212

(334) 866-0070

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David Ficksman, Esq. TroyGould PC 1801 Century Park East, 16th Floor Los Angeles, CA 90067 Tel.: (310) 553-4441	Joseph M. Lucosky, Esq. Lucosky Brookman LLP 101 Wood Avenue South Woodbridge, NJ 08830 Tel.: (732) 395-4402

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Registration Statement contains two prospectuses, as set forth below.

●	Public Offering Prospectus. A prospectus to be used for the initial public offering of [●] shares of common stock of the Registrant (the “Public Offering Prospectus”) through the underwriters named in the Underwriting section of the Public Offering Prospectus.

●	Resale Prospectus. A prospectus to be used for the potential resale by certain stockholders of the Company (the “Non-IPO Selling Stockholders”) of [TBD] shares of common stock of the Registrant (the “Resale Prospectus”).

The Resale Prospectus is substantively identical to the Public Offering Prospectus, except for the following principal points:

●	they contain different front covers;

●	all references in the Public Offering Prospectus to “this offering” will be changed to “the IPO,” defined as the underwritten initial public offering of our common stock, in the Resale Prospectus;

●	all references in the Public Offering Prospectus to “underwriters” will be changed to “underwriters of the IPO” in the Resale Prospectus;

●	they contain different “Use of Proceeds” sections;

●	they contain different “Summary — The Offering” sections;

●	the “Underwriting” section from the Public Offering Prospectus is deleted from the Resale Prospectus and a “Plan of Distribution” section is inserted in its place;

●	the “Legal Matters” section in the Resale Prospectus deletes the reference to counsel for the underwriters; and

●	they contain different back covers.

The Registrant has included in this Registration Statement a set of alternate pages after the back cover page of the Public Offering Prospectus (the “Alternate Pages”) to reflect the foregoing differences in the Resale Prospectus as compared to the Public Offering Prospectus. The Public Offering Prospectus will exclude the Alternate Pages and will be used for the public offering by the Registrant. The Resale Prospectus will be substantively identical to the Public Offering Prospectus except for the substitution of the Alternate Pages and disclosures described above and will be used for the resale offering by the Non-IPO Selling Stockholders.

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The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell, nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated October 26, 2023

PRELIMINARY PROSPECTUS

[●] Shares of Common Stock

MEDICAL INDUSTRIES OF THE AMERICAS, INC.

This is an initial public offering of shares of our common stock, par value $[●] per share. Prior to this offering, there has been no public market for our common stock. It is currently estimated that the initial public offering price per share will be between $[●] and $[●]. We have applied for listing of our common stock on The Nasdaq Capital Market (“Nasdaq”) under the symbol “IAMR.” We will not proceed with this offering in the event our common stock is not approved for listing on Nasdaq.

The actual public offering price per share will be determined between us and the underwriters at the time of pricing. Therefore, the assumed public offering price used throughout this prospectus may not be indicative of the final offering price.

Investing in our securities involves risks. See “Risk Factors” beginning on page 12. You should carefully consider these risk factors, as well as the information contained in this prospectus, before purchasing any of the securities offered by this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Price to the public	$	$
Shares underlying the Representative Warrants	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses(2)	$	$

(1)	We have also agreed to issue Spartan Capital Securities, LLC warrants to purchase shares of our common stock (the “Representative Warrants”), and to reimburse the underwriters for certain expenses. We refer you to “Underwriting” beginning on page 61 of this prospectus for additional information regarding underwriting compensation.
(2)	The amount of offering proceeds to us presented in this table does not give effect to any exercise of the: (i) underwriters’ over-allotment option we have granted to the underwriters as described below and (ii) the Representative Warrants being issued to the underwriters in this offering.

We have granted the underwriters the option for a period of 45 days to purchase up to an additional [●] shares of common stock at the initial public offering price, less underwriting discounts and commissions, solely to cover over-allotments, if any.

The underwriters expect to deliver the shares against payment to the investors in this offering on or about [●], 2023.

Sole Book Running Manager

Spartan Capital Securities, LLC

Prospectus dated [●], 2023

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We have not, and the underwriters have not, authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give to you.

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The selling stockholders are offering to sell and seeking offers to buy our common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of these securities.

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PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus. It does not contain all the information that may be important to you and your investment decision. You should carefully read this entire prospectus, including the matters set forth under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements and related notes included elsewhere in this prospectus. In this prospectus, unless context requires otherwise, references to “we,” “us,” “our,” or the “Company” refer to Medical Industries of the Americas, Inc.

Company Overview

Description of Our Operations, Principal Activities and Key Factors

Medical Industries of the Americas, Inc. is a U.S.-based medical supplies company that is in the process of outfitting a production facility for manufacturing dipped latex products, thermal packs, surgical marking products and disposable scalpels. We own a variety of machinery and equipment capable of producing dipped latex products and thermal packs. With this equipment, we are currently producing industrial grade powdered latex gloves and disposable cold packs. Eventually we plan to produce additional latex products, such as latex exam and surgical gloves and condoms, additional varieties of thermal packs, and eventually surgical marking products and disposable scalpels.

Our equipment includes four latex dip lines and twelve vertical form, fill and seal machines (“VFFSMs”).

The four latex dip lines are capable of producing lightly powdered industrial natural latex gloves, medical grade latex gloves and condoms. One of the latex dip lines is currently tooled and producing industrial lightly powdered gloves. We are currently in the process of retooling the other three existing condom dip lines to manufacture medical grade powder-free latex gloves. We plan to have these dip lines retooled and producing medical grade latex gloves within approximately six months of the consummation of this offering.

The VFFSMs are capable of producing different varieties of thermal packs, such as hot or cold thermal packs, disposable or reusable thermal packs, and different sized thermal packs. Ten of the VFFSMs are arranged in pairs, forming five systems used for making disposable cold packs. One of these five VFFSM systems is currently in service and producing disposable cold packs. The two additional VFFSMs are each configured to manufacture reusable cold packs, or gel packs.

We also own additional manufacturing equipment which is currently on-site, including packaging machinery, product test equipment and instrumentation used for quality control.

Once operational, the annual output of each glove line is estimated to be up to approximately 180 million gloves, and the annual output of each thermal pack system, consisting of two VFFSMs each, is estimated to be up to approximately 10 million thermal packs. These estimates are based on the historical output of the equipment.

Our manufacturing facility is located in Eufaula, Alabama. The Eufaula facility has direct rail access to the ports of Savannah, Georgia and Mobile, Alabama.

The primary raw material used in our production process for disposable latex gloves and other latex products is raw natural rubber latex. We purchase such material from third-party brokers operating out of the Port of Savannah, which is the site of a major rubber and latex terminal. Our suppliers include three suppliers based in South America and a global supplier headquartered in the United Kingdom.

The primary raw materials used in our production process of thermal packs are two-ply laminated polyethylene, magnesium sulphate (for hot packs), and urea, an agricultural grade fertilizer (for cold packs). These materials are purchased from suppliers and commodities chemical brokers located in the United States and shipped to our Eufaula facility via truck. Once we have increased production to full scale, we expect to have the capability to receive shipments by rail, utilizing our private, onsite rail spur.

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Product Portfolio Characteristics

The key characteristics of our current and planned product portfolio are:

Products presently being manufactured and sold:

●	Disposable cold packs

●	Lightly powdered industrial gloves

Additional products planned to be put into production within approximately six months of the consummation of this offering:

●	Different varieties of thermal packs, including reusable cold packs, disposable heat packs, and reusable heat packs.

●	Maternity pads

●	Latex medical exam gloves and surgical gloves

●	Latex rubber condoms

Potential Future Products (based on the availability of capital):

●	Scalpel blades, syringes, razor blades

●	Hospital beds, medical textiles

With respect to the additional products we plan to put into production following the consummation of this offering, in order to reach this production goal, we will need to obtain additional capital and complete the refurbishment and installation of certain machinery and equipment that we own. We currently have machinery in place to produce different varieties of thermal packs, including reusable cold packs, disposable heat packs, and reusable heat packs. This machinery is substantially identical to the machinery currently producing disposable cold packs, and we are in the process of refurbishing such machinery to begin production. We also have machinery onsite to manufacture maternity pads, scalpel blades, syringes and razor blades. We have contracted mechanical, electrical, and control engineers and are in discussions with original equipment manufacturers to procure installation of such machinery.

Target Markets

Our immediate focus is on the United States and other North American markets. Our target customers are primarily distributors and wholesalers, with a secondary focus on end users.

Our Team

Our team consists of capable and experienced professionals from various disciplines and backgrounds.

●	Abraham Summers, our founder and current President and Chairman of the Board, has previously served as the Chief Financial Officer of a public reporting company and prior to that as an analyst with a family office.

●	David Silver, our Chief Executive Officer, has advised corporations on investor relations, corporate crises, strategic management, and public/private partnerships for nearly three decades.

●	Michael Handelman, our Chief Financial Officer, has previously served as Chief Financial Officer of a public reporting company and has served as an independent consultant with chief financial officer duties and holds an inactive certified public accountant license.

●	Denise Berry, our Chief Operating Officer and co-founder, is a former sergeant and decorated war veteran of the United States Army, and prior to co-founding the Company she led an international team of over 40 financial professionals with Transamerica Corporation.

●	Patrick Daniel, our General Manager and an engineer by trade, leads our manufacturing operations at the Eufaula facility and brings two decades of manufacturing experience to our team.

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Upon the effectiveness of the registration statement of which this prospectus forms a part, our Board of Directors will expand to include:

●	Edward Boardwine

●	Alan Fogelman

●	Bruce Potash

Our Strategy

Once our Eufaula facility becomes fully operational, we plan to be a leading U.S.-based mass-manufacturer of disposable natural rubber latex gloves. We currently have one line operational and in production, and our refurbishing of the second line is approximately 75% complete. As funding for refurbishment allows, we expect to double production capabilities within approximately six months from the consummation of this offering. We will then refurbish the additional lines and increase staff as needed. Our ability to bring the Eufaula facility fully operational, and to operate as a leading U.S.-based mass-manufacturer of disposable natural rubber latex gloves moving forward, is dependent upon the availability of additional capital and the successful refurbishment of our existing machinery and equipment.

Our strategy involves leveraging our supply-chain and logistical advantage to supply products to customers in the United States and other North American markets. Currently, distributors and wholesalers of latex gloves and other latex products source their products nearly exclusively from overseas. By operating a manufacturing facility domestically, we believe we will be able to deliver the same or higher quality products more quickly and cost effectively than our competitors, thus providing us with a significant competitive advantage.

Our basic strategy for our future products is the same. For products that we can manufacture for a cost approximately the same as that required to produce the product overseas, we will differentiate ourselves by virtue of our domestic location and ability to deliver products efficiently. Cold packs, for example, are costly to ship internationally due to their weight. Once we are able to increase production of cold packs at our Eufaula facility, we believe we will have a distinct advantage over competitors who source their cold packs from overseas.

Risks Associated with Our Business

Our business is subject to a number of risks of which you should be aware of before making an investment decision. These risks are discussed more fully in the “Risk Factors” section of this prospectus immediately following this prospectus summary. Some of the risks involved with the offering include the following:

●	We are a development-stage company that has generated very limited revenues to date. Our lack of revenues does not provide a sufficient basis for you to assess our business and prospects.

●	As a relative start-up, we do not have experience in how our equipment will operate, including with respect to amounts of product produced and the timing and extent of the need for repairs or refurbishment.

●	All of our operations are currently in a single production line so that any operational problems arising from that line will have a material effect on our business.

●	We currently do not have any contracts guaranteeing any specific amount of purchases, so our revenues and pricing will depend upon the demand for our products which we may not be able to accurately predict.

●	Our operations are currently contained in one physical location which places us at risk for natural disasters, such as tornadoes or hurricanes.

●	As with others in the rubber industry, we rely on third parties to supply our raw materials. We purchase such raw materials from brokers operating out of the Port of Savannah, Georgia. Our operations could be adversely affected by global raw material shortages, the volatility of raw material prices and supply chain disruption.

●	Supply chain issues, including impediments to freight trucks traveling cross-border or between states lines, may adversely affect our ability to obtain component raw materials and/or ship product to our distributors or customers.

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●	If we lose key personnel or are unable to attract and retain qualified personnel, our business could be harmed and our ability to compete could be impaired.

●	We expect to experience rapid growth, including from adding additional product lines, which will place a significant strain on our financial and managerial resources.

●	If we are unable to effectively manage our growth, our ability to implement our business strategy and our operating results will likely be materially adversely affected.

●	We may not be able to adjust our operating expenses in order to offset any unexpected revenue shortfalls.

●	If we do not develop and enhance our brand, we will not be able to establish our customer base or build our revenues.

●	We currently have approximately $18,000,000 in outstanding debt. Substantially all of our debt is secured by our assets so that any action by a debt holder, such as foreclosure, could have a material adverse effect on our business.

●	Even with the net proceeds of the Offering, we will be required to raise additional funds to implement our business plan including adding additional product lines. No assurance can be given that such funds will be available or, if available what the terms thereof will be.

●	The impact of the military conflict in Ukraine and associated geopolitical tensions and responses, including on inflation, supply chains, commodities, energy, and cyber-security may affect our operations.

●	Our industry is characterized by intense competition.

●	We do not plan to pay dividends in the foreseeable future, and, as a result, stockholders will need to sell shares to realize a return on their investment.

●	If you invest in our stock, your investment may be disadvantaged by future funding, if we are able to obtain it.

●	There is no public trading market for our securities, and there can be no assurance that such a market will develop in the future.

●	Our offering price has been arbitrarily established and you will incur substantial dilution.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, enacted in April 2012, and we will remain an emerging growth company until the earliest to occur of: the last day of the fiscal year in which we have more than $1.235 billion in annual revenue; the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; the issuance, in any three-year period, by us of more than $1.0 billion in non-convertible debt securities; and the last day of the fiscal year ending after the fifth anniversary of our initial public offering. For so long as we remain an emerging growth company, we are permitted and intend to rely on certain exemptions from various public company reporting requirements, including not being required to have our internal control over financial reporting audited by our independent registered public accounting firm pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments not previously approved. In particular, in this prospectus, we have provided only two years of audited financial statements and have not included all of the executive compensation-related information that would be required if we were not an emerging growth company. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

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In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the extended transition period to comply with new or revised accounting standards and to adopt certain of the reduced disclosure requirements available to emerging growth companies. As a result, we will not be subject to the same implementation timing for new or revised accounting standards as other public companies that are not emerging growth companies which may make comparison of our financial statements to those of other public companies more difficult. As a result of this election, the information that we provide in this prospectus may be different than the information you may receive from other public companies in which you hold equity interests. We intend to take advantage of the extended transition period.

We are also a smaller reporting company as defined in the Securities Exchange Act of 1934, as amended. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as (i) the market value of our voting and non-voting common stock held by non-affiliates is less than $250 million measured on the last business day of our second fiscal quarter or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our voting and non-voting common stock held by non-affiliates is less than $700 million measured on the last business day of our second fiscal quarter. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and have reduced disclosure obligations regarding executive compensation, and, similar to emerging growth companies, if we are a smaller reporting company with less than $100 million in annual revenue, we would not be required to obtain an attestation report on internal control over financial reporting issued by our independent registered public accounting firm.

Corporate Information

We were incorporated as a Delaware corporation in December 2017. Our principal executive offices are located at 954 Wilshire Boulevard, Suite 600, Beverly Hills, California 90212. Our telephone number is (334) 866-0070.

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THE OFFERING

Shares offered by us	[●] shares.

Common stock outstanding prior to this offering	[●] shares

Common stock to be outstanding immediately after this offering (1)	[●] shares ( [●] shares if the underwriters exercise their over-allotment option in full)

Option to purchase additional shares	The underwriters have an option for a period of 45 days to purchase up to an additional 15% of the total number of shares to be offered, solely for the purpose of covering over-allotments.

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $[●] million, or approximately $[●] if the underwriters exercise their over-allotment option in full, at an assumed public offering price of $[●] per share, after deducting the underwriting discounts and commissions, the non-accountable expense allowance payable to the underwriters, and estimated offering expenses payable by us. We intend to use approximately $[●] million for upgrading equipment at our Eufaula facility, approximately $[●] million for working capital, and approximately $[●] million to repay certain of our outstanding debt obligations. See “Use of Proceeds” for a more complete description of the intended use of proceeds from this offering.

Lock-up agreements	Our directors, officers, and certain Stockholders have agreed with the underwriters not to sell, transfer or dispose of any shares or similar securities for a period of 180 days after the date of this prospectus. For additional information regarding our arrangement with the underwriters, please see “Underwriting.”

Risk factors	See “Risk Factors” on page 12 and other information included in this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

Proposed Nasdaq Capital Market symbol	IAMR

(1)	The number of shares of common stock outstanding after this offering is based on [●] shares of our common stock outstanding as of June 30, 2023 and assumes the issuance of [●] shares of common stock issuable upon conversion of convertible indebtedness owed to Target Capital 6 LLC and HarCal, Inc. immediately prior to the effective date of this offering, assuming an initial public offering price of $[●] per share, which is the midpoint of the price range set forth on the cover page of this prospectus (the “Debt Conversion”).

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Selected Summary Consolidated Financial Data

The following tables summarize our historical financial data as of and for the periods indicated. We derived the summary statement of operations data for the years ended December 31, 2022 and 2021 and our summary balance sheet data as of December 31, 2022 set forth below from our audited financial statements contained elsewhere in this prospectus. We derived the summary statement of operations data for the six months ended June 30, 2023 and 2022 and our summary balance sheet data as of June 30, 2023 from our unaudited condensed financial statements contained elsewhere in this prospectus, and such summary information is not necessarily indicative of results to be expected for the full year. The unaudited condensed financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly our financial position as of June 30, 2023 and the results of operations for the six months ended June 30, 2023 and 2022. You should read this data together with our financial statements and related notes included elsewhere in this prospectus and the information under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The summary financial data included in this section are not intended to replace the financial statements and related notes included elsewhere in this prospectus and are qualified in their entirety by those financial statements and related notes. Our historical results are not necessarily indicative of our future results.

Statement of Operations Data:

	Six Months Ended		Year Ended
	June 30,		December 31,
	2023	2022	2022	2021

Statement of Operations Data:
Net sales	$2,312	$3,699	$6,022	$-
Cost of goods sold	-	-	147,932	-
Operating expenses	1,083,095	1,133,996	4,909,210	11,939,362
Change in fair value of convertible debt derivative liability	-	-	(836,662)	(416,903)
Loss on extinguishment of debt	-	-		(4,983,658)
Interest	(820,778)	(2,202,229)	(4,404,458)	(9,269,496)
Realized and unrealized loss on investment	1,228	(33,010)	(107,521)	—
Loss on sale of assets	(4,051)	-
Change in fair value of derivative liability	55,497	-	4,180
Net loss	$(1,848,887)	$(3,365,536)	$(10,395,571)	$(26,609,419)
Net loss per share, basic and diluted	$(0.04)	$(0.07)	$(0.20)	(0.26
Weighted—average shares used in computing net loss per share, basic and diluted	51,667,400	51,018,355	51,667,400	51,018,355

Balance Sheet Data

	June 30, 2023	December 31, 2022
Cash	$3,573	$1,394
Total assets	$6,932,145	$7,277,985
Total liabilities	$21,800,951	$20,297,905
Accumulated deficit	$(60,371,574)	$(58,522,687)
Total stockholders’ deficit	$(14,868,806)	$(13,019,919)

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RISK FACTORS

An investment in our common stock involves a high degree of risk. Before making an investment decision, you should give careful consideration to the following risk factors, in addition to the other information included in this prospectus, including our financial statements and related notes, before deciding whether to invest in shares of our common stock. The occurrence of any of the adverse developments described in the following risk factors could materially and adversely harm our business, financial condition, results of operations or prospects. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to Our Financial Position and Capital Needs

We are a Development-Stage Company.

We are a development-stage company that has generated very limited revenues to date. Our lack of revenues does not provide a sufficient basis for you to assess our business and prospects.

We have a significant amount of outstanding debt.

We currently have approximately $18,000,000 in outstanding debt all of which is currently overdue. Substantially all of our debt is secured by our assets, so that any action by a debt holder, such as foreclosure, could have a material adverse effect on our business. While management believes that our debt will be converted into equity or restructured, no assurance can be given that we will be successful in this regard. Additionally, the terms of any modification of the debt which includes conversion into equity could be result in substantial dilution in the position of our equity holders.

We will need additional capital.

As of June 30, 2023, we have negative working capital of $13,937,068. We believe that even with the net proceeds of the Offering we will be required to raise additional funds to implement our business plan including adding additional product lines. No assurance can be given that such funds will be available or, if available what the terms thereof will be.

Risks Related to the Regulatory Approval of our Products

In the United States, healthcare products are subject to regulation by the Food and Drug Administration (“FDA”). FDA classifies both medical examination gloves and thermal packs as a Class I medical device product, and as such, we are required to comply with the Quality System regulation (21 CFR part 820) and general controls under the Federal Food, Drug, and Cosmetic Act (21 U.S.C. 360c(a)(1)(A)) with respect to our latex gloves.

FDA reviews medical examination gloves to ensure that performance criteria such as leak resistance, tear resistance and biocompatibility are met. FDA has also implemented extensive labelling requirements for medical examination gloves, including specific requirements for gloves that contain natural rubber latex, as our gloves do. Noncompliance with these FDA standards and regulations can result in administrative enforcement, such as warning letters and administrative detention, or in civil penalties, product bans and recalls. If our gloves fail to meet the FDA requirements and we become subject to FDA penalties, warnings, or recalls, such penalties, warnings, or recalls could have a material adverse effect on our business reputation and financial condition.

If we begin producing new products in addition to latex gloves and thermal packs, consistent with our future plans, such blades and syringes, and/or medical textiles, we may become subject to additional regulation by FDA or other agencies. Failure to comply with such additional regulation could pose similar risks and have a material adverse effect on our business.

FDA Ban on Powdered Latex Medical Gloves

On January 19, 2017, the FDA issued a final rule banning “powdered” latex medical gloves. The rule was issued in response to evidence that such gloves posed risks to patients, including airway and wound inflammation, post-surgical adhesions and allergic reactions. However, this rule does not apply to powder used during the manufacturing process for non-powdered gloves, so long as only trace amounts (no more than 2mg of powder per glove) make it into the finished product. Additionally, this rule applies only to medical gloves. The rule does not impact powdered latex gloves used in other areas, such as latex gloves for industrial, janitorial or foodservice uses.

We currently produce lightly powdered industrial latex gloves, and are in the process of obtaining equipment called chlorinators that will be added in-line to our dip lines and allow us to produce marketable non-powdered medical gloves. Our ability to produce latex medical exam gloves and surgical gloves, which we plan to put into production within approximately six months of the consummation of this offering, is dependent upon our ability to successfully obtain and install such equipment. If we are unable to do so, we will not be able to produce and sell latex gloves for medical purposes, which will negatively impact our ability to implement our business plan. We plan to continue producing lightly powdered industrial latex gloves notwithstanding out ability to produce latex medical exam gloves and surgical gloves.

Risks Related to Our Dependence on Third Parties

As with others in the rubber industry, we rely on third parties to supply our raw materials. We purchase such raw materials from brokers operating out of the Port of Savannah, Georgia. Our suppliers include three suppliers based in South America and a global supplier headquartered in the United Kingdom. While the rubber market is historically stable, and to date we have experienced no material adverse events due to supply chain disruption, our operations could be adversely affected in the future by global raw material shortages, the volatility of raw material prices and other instances of supply chain disruption.

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Risks Related to our Intellectual Property

We may become subject to claims alleging infringement of third parties’ patents and other intellectual property rights, which may result in costly litigation and could result in us having to pay substantial damages or limit our ability to commercialize our products.

Our current, and any future, products may infringe upon or may be alleged to infringe upon existing patents or patents that may be granted to third parties in the future. Additionally, pending patent applications which have been published can, subject to certain limitations, be later amended in a manner that could cover our technologies or our products. As a result, we may become party to, or threatened with, future adversarial proceedings or litigation regarding patents with respect to our products and technology.

If we are sued for patent infringement, we would need to demonstrate that our products or methods either do not infringe upon the patent claims of the relevant patent or that the patent claims are invalid, and we may not be able to do this. If we are found to infringe upon a third party’s patent, we could be required to obtain a license from such third party to continue commercializing and marketing our products and technology or we may elect to enter into such a license in order to settle litigation or in order to resolve disputes prior to litigation. However, we may not be able to obtain any required license on commercially reasonable terms or at all. Even if we are able to obtain a license, it could be non-exclusive, thereby giving our competitors access to the same technologies licensed to us and could require us to make substantial royalty payments. We could also be forced, including by court order, to cease commercializing the infringing technology or products. A finding of infringement could prevent us from commercializing our products or force us to cease some of our business operations, which could materially harm our business. Claims that we have misappropriated the confidential information or trade secrets of third parties could have a similarly negative impact on our business. Any such claims are likely to be expensive to defend, and some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. Moreover, even if we are successful in defending any infringement proceedings, we may incur substantial costs and divert management’s time and attention in doing so, which could materially adversely affect our business, results of operations or financial condition.

Risks Related to Our Business Operations

We face certain risks specifically related to our Business.

As a relative start-up, we have limited experience in how our equipment will operate, including with respect to amounts of product produced and the timing and extent of the need for repairs or refurbishment.

All of operations are currently in a limited number of production lines so that any operational problems arising from one or more lines will have a material effect on our business.

We currently do not have any contracts guaranteeing any specific amount of purchases, so our revenues and pricing will depend upon the demand for our products which we may not be able to accurately predict.

Our operations are currently contained in one physical location which places us at risk for natural disasters, such as tornadoes or hurricanes.

As with others in the rubber industry, we rely on third parties to supply our raw materials. We purchase such raw materials from brokers operating out of the Port of Savannah, Georgia. Our suppliers include three suppliers based in South America and a global supplier headquartered in the United Kingdom. Our operations could be adversely affected by global raw material shortages, the volatility of raw material prices and supply chain disruption, although to date we have not suffered any material adverse events due to these factors.

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If we lose key personnel or are unable to attract and retain qualified personnel, our business could be harmed and our ability to compete could be impaired.

Our success will depend to a significant degree upon the contributions of our management team which we will need to build. If we lose the services of one or more of our key members, we may be unable to achieve our business objectives. Additionally, we may be unable to attract and retain personnel with the advanced technical qualifications or managerial experience necessary for the development of our business and planned expansion into areas and activities requiring additional expertise, due to intense competition for qualified personnel among technology-based businesses.

We face risks related to expanding operations and managing our growth.

We expect to experience rapid growth including from adding additional product lines which will place a significant strain on our financial and managerial resources. In order to achieve and manage growth effectively, we must establish, improve, and expand our operational and financial management capabilities. Moreover, we will need to increase staffing and effectively train, motivate, and manage our employees. Failure to manage growth effectively could harm our business, financial condition, or results of operations.

If we are unable to effectively manage our growth, our ability to implement our business strategy and our operating results will likely be materially adversely affected.

Implementation of our business plan will likely place a significant strain on our management who must develop administrative, operating, and financial infrastructures. To manage our business and planned growth effectively, we must successfully develop, implement, maintain, and enhance our financial and accounting systems and controls, identify, hire, and integrate new personnel and manage expanded operations. Our failure to do so could either limit our growth or cause our business to fail.

We may not be able to adjust our operating expenses in order to offset any unexpected revenue shortfalls.

Our operating expenses will be based on our expectations of our future revenues. We intend to expend significant amounts in the short term, particularly to build brand awareness and build additional product lines. We may be unable to adjust spending quickly enough to offset any unexpected revenue shortfall. If we fail to substantially increase our revenues, then our financial condition and results of operations would be materially adversely affected.

High transportation costs combined with shortages of trucks and qualified drivers could affect our operating costs.

Supply chain issues, in particular challenges with freight trucks, either cross border or between state lines resulting from a rise of fuel prices as well as shortages of qualified drivers, may adversely affect our ability to obtain raw manufacturing materials as well as our ability to ship our products to their final destination. This in turn may limit our ability to provide products to distributors and ultimately our customers causing a decrease in our revenue. We are currently working to mitigate transportation issues by monitoring cost effective transportation alternative venues to mitigate the effects and challenges in connection with freight trucks and labor scarcity.

If we do not develop and enhance our brand, we will not be able to establish our customer base or build our revenues.

The development of our brand is critical to our ability to establish our user base and build our revenues. In order to attract users and advertisers, we intend to expend funds for creating and maintaining brand loyalty. We plan to use a combination of social media, print and Web-based advertising to promote our brand. If we fail to advertise and market our brand effectively, we will lose users and our revenues will decline. Our success in promoting and enhancing our brand will also depend on our success in providing high quality products that are attractive to our customers.

We are subject to competition.

Our industry is characterized by intense competition. Many of our competitors and potential competitors, in comparison to us, have longer operating histories, greater name recognition in some markets, larger customer bases, and/or significantly greater financial, technical, and marketing resources.

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Our industry involves very low barrier to entry with respect to intellectual property.

Our business does not depend on patents or trade secrets, and therefore other companies with the necessary capital and technical capability could enter the marketplace without needing to overcome any barriers regarding intellectual property. Therefore, it is possible new competitors could emerge, and such a competitor could replicate our products or production process, and we would not be able to protect ourselves based on intellectual property claims.

Alternatives to natural rubber latex gloves may threaten the market for our products.

Due to the stigma of latex allergy among health professionals and in the general population, gloves made of non-latex materials such as polyvinyl chloride, nitrile rubber, or neoprene have become widely used. However, we have obtained Section 510(k) approval from the FDA to produce “low protein,” or non-allergenic, gloves. While this capability mitigates any competitive disadvantage we may have with regard to non-latex competitor products, the stigma associated with latex allergy may nonetheless harm our business.

Our business may be adversely affected by the ongoing coronavirus pandemic.

The outbreak of the novel coronavirus (COVID-19) in 2020 created considerable instability and disruption in the U.S. and world economies. While COVID-19 is no longer considered a public health emergency, the extent to which future developments concerning COVID-19, or other public health emergency, may impact our business and operating results will depend on future developments that are highly uncertain and cannot be accurately predicted, including new information that may emerge concerning the coronavirus and the actions to contain the coronavirus or treat its impact, among others.

As a result of future developments concerning COVID-19, or other public health emergency, our business operations could be delayed or interrupted. For instance, if any third-party in the supply chain for materials used in the production of our products are adversely impacted by restrictions resulting from the coronavirus outbreak, our supply chain may be disrupted, limiting our ability to manufacture our products.

While the economic impact brought by the pandemic to date and moving forward may be difficult to assess or predict, it has already caused, and may result in further, significant disruption of global financial markets, which may reduce our ability to access capital either at all or on favorable terms. In addition, a recession, depression or other sustained adverse market event resulting from the spread of the coronavirus could materially and adversely affect our business and the value of our common stock.

The ultimate impact of COVID-19, or other health epidemic, is highly uncertain and subject to change. We do not yet know the full extent of new variants, potential delays or impacts on our business, our customers, our competitors, healthcare systems or the global economy as a whole. To date, we have not experienced any materially adverse events caused by lockdowns, travel limitations, or cost fluctuations. However, these effects could have a material impact on our operations in the future, and we will continue to monitor the situation closely.

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Current uncertainty in global economic conditions, including, the Russia-Ukraine conflict and inflation, could adversely affect our revenue and business.

Global inflation increased during 2022. The Russia-Ukraine conflict and other geopolitical tensions, as well as the related international response, have exacerbated inflationary pressures, including causing increases in the price for goods and services and increased global supply chain disruptions, which have resulted in, and may continue to result in, shortages in materials and services and related uncertainties. Such shortages have resulted in, and may continue to result in, cost increases for labor, fuel, materials and services, and could continue to cause costs to increase, and also result in the scarcity of certain materials. We cannot predict any future trends in the rate of inflation or other negative economic factors or associated increases in our operating costs and how that may impact our business. To the extent we are unable to recover higher operating costs resulting from inflation or otherwise mitigate the impact of such costs on our business, our revenues and gross profit could decrease, and our financial condition and results of operations could be adversely affected. Interest rate increases may raise our cost of goods sold and negatively impact our ability to obtain debt financing, which in turn may negatively impact our ability to acquire new machinery and equipment. To date, increased borrowing costs have not impacted our ability to make timely payments on existing debt obligations, but interest rate increases may ultimately have such impact. While we have not previously experienced any material adverse events due to supply chain disruptions, supply chain disruptions could nonetheless represent a challenge for us and may have a material adverse effect on our operations in the future. In order to mitigate the possible effects of supply chain disruptions, we are continuously monitoring global economic conditions and has taken actions to prevent or minimize the impact resulting from these supply chain disruptions, such as the use of multiple vendors that supply the identical parts, making minor engineering modifications to our products for ease and speed of changing components and increasing our inventory to shorten delivery times to our customers. Our efforts will have no impact on our product quality, reliability or regulatory approvals.

Significant disruptions of information technology systems, computer system failures or breaches of information security could adversely affect our business.

We may rely to an extent upon sophisticated information technology systems to operate our business. The size and complexity of our information technology and information security systems, and those of our third-party vendors with whom we may contract, make such systems potentially vulnerable to service interruptions or to security breaches from inadvertent or intentional actions by our employees or vendors, or from malicious attacks by third parties. Such attacks are of ever-increasing levels of sophistication and are made by groups and individuals with a wide range of motives (including, but not limited to, industrial espionage and market manipulation) and expertise. While we intend to invest in the protection of data and information technology, there can be no assurance that our efforts will prevent service interruptions or security breaches.

Our internal computer systems, and those other business vendors on which we may rely, are vulnerable to damage from computer viruses, unauthorized access, natural disasters, fire, terrorism, war and telecommunication and electrical failures. We exercise little or no control over these third parties, which increases our vulnerability to problems with their systems. If such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our development programs. Any interruption or breach in our systems could adversely affect our business operations or result in the loss of critical or sensitive confidential information or intellectual property, and could result in financial, legal, business and reputational harm to us or allow third parties to gain material, inside information that they use to trade in our securities. To the extent that any disruption or security breach results in a loss of or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability, our ability to manufacture products could be impaired and our business could be otherwise adversely affected.

Risks Related to Owning our Common Stock and This Offering

We do not plan to pay dividends in the foreseeable future, and, as a result, stockholders will need to sell shares to realize a return on their investment.

We have not declared or paid any cash dividends on our capital stock since inception. We intend to retain any future earnings to finance the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Consequently, you will need to sell your shares of common stock in order to realize a return on your investment and you may not be able to sell your shares at or above the price you paid for them.

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If you invest in our stock, your investment may be disadvantaged by future funding, if we are able to obtain it.

To the extent we obtain funding by issuance of common stock or securities convertible into common stock, you may suffer significant dilution in percentage of ownership and, if such issuances are below the then value of stockholder equity, in stockholder equity per share. In addition, any debt financing we may secure could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital with which to pursue our business plan, and to pay dividends. You have no assurance we will be able to obtain any additional financing on terms favorable to us, if at all.

If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for shares of our Common Stock.

Effective internal controls are necessary for us to provide reliable financial reports and to effectively prevent fraud. We maintain a system of internal control over financial reporting, which is defined as a process designed by, or under the supervision of, our principal executive officer and principal financial officer, or persons performing similar functions, and effected by our Board of Directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

As a public company, we will have significant additional requirements for enhanced financial reporting and internal controls. We will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of our internal controls over financial reporting. The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company.

We cannot assure you that we will, in the future, identify areas requiring improvement in our internal control over financial reporting. We cannot assure you that the measures we will take to remediate any areas in need of improvement will be successful or that we will implement and maintain adequate controls over our financial processes and reporting in the future as we continue our growth. If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for shares of our common stock.

Financial reporting obligations of being a public company in the U.S. are expensive and time-consuming, and our management will be required to devote substantial time to compliance matters.

As a publicly traded company we will incur significant additional legal, accounting and other expenses. The obligations of being a public company in the U.S. will require significant expenditures and will place significant demands on our management and other personnel, including costs resulting from public company reporting obligations under the Exchange Act and the rules and regulations regarding corporate governance practices, including those under the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the listing requirements of the stock exchange on which our securities are listed. These rules require the establishment and maintenance of effective disclosure and financial controls and procedures, internal control over financial reporting and changes in corporate governance practices, among many other complex rules that are often difficult to implement, monitor and maintain compliance with. Moreover, despite recent reforms made possible by the JOBS Act, the reporting requirements, rules, and regulations will make some activities more time-consuming and costly, particularly after we are no longer an “emerging growth company.” In addition, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance. Our management and other personnel will need to devote a substantial amount of time to ensure that we comply with all of these requirements and to keep pace with new regulations, otherwise we may fall out of compliance and risk becoming subject to litigation or being delisted, among other potential problems.

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The market price of our common stock may be volatile.

The market price of our common stock may be highly volatile. Some of the factors that may materially affect the market price of our common stock are beyond our control, such as changes in financial estimates by industry and securities analysts, conditions or trends in the industry in which we operate or sales of our common stock. These factors may materially adversely affect the market price of our common stock, regardless of our performance. In addition, public stock markets have experienced extreme price and trading volume volatility. This volatility has significantly affected the market prices of securities of many companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our common stock.

The market prices and trading volume of our shares of Common Stock may experience rapid and substantial price volatility which could cause purchasers of our Common Stock to incur substantial losses.

Recently, the market prices and trading volume of shares of common stock of other small publicly traded with a limited number of shares available to purchasers, have experienced rapid and substantial price volatility unrelated to the financial performance of those companies. Similarly, subsequent to this offering, shares of our Common Stock may experience similar rapid and substantial price volatility unrelated to our financial performance, which could cause purchasers of our Common Stock to incur substantial losses, which may be unpredictable and not bear any relationship to our business and financial performance. Extreme fluctuations in the market price of our Common Stock may occur in response to strong and atypical retail investor interest, including on social media and online forums, the direct access by retail investors to broadly available trading platforms, the amount and status of short interest in our securities, access to margin debt, trading in options and other derivatives on our Common Stock and any related hedging and other trading factors;

If there is extreme market volatility and trading patterns in our Common Stock, it may create several risks for investors, including the following:

● the market price of our Common Stock may experience rapid and substantial increases or decreases unrelated to our operating performance or prospects, or macro or industry fundamentals;

● if our future market capitalization reflects trading dynamics unrelated to our financial performance or prospects, purchasers of our Common Stock could incur substantial losses as prices decline once the level of market volatility has abated;

● if the future market price of our Common Stock declines, purchasers may be unable to resell your shares at or above the price at which you acquired them. We cannot assure you that the market of our Common Stock will not fluctuate or decline significantly in the future, in which case you could incur substantial losses.

Further, we may incur rapid and substantial increases or decreases in our stock price in the foreseeable future that may not coincide in timing with the disclosure of news or developments by or affecting us. Accordingly, the market price of our shares of common stock may fluctuate dramatically, and may decline rapidly, regardless of any developments in our business. Overall, there are various factors, many of which are beyond our control, that could negatively affect the market price of our Common Stock or result in fluctuations in the price or trading volume of our Common Stock, including:

● actual or anticipated variations in our annual or quarterly results of operations, including our earnings estimates and whether we meet market expectations with regard to our earnings;

● our current inability to pay dividends or other distributions;

● changes in market valuations of similar companies;

● market reaction to any additional equity, debt or other securities that we may issue in the future, and which may or may not dilute the holdings of our existing stockholders;

● additions or departures of key personnel;

● actions by institutional or significant stockholders;

● short interest in our stock and the market response to such short interest;

● the dramatic increase in the number of individual holders of our stock and their participation in social media platforms targeted at speculative investing;

● speculation in the press or investment community about our company or industry;

● strategic actions by us or our competitors, such as acquisitions or other investments;

● legislative, administrative, regulatory or other actions affecting our business, our industry, including positions taken by the Internal Revenue Service (“IRS”);

● investigations, proceedings, or litigation that involve or affect us;

● the occurrence of any of the other risk factors included in this Registration Statement on Form S-1; and

● general market and economic conditions.

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We may issue more shares in a future financing or pursuant to existing agreements which will result in substantial dilution.

Our Certificate of Incorporation, as amended, authorizes the issuance of a maximum of 100,000,000 shares of common stock and 25,000,000 shares of blank check preferred stock. Any future merger or acquisition effected by us would result in the issuance of additional securities without stockholder approval and the substantial dilution in the percentage of our common stock held by our then existing stockholders. Moreover, the common stock issued in any such merger or acquisition transaction may be valued on an arbitrary or non-arm’s-length basis by our management, resulting in an additional reduction in the percentage of Common Stock held by our then existing stockholders. Additionally, we expect to seek additional financing in order to provide working capital to the operating business. Our Board of Directors has the power to issue any or all of such authorized but unissued shares without stockholder approval. To the extent that additional shares of common stock are issued in connection with and following a business combination or otherwise, dilution to the interests of our stockholders will occur and the rights of the holders of common stock might be materially and adversely affected.

An active trading market for our common stock may not develop, and you may not be able to sell your common stock at or above the public offering price.

Prior to the consummation of this offering, there has been no public market for our common stock. An active trading market for shares of our common stock may never develop or be sustained following this offering. If an active trading market does not develop, you may have difficulty selling your shares of common stock at an attractive price, or at all. The price for our Shares in this offering will be determined by negotiations between us and the underwriters, and it may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to sell your common stock at or above the public offering price or at any other price or at the time that you would like to sell. An inactive market may also impair our ability to raise capital by selling our common stock, and it may impair our ability to attract and motivate our employees through equity incentive awards and our ability to acquire other companies, products or technologies by using our common stock as consideration.

The price of our common stock may fluctuate substantially.

You should consider an investment in our common stock to be risky, and you should invest in our Shares only if you can withstand a significant loss and wide fluctuations in the market value of your investment. We expect that revenue from sales, if any, will fluctuate significantly and our future annual expenses as a percentage of our revenue may be significantly different from those we have recorded in the past. Our financial results may fluctuate from period to period due to a number of factors, including foreign currency exchange rates.

Other factors that may cause the market price of our common stock to fluctuate, in addition to the other risks mentioned in this “Risk Factors” section and elsewhere in this prospectus, are:

●	sale of our common stock by our stockholders, executives, and directors and our stockholders whose shares are being registered in this offering;

●	volatility and limitations in trading volumes of our shares of common stock;

●	our ability to obtain additional financing to fund operations and other business activities;

●	the timing and success of introductions of new products by us or our competitors or any other change in the competitive dynamics of our industry, including consolidation among competitors, customers or strategic partners;

●	network outages or security breaches;

●	our ability to attract customers;

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●	our ability to obtain the raw materials required to manufacture our products;

●	any penalties or administrative actions resulting from our failure to comply with FDA regulation;

●	unanticipated safety concerns related to the use of our products;

●	failures to meet external expectations or management guidance;

●	changes in our capital structure or dividend policy, future issuances of securities, or sales of large blocks of common stock by our stockholders;

●	our cash position;

●	announcements and events surrounding financing efforts, including debt and equity securities;

●	our inability to enter into new markets or develop new products;

●	reputational issues;

●	competition from existing technologies and products or new technologies and products that may emerge;

●	announcements of acquisitions, partnerships, collaborations, joint ventures, new products, capital commitments, or other events by us or our competitors;

●	changes in general economic, political and market conditions in or any of the regions in which we conduct our business;

●	changes in industry conditions or perceptions;

●	changes in valuations of similar companies or groups of companies;

●	analyst research reports, recommendation and changes in recommendations, price targets, and withdrawals of coverage;

●	departures and additions of key personnel;

●	disputes and litigations related to intellectual properties, proprietary rights, and contractual obligations;

●	changes in applicable laws, rules, regulations, or accounting practices and other dynamics; and

●	other events or factors, many of which may be out of our control.

In addition, if the market for stocks in our industry or industries related to our industry, or the stock market in general, experiences a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, financial condition and results of operations. If any of the foregoing occurs, it could cause our stock price to fall and may expose us to lawsuits that, even if unsuccessful, could be costly to defend and a distraction to management.

A sale or perceived sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

Our directors, officers, and certain stockholders have agreed not to sell shares of our common stock for a period of 180 days following this offering, subject to extension under specified circumstances. See “Underwriting.” Common stock subject to these lock-up agreements will become eligible for sale in the public market upon expiration of these lock-up agreements, subject to limitations imposed by Rule 144 under the Securities Act of 1933, as amended. If our stockholders sell substantial amounts of our common stock in the public market, the market price of our common stock could fall. Moreover, the perceived risk of this potential dilution could cause stockholders to attempt to sell their shares and investors to short our common stock. These sales also may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

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Market and economic conditions may negatively impact our business, financial condition and share price.

Concerns over medical epidemics, energy costs, geopolitical issues such as the present conflict in Ukraine, the U.S. mortgage market, unstable global credit markets and financial conditions, and volatile oil prices have led to periods of significant economic instability, diminished liquidity and credit availability, declines in consumer confidence and discretionary spending, diminished expectations for the global economy and expectations of slower global economic growth, increased unemployment rates, and increased credit defaults in recent years. Our general business strategy may be adversely affected by any such economic downturns (including the current downturn related to the current COVID-19 pandemic), volatile business environments and continued unstable or unpredictable economic and market conditions. If these conditions continue to deteriorate or do not improve, it may make any necessary debt or equity financing more difficult to complete, more costly, and more dilutive. Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our growth strategy, financial performance, and share price and could require us to delay or abandon development or commercialization plans.

If securities or industry analysts do not publish research or reports, or publish unfavorable research or reports about our business, our stock price and trading volume may decline.

The trading market for our common stock will rely in part on the research and reports that industry or financial analysts publish about us, our business, our markets and our competitors. We do not control these analysts. If securities analysts do not cover our common stock after the closing of this offering, the lack of research coverage may adversely affect the market price of our common stock. Furthermore, if one or more of the analysts who do cover us downgrade our stock or if those analysts issue other unfavorable commentary about us or our business, our stock price would likely decline. If one or more of these analysts cease coverage of us or fails to regularly publish reports on us, we could lose visibility in the market and interest in our stock could decrease, which in turn could cause our stock price or trading volume to decline and may also impair our ability to attract new customers.

Because certain of our stockholders control a significant number of shares of our common stock, they may have effective control over actions requiring stockholder approval.

Following this offering, Gnosiis International, LLC will directly or indirectly beneficially own approximately [●]% of our outstanding shares of common stock. As a result, Gnosiis International, LLC would have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of directors and any merger, consolidation or sale of all or substantially all of our assets. Accordingly, this concentration of ownership might harm the market price of our common stock by:

●	delaying, deferring or preventing a change in corporate control;

●	impeding a merger, consolidation, takeover or other business combination involving us; or

●	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

You will incur immediate dilution as a result of this offering.

If you purchase common stock in this offering, you will pay more for your shares than the net tangible book value of your shares. As a result, you will incur immediate dilution of $[●] per share, representing the difference between the assumed public offering price of $[●] per share and our estimated as adjusted net tangible book value as of September 30, 2023 of $[●] per share. Accordingly, should we be liquidated at our book value, you would not receive the full amount of your investment.

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Our Certificate of Incorporation and our Bylaws, and Delaware law may have anti-takeover effects that could discourage, delay or prevent a change in control, which may cause our stock price to decline.

Our Certificate of Incorporation and our Bylaws, and Delaware law could make it more difficult for a third party to acquire us, even if closing such a transaction would be beneficial to our stockholders.

Provisions of our Certificate of Incorporation and our Bylaws and Delaware law also could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. Such provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. In particular, the certificate of incorporation and bylaws and Delaware law, as applicable, among other things:

●	provide the board of directors with the ability to alter the bylaws without stockholder approval;

●	place limitations on the removal of directors;

●	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings; and

●	provide that vacancies on the board of directors may be filled by a majority of directors in office, although less than a quorum.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. You should not place undue reliance on these forward-looking statements. All statements other than statements of historical facts contained in this prospectus are forward-looking statements. The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. In some cases, you can identify these forward-looking statements by terms such as “anticipate,” “believe,” “continue,” “could,” “depends,” “estimate,” “expects,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms or other similar expressions, although not all forward-looking statements contain those words. We have based these forward-looking statements on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, strategy, short- and long-term business operations and objectives, and financial needs. These forward-looking statements include, but are not limited to, statements concerning the following:

●	our projected financial position and estimated cash burn rate;

●	our estimates regarding expenses, future revenues and capital requirements;

●	our ability to continue as a going concern;

●	our need to raise substantial additional capital to fund our operations;

●	our ability to obtain the necessary regulatory approvals to market and commercialize our products and planned future products;

●	the ultimate impact of the current coronavirus pandemic, or any other health epidemic, on our business, our customers, our competitors, healthcare systems or the global economy as a whole;

●	the results of market research conducted by us or others;

●	our ability to obtain and maintain intellectual property protection for our products and any planned future products;

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●	the possibility that a third party may claim we or our third-party licensors have infringed, misappropriated or otherwise violated their intellectual property rights and that we may incur substantial costs and be required to devote substantial time defending against claims against us;

●	our reliance on third-party suppliers;

●	our ability to expand our organization to accommodate potential growth and our ability to retain and attract key personnel;

●	the potential for us to incur substantial costs resulting from product liability lawsuits against us and the potential for these product liability lawsuits to cause us to limit our commercialization of our products;

●	our ability to operate our facility effectively and manufacture products; and

●	the successful development of our commercialization capabilities, including sales and marketing capabilities.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

INDUSTRY AND MARKET DATA

This prospectus contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. We obtained the industry and market data in this prospectus from our own research as well as from industry and general publications, surveys and studies conducted by third parties. This data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty, including those discussed in “Risk Factors.” We caution you not to give undue weight to such projections, assumptions and estimates. Further, industry and general publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that these publications, studies and surveys are reliable, we have not independently verified the data contained in them. In addition, while we believe that the results and estimates from our internal research are reliable, such results and estimates have not been verified by any independent source.

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TRADEMARKS AND TRADE NAMES

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This prospectus may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and does not imply a relationship with, or endorsement or sponsorship by us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks and trade names.

USE OF PROCEEDS

We estimate that the net proceeds from our issuance and sale of common stock in this offering will be approximately $[●] million, based on an assumed public offering price of $[●] per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their over-allotment option to purchase additional shares in full, we estimate that the net proceeds from this offering will be approximately $[●].

We intend to use the net proceeds as follows: We intend to use approximately $[●] million for upgrading equipment at our Eufaula facility, approximately $[●] million for working capital, and approximately $[●] million to repay certain of our outstanding debt obligations, which amount includes accrued and unpaid interest through the date of repayment.

The approximately $[●] million for updating equipment would be used to fund the following:

●	Upgrading Line 4 for production of gloves
●	Upgrading Line 2 for production of gloves
●	Purchase of additional chlorinators for glove production

From the approximately $[●] million allocated to working capital, it is possible that a certain amount may be used to repay certain of our debt obligations, the amount of which will depend upon whether and the extent to which the holders of such debt elect to convert such debt into equity of the Company.

A $1.00 increase or decrease in the assumed public offering price of $[●] per share would increase or decrease the net proceeds from this offering by approximately $[●], assuming that the number of shares offered by us, as set forth on the cover page of this prospectus remains the same and after deducting the estimated underwriting discounts and commissions and non-accountable expense allowance payable to the underwriters.

This expected use of the net proceeds from this offering and our existing cash represents our intentions based upon our current plans, financial condition and business conditions. The proceeds of the Offering will be insufficient to fully implement our business plan. We will need to seek additional funds through public or private equity or debt financings or other sources. If we do not successfully raise such monies, we will be unable to implement our business plan. Our management will retain broad discretion over the allocation of the net proceeds from this offering and our existing cash.

In the ordinary course of our business, we expect to from time to time evaluate the acquisition of, investment in or in-license of complementary products, technologies or businesses, and we could use a portion of the net proceeds from this offering for such activities. We currently do not have any agreements, arrangements or commitments with respect to any potential acquisition, investment or license.

Pending our use of the net proceeds from this offering, we intend to also invest a portion of such net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and government securities.

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DIVIDEND POLICY

We have never paid or declared any cash dividends on our common stock, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon a number of factors, including our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2023, as follows:

●	on an actual basis;

●	on a pro forma basis to give effect to the Debt Conversion, based on the assumed initial public offering price of $[●] per share, which is the midpoint of the price range set forth on the cover page of this prospectus; and

●	on a pro forma as adjusted basis to give further effect to our issuance and sale of shares of our common stock in this offering at an assumed initial public offering price of $[●] per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us of $[●] million and therefore providing net proceeds of approximately $[●] million.

The pro forma as adjusted information below is illustrative only, and our capitalization following the closing of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this information in conjunction with our financial statements and the related notes included elsewhere in this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other financial information contained in this prospectus.

	As of June 30, 2023
	Actual	Pro forma	Pro Forma as adjusted

Cash and cash equivalents	$3,573
Stockholders’ (deficit) equity
Common stock, $0.0001 par value, 100,000,000 shares authorized, and 51,667,400 shares issued and outstanding, actual	5,166
Additional paid-in capital	45,497,602
Accumulated deficit	(60,374,574)
Total stockholders’ (deficit) equity	(14,868,806)
Total capitalization	$(14,865,233)

(1)	Each $1.00 increase (decrease) in the assumed initial public offering price of $[●] per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of each of cash and cash equivalents, total equity and total capitalization by $[●] million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 0.1 million shares in the number of shares offered by us at the assumed initial public offering price per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of each of cash and cash equivalents, total equity and total capitalization by approximately $[●] million.

The number of shares of common stock on a pro forma and pro forma as adjusted basis set forth in the table above is based on 51,667,400 shares of our common stock outstanding as of June 30, 2023 after giving effect to the Debt Conversion.

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DILUTION

If you invest in our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the assumed initial public offering price of $[●] per share (the mid-point of the range appearing on the front cover of this prospectus) and the pro forma as adjusted net tangible book value per share of our common stock immediately upon the consummation of this offering. Pro forma net tangible book value per share represents the book value of our tangible assets less the book value of our total liabilities divided by the number of shares of common stock then issued and outstanding.

After giving effect to the Debt Conversion, as of June 30, 2023 we had a pro forma historical net tangible book value of $[●], or $[●] per share of common stock, based on [●] shares of common stock deemed outstanding pro forma as of June 30, 2023.

After giving effect to the issuance and sale of [●] shares of our common stock in this offering at an assumed public offering price of $[●] per share, and after deducting estimated underwriting discounts and commissions, the non-accountable expense allowance payable to the underwriters, and estimated offering costs payable by us, our pro forma as adjusted net tangible book value as of June 30, 2023 would have been $[●], or $[●] per share. This represents an immediate increase in pro forma as adjusted net tangible book value per share of $[●] to existing stockholders and immediate dilution of $[●] in pro forma as adjusted net tangible book value per share to new investors purchasing common stock in this offering. Dilution per share to new investors is determined by subtracting pro forma as adjusted net tangible book value per share after this offering from the assumed public offering price per share paid by new investors. The following table illustrates this dilution on a per share basis:

Assumed public offering price per share		$
Pro forma net tangible book value per share as of June 30, 2023	$
Increase in pro forma net tangible book value per share attributable to new investors purchasing common stock in this offering

Pro forma as adjusted net tangible book value per share after this offering

Dilution per share to new investors purchasing shares in this offering		$

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The dilution information discussed above is illustrative only and will change based on the actual public offering price and other terms of this offering determined at pricing. A $1.00 increase in the assumed public offering price of $[●] per share , which is the midpoint of the price range set forth on the cover page of this prospectus, would increase our pro forma net tangible book value after this offering by approximately $[●] per share and the dilution to new investors purchasing common stock in this offering by approximately $[●] per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discount and commissions and the non-accountable expense allowance payable to the underwriters. A $1.00 decrease in the assumed public offering price of $[●] per Share, which is the midpoint of the price range set forth on the cover page of this prospectus, would decrease our pro forma net tangible book value after this offering by approximately $[●] per share and the dilution to new investors purchasing common stock in this offering by approximately $[●] per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discount and commissions and the non-accountable expense allowance payable to the underwriters.

An Increase of 500,000 shares in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase our pro forma net tangible book value after this offering by approximately $[●] per share and decrease the dilution to new investors purchasing common stock in this offering by approximately $[●] per share, assuming no change in the assumed public offering price per share and after deducting estimated underwriting discounts and commissions and the non-accountable expense allowance payable to the underwriters. A decrease of 500,000 shares in the number of shares offered by us, as set forth on the cover page of this prospectus, would decrease our pro forma net tangible book value after this offering by approximately $[●] per share and increase the dilution to new investors purchasing common stock in this offering by approximately $[●] per share, assuming no change in the assumed public offering price per share and after deducting estimated underwriting discounts and commissions and the non-accountable expense allowance payable to the underwriters.

If the underwriters exercise their option to purchase additional shares in full, the as adjusted net tangible book value per share after giving effect to the offering would be $[●] per share. This represents an increase in as adjusted net tangible book value of $[●] per share to existing stockholders and dilution in as adjusted net tangible book value of $[●] per share to new investors.

To the extent that stock options are exercised, or we issue additional shares of common stock in the future, there will be further dilution to investors participating in this offering. In addition, if we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This management’s discussion and analysis (“MD&A”) of the financial condition and results of operations of Medical Industries of the Americas, Inc. and its subsidiaries is supplemental to, and should be read in conjunction with, our audited financial statements for the years ended December 31, 2022 and 2021 contained elsewhere in this prospectus. The discussion in this section contains forward-looking statements that reflect our plans, estimates, and beliefs that involve risks and uncertainties. Actual future results could differ materially from those discussed below for many reasons, including those set forth under the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” sections in this prospectus.

Our financial statements are prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”).

Company Overview

Medical Industries of the Americas, Inc. is a U.S.-based medical supplies company that is in the process of outfitting a production facility for manufacturing dipped latex products, thermal packs, surgical marking products and disposable scalpels. We own a variety of machinery and equipment capable of producing dipped latex products and thermal packs. With this equipment, we are currently producing industrial grade powdered latex gloves and disposable cold packs. Eventually we plan to produce additional latex products, such as latex exam and surgical gloves and condoms, additional varieties of thermal packs, and eventually surgical marking products and disposable scalpels.

Our manufacturing facility is located in Eufaula, Alabama. The Eufaula facility has direct rail access to the ports of Savannah, Georgia and Mobile, Alabama.

Key Factors Affecting Our Performance

Upgrading our Eufaula Facility and Equipment

Our ability to generate revenues is dependent on our ability to upgrade the equipment at our Eufaula facility and bring additional equipment online to increase production dipped latex products and thermal packs and to begin producing additional products. We plan to use the proceeds of this offering in part for this purpose.

Third-Party Suppliers

As with others in the rubber industry, we rely on third parties to supply our raw materials. We purchase such raw materials from brokers operating out of the Port of Savannah, Georgia. Our suppliers include three suppliers based in South America and a global supplier headquartered in the United Kingdom. Our operations could be adversely affected by global raw material shortages, the volatility of raw material prices and supply chain disruption, including our ability to timely and cost effectively ship raw materials to our Eufaula facility, although to date we have not experienced any material adverse events due to these factors.

Public Company Costs

Our common stock will be registered with the SEC and listed on Nasdaq, which will require us to hire additional personnel and implement public company procedures and processes. We expect to incur additional annual expenses as a public company for internal controls compliance and public company reporting obligations, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

Critical Accounting Policies and Estimates

We believe the following accounting policies are most critical in understanding and evaluating this management discussion and analysis:

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Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Estimates are used when accounting for items such as allowance for doubtful debts, valuation of derivative liability, valuation of our common stock and stock-based compensation, income taxes and commitments. Actual results could differ from these estimates.

Cash and Cash Equivalents

We consider highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. There were no cash equivalents as of December 31, 2022 and December 31, 2021.

Marketable Securities

Our portfolio of marketable securities is comprised of investments in money market funds that invest in U.S. government securities and equity securities, which were purchased during 2021. Our marketable securities are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of trading securities would be included in the accompanying statement of operations, to which there were $107,521 in losses during the year ended December 31, 2022. The estimated fair values of marketable securities are determined using inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources. Interest income from securities is recorded on the accrual basis and dividends from securities are recorded on the ex-dividend date.

As of December 31, 2022 and December 31, 2021, we had $46,203 and $1,395,311, respectively, in marketable securities.

Fair Value of Financial Instruments

For purpose of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. The carrying amount of the short-term financial instruments approximate fair value due to the relatively short period to maturity for these instruments. The carrying amounts of cash, accounts receivable, accounts payable and accrued expenses and long-term notes payable approximate their fair values because of the short maturity of these instruments or market interest rate of these terms.

We base the fair value of short-term investments on quoted market prices or other relevant information generated by market transactions involving identical or comparable assets. We measure and record derivative financial instruments at fair value.

We had no items measured at fair value on a nonrecurring basis during the year ended December 31, 2022 and December 31, 2021.

Derivative Debt Liability Financial Instruments

We issued series of convertible secured promissory notes with optional conversion right upon the occurrence of a qualified financing event and automatic conversion right upon the occurrence of change in control.

We evaluated the optional conversion right in accordance with the guidance contained in ASC 815, Derivatives and Hedging and concluded that they meet the derivatives criteria. Thus, they require bifurcation from the host debt instrument and accounted for as a freestanding derivative liability, with subsequent changes in fair value recorded in statements of operations at the end of each reporting period.

Warrants to Purchase Common Stock

Warrants to purchase common stock are accounted for in accordance with the applicable accounting guidance as either derivative liability or as equity instruments depending on the specific terms of the agreement.

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Concentration of Credit Risk

Financial instruments, which potentially subject us to concentrations of credit risk, consist of cash and cash equivalents. We place our cash and temporary cash investments with credit quality financial institutions. At times, such amounts may be in excess of the FDIC $250,000 insurance limit. We do not anticipate incurring any losses related to these credit risks.

Property, Plant and Equipment

Property and equipment are stated at cost less depreciation and depreciated using the straight-line method over their estimated useful lives. Expenditures for maintenance and repairs are charged to operations as incurred while additions and improvements that extend the lives of the assets are capitalized. Gains and losses on disposals are included in the statements of operations.

Property, plant and equipment estimated useful lives are as follows:

Asset Category	Useful lives
Building	40 years
Machinery and equipment	7 -10 years
Furniture and equipment	5 – 7 years

We assess the carrying value of property and equipment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. If there is indication of impairment, we prepare an estimate of future cash flows expected to result from the use of the asset and its eventual disposition. If these cash flows are less than the carrying amount of the asset, an impairment loss is recognized to write down the asset to its estimated fair value. No impairment loss was recorded for the periods ended December 31, 2022 and 2021.

Leases

We account for leases in accordance with the provisions of Accounting Standards Codification (“ASC”) No. 842, Leases. This standard requires lessees to recognize on the balance sheet assets and liabilities for leases with lease terms of more than 12 months. The recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee will depend primarily on its classification as a finance or operating lease.

We determine if an arrangement contains a lease at inception. Right of use (“ROU”) assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at the lease commencement date based on the estimated present value of lease payments over the lease term. As of December 31, 2022, there was no ROU or lease liability recorded on the balance sheet.

Revenue Recognition

We account for revenue in accordance with ASC 606, Revenue from Contracts with Customers. The underlying principle of ASC 606 is to recognize revenue to depict the transfer of goods or services to customers at the amount expected to be collected.

We recognize revenues when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that we expect to receive in exchange for those goods or services. We apply the following five steps in order to determine the appropriate amount of revenue to be recognized as we fulfill our obligations under each of our agreements:

●	identify the contract with a customer;
●	identify the performance obligations in the contract;
●	determine the transaction price;
●	allocate the transaction price to performance obligations in the contract; and
●	recognize revenue as the performance obligation is satisfied.

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Our performance obligations to deliver products are satisfied at the point in time when control is transferred, and products are received by the customer. This occurs when the customer has legal title to and physical possession of the product, the customer has accepted the product, the significant risks and rewards of ownership have been transferred to the customer, and we have the present right to payment. The transaction price is determined based on the consideration to which we will be entitled in exchange for transferring products to the customer, which is comprised of fixed consideration. To the extent that the transaction price includes variable consideration, we estimate the amount of variable consideration that should be included in the transaction price utilizing either the expected value method or the most likely amount method, depending on the nature of the variable consideration. Variable consideration is included in the transaction price if, in our judgment, it is probable that a significant future reversal of cumulative revenue recognized will not occur.

We consider ourselves to be the principal in the sale transactions of products produced by third parties and we record revenue and costs of goods sold on a gross basis.

We have elected to adopt the practical expedient in ASC 606-10-25-18(b), for shipping and handling activities performed after a customer obtains control of the product. We elected to account for shipping and handling as activities to fulfill the promise to transfer the product and accrues for the related costs.

The timing of revenue recognition may differ from the timing of invoicing to customers. Accounts receivables are recorded at the invoiced amount, net of an allowance for doubtful accounts. A receivable is recognized in the period we deliver goods or provide services or when our right to consideration is unconditional. Payment terms on invoiced amounts are typically 30 days.

We may receive a payment in excess of revenue recognized to that date. In these circumstances, a contract liability is recorded and classified as Deferred Revenues. Contract liabilities are derecognized when the performance obligations are satisfied, and revenue is recognized.

We have not earned revenues from the manufacture of our products during the periods ended December 31, 2022 and December 31, 2021.

Stock-Based Compensation

We may issue stock options, warrants and restricted stock to employees and non-employees for services rendered. We account for share-based payments under the guidance as set forth in the ASC Topic 718, Share-Based Payment, which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees, officers, directors, and consultants, including employee stock options, based on estimated fair values. We estimate the fair value of stock option and warrant awards to employees and directors on the date of grant using an option-pricing model, and the value of the portion of the award that is ultimately expected to vest is recognized as expense over the required service period in our Statements of Operations. We estimate the fair value of restricted stock awards to employees and directors using the market price of our common stock on the date of grant, and the value of the portion of the award that is ultimately expected to vest is recognized as expense over the required service period in our Statements of Operations.

Income Taxes

We follow the asset and liability method of accounting for income taxes under ASC 740, Income Taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of December 31, 2022 and December 31, 2021.

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Net Loss Per Common Share

We compute net loss per share under ASC 260-10, Earnings Per Share. Net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding during the year. Diluted earnings per share includes the number of additional common shares that would have been outstanding if all dilutive potential common shares had been issued, using the treasury stock method. The dilutive effect of potentially dilutive securities is reflected in diluted net income per share if the exercise prices were lower than the average fair market value of common shares during the reporting period. Potential common shares are excluded from the computation when their effect is antidilutive. Basic and diluted net loss per common share is the same for the periods ended December 31, 2022 and December 31, 2021 because we have only incurred losses, and all potentially dilutive securities are anti-dilutive.

Recently Issued Accounting Standards

Fair Value Measurements

In August 2018, the FASB issued Accounting Standards Update (“ASU”) No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement. This standard modifies certain disclosure requirements on fair value measurements. This standard became effective for us on January 1, 2020. The adoption of this standard did not have a material impact on our disclosures.

Recently Issued Accounting Pronouncements

In August 2020, the FASB issued ASU No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. This ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas.

The new standard will become effective for us beginning January 1, 2024, using either a modified retrospective or a fully retrospective method of transition and early adoption is permitted. Management is currently evaluating the impact of the new standard on our financial statements.

Our management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on our financial statements.

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Results of Operations

The following table summarizes our results of operations for the three and six months June 30, 2023 and June 2022:

Medical Industries of the Americas, Inc.

Statements of Operations

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022

Revenue:
Revenue from products	$1,031	$1,616	$2,312	$3,699
Total revenue	1,031	1,616	2,312	3,699
Cost of Sales			-	-
Gross Profit	1,031	1,616	2,312	3,699

Operating Expenses:
General and administrative	531,771	641,820	1,083,095	1,133,996
Total operating expenses	531,771	641,820	1,083,095	1,133,996

Loss from operations	(530,740)	(640,204)	(1,080,783)	(1,130,297)

Other Income (Expense)
Realized and unrealized gain or (loss)on investments	1,111	(36,628)	1,228	(33,010)
Loss on sale of assets	-	-	(4,051)	-
Change in fair value of derivative liability	55,497	-	55,497	-
Interest expense	(419,095)	(1,101,114)	(820,778)	(2,202,229)
Total Other Income (Expense), net	(362,487)	(1,137,742)	(768,104)	(2,235,239)

Net loss before taxes	$(893,227)	$(1,777,946)	$(1,848,887)	$(3,365,536)

Income tax provision	-	-	-	-
Net loss	$(893,227)	$(1,777,946)	$(1,848,887)	$(3,365,536)

Net loss per share
Basic and diluted	$(0.02)	$(0.03)	$(0.04)	$(0.07)

Weighted average common shares outstanding
Basic and diluted	51,667,400	51,018,355	51,667,400	51,018,355

The accompanying notes are an integral part of these financial statements.

Three months ended June 30, 2023 compared to the six months ended June 30, 2022

Revenues

We sold products that we did not manufacture in the three months ended June 30, 2023, recognized revenue of $1,031 and incurred cost of sales of $0. We sold products that we did not manufacture in the three months ended June 30, 2022, recognized revenue of $1,616 and incurred cost of sales of $0.

General and Administrative

We recognized general and administrative expenses of a $531,771 and $641,820 for the three months ended June 30, 2023 and 2022, respectively, resulting in a decrease of $110,029 or 17%. This decrease was primarily due to decreases in payroll, stock based compensation, marketing and public company expenses.

Other Expenses

Other expenses are comprised of the following:

●	Interest expense of $419,095 and $1,101,114 for the three months ended June 30, 2023 and 2022, respectively, resulting in a decrease of $682,019 or 62%. Included in interest expense for the three months ended June 30, 2022 is the accretion of debt discount related to issuance of shares of common stock at no charge to certain noteholders as an origination fee related to the issuance of new promissory notes. These shares were calculated based on a range from 1 to 4 shares of common stock for every $1 financed in the principal amount of the issued promissory notes. The shares were valued using the common stock fair value at the issuance date which significantly varies year over year.

●	Change in the fair value of convertible debt derivative liabilities resulted in income of $55,497 and $0 for the three months ended June 30, 2023 and 2022, respectively.

Net Loss

We recorded a net loss of $893,227 and $1,777,946 for the three months ended June 30, 2023 and 2022, respectively, a decrease of $884,719 due to the items and explanations detailed above.

Net Loss Per Share

The net loss per share increased by $0.01 from 2022 due to the decrease in the net loss of $884,719, caused by items and explanations detailed above,

Six months ended June 30, 2023 compared to the six months ended June 30, 2022

Revenues

We sold products that we did not manufacture in the six months ended June 30, 2023, recognized revenue of $2,312and incurred cost of sales of $0. We sold products that we did not manufacture in the six months ended June 30, 2022, recognized revenue of $3,699 and incurred cost of sales of $0.

General and Administrative

We recognized general and administrative expenses of $1,083,095 and $1,133,996 the six months ended June 30, 2023 and 2022, respectively, resulting in a decrease of approximately $49,514 or 4.4%. This decrease was primarily due to decreases in payroll, stock based compensation, marketing and public company expenses.

Other Expenses

Other expenses are comprised of the following:

●	Interest expense of 8$20,778 and $2,202,229 for the six months ended June 30, 2023 and 2022, respectively, resulting in a decrease of $1,381,451 or 63%. Included in interest expense for the six months ended June 30, 2022 is the accretion of debt discount related to issuance of shares of common stock at no charge to certain noteholders as an origination fee related to the issuance of new promissory notes. These shares were calculated based on a range from 1 to 4 shares of common stock for every $1 financed in the principal amount of the issued promissory notes. The shares were valued using the common stock fair value at the issuance date which significantly varies year over year.

●	Change in the fair value of convertible debt derivative liabilities resulted in income of approximately $55,497 and $0 for the six months ended June 30, 2023 and 2022, respectively.

Net Loss

We recorded a net loss of $1,848,887 and $3,365,536 for the six months ended June 30, 2023 and 2022, respectively, a decrease of $1,517,649 due to the items and explanations detailed above.

Net Loss Per Share

The net loss per share increased by $0.03 from 2022 due to the decrease in the net loss of approximately $1,517,649, caused by items and explanations detailed above,

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Results of Operations for the Years Ended December 31, 2022 and 2021

The following table summarizes our results of operations for the years ended December 31, 2022 and 2021:

	Year Ended December 31, 2022	Year Ended December 31, 2021	% Change

Revenue	$6,022	$—	100%

Cost of sales	147,922	—	100%
Gross Profit	(141,900)	—	100%
Operating expenses:
Stock based compensation	—	10,507,476	-100%
General and administrative	4,909,210	1,431,886	215%

Total operating expenses	4,909,210	11,939,362	-62%

Loss from operations	(5,051,110)	(11,939,362)	-61%

Other(expenses) income:
Interest expense	(4,404,458)	(9,269,496)	-50%
Loss on extinguishment of debt	—	(4,983,658
Realized and unrealized loss on investments	(107,521)	—
Dividend & Interest	4,180	—
Change in derivative liability	(836,662)	(416,903
Total other expenses	(5,344,461)	(14,670,057)	-62%

Net loss	$(10,395,571)	$(26,609,419)	-62%

Net loss per share, basic and diluted	$(0.20)	$(0.58)	-66%
Weighted average shares outstanding, basic and diluted	51,667,400	45,826,585	11.3%

Revenues

We sold products that we did not manufacture in the year ended December 31, 2022, recognized revenue of approximately $6,000 and incurred cost of sales of approximately $148,000. We did not generate any revenue nor incur any cost of sales for the year ended December 31, 2021.

Stock-Based Compensation

We recorded no share-based compensation expense for the year ended December 31, 2022, and approximately $10.5 million for the year ended December 31, 2021, a decrease of approximately $10.5 million. The expense represents the fair value of 3,484,060 and 3,166,099 restricted shares of common stock issued for consulting and other professional services rendered by independent contractors during the years ended December 31, 2022 and 2021, respectively. Such professional services included financial and business consulting, accounting services, legal services, media consulting and graphic design. These restricted shares of common stock were valued using the common stock fair value at the issuance date which significantly varied year over year. Fair value of consultants’ restricted shares amounted to approximately $10.2 million in 2021.

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General and Administrative

We recognized general and administrative expenses of approximately $4,510,000 and $1,432,000 for the years ended December 31, 2022 and 2021, respectively, resulting in an increase of approximately $3,078,000 or 215%.

During the year ended December 31, 2022, we produced approximately 20,000 safety gloves in our plant to use as samples for marketing purposes. The manufacturing effort engaged the plant and equipment in actual production activities and provided a proof of production. Expenditures incurred in part for the production line were approximately $305,000, consisting of ingredients and raw materials of $186,000, equipment rental of $13,000 and utilities of $106,000.

Other Expenses

Other expenses are comprised of the following:

●	Interest expense of approximately $4.4 million and $9.3 million for the years ended December 31, 2022 and 2021, respectively. Included in interest expense is the accretion of debt discount of approximately $8.6 million for both comparative periods related to issuance of approximately 3,875,094 shares of common stock at no charge to certain noteholders as an origination fee related to the issuance of new promissory notes. These shares were calculated based on a range from 1 to 4 shares of common stock for every $1 financed in the principal amount of the issued promissory notes. The shares were valued using the common stock fair value at the issuance date which significantly varies year over year.

●	Change in the fair value of convertible debt derivative liabilities resulted in an expense of approximately $0.8 million and $0.4 million for the years ended December 31, 2022 and 2021, respectively.

●	We did not recognize a loss on the extinguishment of debt for the year ended December 31, 2022, compared to approximately $5 million loss in the year ended December 31, 2021. The loss in 2021 resulted from the difference between the conversion prices of $0.45 compared to the fair value of the common stock on the conversion date of $3.60 per common stock.

Net Loss

We recorded a net loss of approximately $10.4 and $26.6 million for the years ended December 31, 2022 and 2021, respectively, due to the items and explanations detailed above.

Net Loss Per Share

The net loss per share increased by $0.38 from 2021 to 2022 due to the decrease in the net loss of approximately $16.3 million, caused by items and explanations detailed above, as well as an increase in weighted average shares outstanding by 5,191,770 shares. Such increase was due to the sale of approximately 449,505 shares of common stock for cash and the conversion of outstanding notes payable and their accrued interest into approximately 1,588,391 shares of common stock.

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Liquidity and Capital Resources

Sources of Liquidity

We have not generated revenue from the manufacture and sale of our own products. We have thus far funded our operations through the sale of equity and the incurrence of debt.

As of June 30, 2022, we had cash and cash equivalents of $3,573. We held marketable securities of approximately $11,126 as of June 30, 2023, which can be liquidated into cash within a short time period. For the six months ended June 30, 2023, we provided cash in investing activities of approximately $24,000 in proceeds from the sale of a fixed asset. Net cash was provided by financing activities of approximately $490,000, mainly attributable to proceeds from issuance of notes payable.

As of December 31, 2022, we had cash and cash equivalents of $1,394. We held marketable securities of approximately $46,203 as of December 31, 2022, which can be liquidated into cash within a short time period. In 2022, we generated $1.3 million in investing activities by selling marketable securities. We used cash in investing activities of approximately $0.3 million to acquire machinery for the plant in 2022. Net cash was provided by financing activities of approximately $0.8 million, mainly attributable to proceeds from conversion of notes to equity.

Cash, Cash Equivalents and Cash Flows

The following table summarizes our cash flows for the periods indicated (amounts are rounded to nearest thousands):

	June 30,	December 31,
	2023	2022

Net cash provided by (used in):
Operating activities	$(511,900)	$(2,022,250)
Investing activities	24,439	746,114
Financing activities	489,640	1,272,374
Net increase (decrease) in cash	$2,179	$(3,762)

Operating Activities

Net cash used in operating activities was $511,900 for the six months ended June 30, 2023, which was made up primarily by the net loss of $1,848,887 and partially offset by depreciation and amortization of $117,344 and change in fair value of convertible debt derivative liability of $836,662.

Net cash used in operating activities was $2,022,250 for the year ended December 31, 2022, which was made up primarily by the net loss of $10,395,571 and partially offset by depreciation and amortization of $275,576 and change in fair value of convertible debt derivative liability of $(55,497).

Investing Activities

Cash provided by investing activities was $24,439 in the period ended June 30, 2023 generated from the sale of a fixed asset.

Cash provided by investing activities was $746,114 in the period ended December 31, 2022 generated from the sale of marketable securities of $1,349,108 and offset by the purchase of property, plant and equipment of $602,994.

Financing Activities

Cash provided by financing activities for the six months ended June 30, 2023 was $489,640 generated from the proceeds of $549,640 in promissory notes payable, and paid down $60,000 towards the line of credit – related party.

Cash provided by financing activities for the year ended December 31, 2023 was $1,272,374 generated from the proceeds from conversion of notes to equity of $681,021, proceeds from line of credit – related party, net of $270,857 and proceeds from notes payable of $320,496

The Company has sustained net losses since inception and does not have sufficient revenues and income to fully fund the operations. As a result, the Company has relied on equity and debt financings to fund its activities to date. Our ability to raise funds through equity or debt is subject to many risks and uncertainties and, even if we are successful, future equity issuances would result in dilution to our existing stockholders, and any future debt or debt securities may contain covenants that may limit our operations or ability to enter into certain transactions.

Working Capital (Deficit)

As of June 30, 2023 we had a working capital deficit of $13,937,068 and an accumulated deficit of $60,374,574.

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Operating and Capital Expenditure Requirements

We have not entered into contracts or obligations to purchase capital expenditures. We may deem it necessary to acquire additional capital equipment, upgrade plant and facilities and purchase other equipment in our manufacturing operations.

Quantitative and Qualitative Disclosures About Market Risk

We have not utilized any derivative financial instruments such as futures contracts, options and swaps, forward foreign exchange contracts or interest rate swaps and futures. We believe that adequate controls are in place to monitor any hedging activities. We do not intend to hedge any existing or future borrowings and, consequently, we do not expect to be affected by changes in market interest rates. We do not currently have any sales or own assets and operate facilities in countries outside the United States and, consequently, we are not affected by foreign currency fluctuations or exchange rate changes. Overall, we believe that our exposure to interest rate risk and foreign currency exchange rate changes is not material to our financial condition or results of operations.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Going Concern and Liquidity

We have relied on cash from financing activities to fund substantially all of the cash requirements of our operating activities and have incurred losses and experienced negative cash flows. We had a net loss from operations of $1,848,887 for the period ended June 30, 2023. We had an accumulated deficit of $60,374,574 and negative working capital of $13,937,068 as of June 30, 2023.. We had a net loss from operations of $5,051,110 for the period ended December 31, 2022. We had an accumulated deficit of $58,522,687 and negative working capital of $12,336,751 as of December 31, 2022. In connection with our assessment of going concern considerations in accordance with FASB ASC 205-40, “Basis of Presentation – Going Concern,” management has determined that the negative working capital and accumulated deficit raise substantial doubt about our ability to continue as a going concern within one year after the date that the accompanying financial statements are issued. The financial statements do not include any adjustment that might be necessary if we are unable to continue as a going concern.

Notwithstanding the forgoing, we believe, based on our current operating plan, that our current capital resources, along with the net proceeds from this offering, will be sufficient for us to fund our operating expenses and capital expenditure requirements for at least the next twelve months. However, our expected use of the net proceeds from this offering described above represents our intentions based upon our current plans and business conditions. We cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual expenditures will depend on numerous factors, including the time and cost necessary to conduct our planned commercialization activities, the results of our planned field trials and other factors described in the section titled “Risk Factors” in this prospectus, as well as the amount of cash used in our operations and any unforeseen cash needs.

Emerging Growth Company

We are an “emerging growth company” as defined in the JOBS Act. We would cease to be an emerging growth company upon the earliest to occur of: the last day of the fiscal year in which we have more than $1.235 billion in annual revenue; the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; the issuance, in any three-year period, by us of more than $1.0 billion in non-convertible debt securities; and the last day of the fiscal year ending after the fifth anniversary of our initial public offering. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. We have elected to take advantage of these reduced disclosure obligations and may elect to take advantage of other reduced reporting obligations in the future.

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For so long as we are an emerging growth company, we will not be required to:

●	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

●	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

●	submit certain executive compensation matters to Stockholder advisory votes, such as “say-on-pay,” “say-on-frequency” and pay ratio; and

●	disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. As a result, we may adopt new or revised accounting standard by the date private companies are required to comply.

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BUSINESS

Description of Our Operations, Principal Activities and Key Factors

Medical Industries of the Americas, Inc. is a U.S.-based medical supplies company that is in the process of outfitting a production facility for manufacturing dipped latex products, thermal packs, surgical marking products and disposable scalpels. We own a variety of machinery and equipment capable of producing dipped latex products and thermal packs. With this equipment, we are currently producing industrial grade powdered latex gloves and disposable cold packs. Eventually we plan to produce additional latex products, such as latex exam and surgical gloves and condoms, additional varieties of thermal packs, and eventually surgical marking products and disposable scalpels.

Our equipment includes four latex dip lines and twelve vertical form, fill and seal machines (“VFFSMs”).

The four latex dip lines are capable of producing lightly powdered industrial natural latex gloves, medical grade latex gloves and condoms. One of the latex dip lines is currently tooled and producing industrial lightly powdered gloves. We are currently in the process of retooling the other three existing condom dip lines to manufacture medical grade powder-free latex gloves. We plan to have these dip lines retooled and producing medical grade latex gloves within approximately six months of the consummation of this offering.

The VFFSMs are capable of producing different varieties of thermal packs, such as hot or cold thermal packs, disposable or reusable thermal packs, and different sized thermal packs. Ten of the VFFSMs are arranged in pairs, forming five systems used for making disposable cold packs. One of these five VFFSM systems is currently in service and producing disposable cold packs. The two additional VFFSMs are each configured to manufacture reusable cold packs, or gel packs.

We also own additional manufacturing equipment which is currently on-site, including packaging machinery, product test equipment and instrumentation used for quality control.

Once operational, the annual output of each glove line is estimated to be up to approximately 180 million gloves, and the annual output of each thermal pack system, consisting of two VFFSMs each, is estimated to be up to approximately 10 million thermal packs. These estimates are based on the historical output of the equipment.

Our manufacturing facility is located in Eufaula, Alabama. The Eufaula facility has direct rail access to the ports of Savannah, Georgia and Mobile, Alabama.

The primary raw material used in our production process for disposable latex gloves and other latex products is raw natural rubber latex. We purchase such material from third-party brokers operating out of the Port of Savannah, which is the site of a major rubber and latex terminal. Our suppliers include three suppliers based in South America and a global supplier headquartered in the United Kingdom.

The primary raw materials used in our production process of thermal packs are two-ply laminated polyethylene, magnesium sulphate (for hot packs), and urea, an agricultural grade fertilizer (for cold packs). These materials are purchased from suppliers and commodities chemical brokers located in the United States and shipped to our Eufaula facility via truck. Once we have increased production to full scale, we expect to have the capability to receive shipments by rail, utilizing our private, onsite rail spur.

Markets

Disposable Gloves

Our immediate focus is on the United States and other North American markets. Our target customers are primarily distributors and wholesalers, which, in connection with group purchasing organizations, ultimately supply the products to hospitals. Our secondary focus is on end users.

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The global disposable glove market was valued at $12.31 billion as of 2021, with the United States accounting for over 35% of the revenue generated. The medical and healthcare segment accounted for 75% of the global market as of 20211.

The primary markets for single-use disposable gloves are the medical and healthcare industries, although there are several other industries that provide a market for single-use disposable gloves, such as the automotive industry; oil, gas and mining; food and beverage; metal and machinery; chemical and petrochemical; pharmaceutical; cleanroom supplies; and academic and industrial research and development, among others.2

There are significant opportunities in the disposable glove industry. Underlying the high growth numbers are shifting health, demographic, and policy trends that will fuel demand. Aging populations (23.7% of the US population in 2020)3 and increasing awareness of health and hygiene reinforced by the spread of the COVID-19 pandemic across the country are strengthening the consumption of disposable gloves, and governmental policies reflect these public needs. Latex is the preferred material due to its durability and increased sensitivity. We must keep in mind the threat of synthetic alternatives, allergic considerations (less than 1% of the US population, but particularly common among children with spina bifida)4, and pricing concerns. However, management believes that the market for natural rubber latex gloves remains sufficiently robust for us to succeed in the marketplace, and that pricing pressures can be expected to shift consumption back to latex from costlier synthetic alternatives.

Thermal Packs

The immediate focus for the sale of disposable cold packs is the United States and North American markets. The target customers are primarily distributors and wholesalers in the United States market, which, in connection with group purchasing organizations, ultimately supply the products to hospitals. Our secondary focus is on end users.

The global thermal packs (hot and cold) market was valued at an estimated $900 million as of 2020, with the United States accounting for approximately 27% of the revenue generated worldwide. It is expected that the global thermal packs market will continue to expand at a CAGR of 6.6%, reaching a size of $1.4 billion in 2027, and having the cold packs (both reusable and disposable) segment represent 35.6% of the global revenue by this year.5

Cold packs (both reusable and disposable) are used in a great variety of cases as a convenient, effective, and affordable treatment to relieve pain and swelling in different parts of the body.

Cold therapy or cryotherapy calms down damaged tissues and causes vasoconstriction, which reduces blood circulation and also numbs the nerves decreasing inflammation, pain, and muscle spasm.6 Thus, cold packs (both reusable and disposable) are widely preferred by people who practice outdoor activities to treat sports injuries, being also generally used by aging populations, and patients who suffer from orthopedic and neuropathic diseases.7

There are significant opportunities for the sale of cold packs (both reusable and disposable) in the United States, among which there can be found the growing geriatric population (around one-third of the country’s overall population in 2020)8, the increase in the cases of arthritis (58.5 million people in 2021)9 and diabetes (more than 37 million million people in 2021)10, which are known to cause neuropathic pains to the patients suffering from either of these conditions. Similarly, the increased demand for non-invasive treatments for sports injuries11, and the rise of non-fatal injuries in traffic accidents12 (20-50 million people worldwide in 2021) may drive the use of cold packs to alleviate various related pains.

1 Grand View Research, Disposable Gloves Market Size Report, 2022-2030

2 Grand View Research, Disposable Gloves Market Size Report, 2022-2030

3 Statista.com, Resident population in the United States in 2020, by generation

4 Asthma and Allergy Foundation of America, Latex Allergy

5 Research and Markets, Hot and Cold Therapy Packs – Global Market Trajectory & Analytics

6 Transparency Market Research, Hot and Cold Therapy Packs Market

7 Prescient & Strategic Intelligence, Hot and Cold Therapy Packs Market

8 Statista.com, Resident population in the United States in 2020, by generation

9 National Center for Chronic Disease Prevention and Health Promotion, Arthritis

10 Centers for Disease Control and Prevention, Diabetes Basics

11 Prescient & Strategic Intelligence, Hot and Cold Therapy Packs Market

12 Prescient & Strategic Intelligence, Hot and Cold Therapy Packs Market

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Production Process

We own four dip lines capable of producing lightly powdered industrial natural latex gloves, medical grade latex gloves and or condoms. One of the latex dip lines is currently tooled and producing industrial lightly powdered gloves. We are currently in the process of retooling the other three existing condom dip lines to manufacture medical grade powder-free latex gloves. We also own twelve VFFSMs capable of producing different varieties of thermal packs, such as hot or cold thermal packs, disposable or reusable thermal packs, and different sized thermal packs. One system composed of two VFFSMs is currently in service producing disposable cold packs. Once operational, the annual output of each glove line is estimated to be up to approximately 180 million gloves, and the annual output of each thermal pack system, consisting of two VFFSMs each, is estimated to be up to approximately 10 million thermal packs. These estimates are based on the historical output of the equipment.

Disposable Gloves

The manufacture of latex gloves involves the following steps:

1.	Latex harvesting and shipping

a.	Initial tapping of raw rubber from rubber trees.
b.	Preserving of latex rubber from deterioration by addition of ammonia.
c.	Centrifuging of raw latex rubber.
d.	Shipping to factory.

2.	Latex preparation

a.	Transfer from tanker trucks to factory storage tanks.
b.	Compounding raw latex with array of chemical additives just prior to use on dipping lines.
c.	Pumping of compounded latex to holding tanks adjacent dip tanks.
d.	Continuous filling of dipping tanks.

3.	Dipping and vulcanization (curing)

a.	The latex glove dip lines are composed of 8,000 glove mold formers attached to a continuous 1,000 foot long chain for transport through the various sections of the dip line machinery, which includes the following process steps:

i.	Immersion in acid bath.
ii.	Brush cleaning.
iii.	Water rinsing.
iv.	Immersion in latex dips and curing in heated chambers.

b.	Top edge of latex is rolled down to create cuff.

c.	High pressure streams of water peal latex gloves off mold formers.

d.	Gloves are transported to powdering cell by water flowing through pipes.

4.	Powder application and drying

a.	Flow of water and gloves exit into tubs where the gloves are accumulated.

b.	Gloves in tubs are dumped sequentially into slurry-filled rotating drum.

c.	Gloves are tumbled in a rotating drum that is filled with a slurry of water and cornstarch.

d.	Powdered gloves are transferred to heated rotating drum for drying.

e.	Dried gloves are dumped into gaylords.

5.	Industrial grade gloves in the gaylords are separated in groups of 100, boxed and packaged for shipment.

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6.	Medical grade latex glove post processing

a.	Gaylords full of gloves are aged for 72 hours.

b.	Aged gloves are loaded into a chlorinator for chlorination process.

c.	Chlorinated gloves are removed and placed in the tumble dyer for drying and sterilization.

d.	The medical grade gloves are placed in the gaylords, separated into groups of 100, boxed and packaged for shipment.

The manufacture of latex gloves is highly mechanized, so that the labor involved is primarily in packaging and warehousing the product.

Thermal Packs13

Disposable cold packs consist of a plastic bag that contains water (in a separate inner bag) and a chemical substance. The chemical substances are either ammonium nitrate or urea. We use urea, which is less caustic, less combustible, and safer than ammonium nitrate. The urea and water must be kept in separate containers within the pack. To activate the disposable cold pack, the user presses the pack with both hands in order to break the inner water bag and then shakes the outer bag to mix the urea and water properly. Once the elements are properly blended, an endothermic reaction occurs, which results in the pack’s temperature lowering to 35°F (1.7°C). The pack will remain at this temperature for 10 to 15 minutes and will become obsolete afterwards.14

Our manufacturing of disposable cold packs involves the following steps:

1.	The film is delivered in rolls and is automatically fed into the machine.

2.	The films used for the outer pack as well as the water bag are formed into a tubular shape by forming plates located in their respective film paths.

a.	The vertical and bottom edges of the films are heat sealed to form tubs simultaneously in different locations on the machine.

b.	Water is added to inner water bag, and the water bag is dropped into the outer pack.

c.	Powdered urea and the water bag are added to the outer pack.

d.	The top of the outer pack is heat sealed and cut into individual sealed packs.

3.	The packs are dropped onto an output conveyor and inspected as they exit the machine.

4.	The packs are packaged and shipped.

The materials/ingredients that are used for making disposable cold packs are:

1.	Plastic film or “roll stock” (two-ply polyethylene).

a.	The film arrives at the facility labeled with logo, usage instructions, material information, and lot numbers.

b.

2.	Water.

3.	Urea.

Raw Material and Suppliers

Disposable Gloves

The primary raw material used in our production process is raw natural rubber latex. We purchase such material from brokers operating out of the Port of Savannah, Georgia, the site of a major rubber and latex terminal. Our suppliers include three suppliers based in South America and a global supplier headquartered in the United Kingdom.

Natural rubber latex is the protective fluid contained in tissue beneath the bark of the rubber tree, Hevea brasiliensis. It is a cloudy, white liquid collected by cutting a thin strip of bark from the tree and allowing the latex to be secreted into a collection cup over a period of several hours. It consists of approximately 30-40% rubber particles, 55-65% water and small amounts of protein and other substances.

13 Skager, K., How Are Hot and Cold Packs Made?

14 Brain, M., & Elliot, S., How Refrigerators Work

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The price of latex is highly dependent on the price of rubber. Rubber trades on the Tokyo Commodity Exchange, the Malaysian Rubber Exchange and on the Singapore Commodity Exchange Ltd. The expected spot price of an asset can be determined based on the futures price. However, since there is a slightly positive correlation between the commodity price of rubber and the market price, we expect the futures price to slightly understate the expected spot price and follow a normal backwardation. For commodities we adjust for the additional cost of carry. We continuously monitor the price of latex and receive regular reports regarding same.

Today, more than 90% of the world’s supply comes from South and Southeastern Asian nations including Thailand, Malaysia and India. Rubber trees require a hot, damp climate, and grow only in the “Rubber Belt” — an equatorial zone that stretches around the world. Malaysia is the dominant exporter of rubber gloves in the world, with 32.1% of market share. Latex products account for 91.85% of Malaysian rubber product exports, consisting of gloves (88.8%), pneumatic tires, catheters, condoms, among others.15 More countries with suitable climates are making efforts to meet natural rubber latex demand, including Thailand, Sri Lanka, Indonesia, India, and Vietnam.16

Thermal Packs

The primary raw materials used in our production process of thermal packs are two-ply laminated polyethylene, magnesium sulphate (for hot packs), and urea, an agricultural grade fertilizer (for cold packs). The materials are purchased from suppliers and commodities chemical brokers located in the United States and shipped to our Eufaula facility via truck.

Product Portfolio Characteristics

The key characteristics of our current and planned

product portfolio are:

15 Malaysian Rubber Council, Industry Overview

16 Observatory of Economic Complexity, Rubber surgical gloves

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Products presently being manufactured and sold:

●	Disposable cold packs

●	Lightly powdered industrial gloves

Additional products planned to be put into production within approximately six months of the consummation of this offering:

●	Different varieties of thermal packs, including reusable cold packs, disposable heat packs, and reusable heat packs.

●	Maternity pads

●	Latex medical exam gloves and surgical gloves

●	Latex rubber condoms

Potential Future Products (based on the availability of capital):

●	Scalpel blades, syringes, razor blades

●	Hospital beds, medical textiles

With respect to the additional products we plan to put into production following the consummation of this offering, in order to reach this production goal, we will need to obtain additional capital and complete the refurbishment and installation of certain machinery and equipment that we own. We currently have machinery in place to produce different varieties of thermal packs, including reusable cold packs, disposable heat packs, and reusable heat packs. This machinery is substantially identical to the machinery currently producing disposable cold packs, and we are in the process of refurbishing such machinery to begin production. We also have machinery onsite to manufacture maternity pads, scalpel blades, syringes and razor blades. We have contracted mechanical, electrical, and control engineers and are in discussions with original equipment manufacturers to procure installation of such machinery.

Our Manufacturing Facilities

Our facility is located at 1600 State Docks Road, Eufaula, Alabama 36027. The Eufaula facility includes a rail-spur onsite, providing direct rail access to the ports of Savannah, Georgia and Mobile, Alabama.

Located at the Eufaula facility are four dip lines capable of producing lightly powdered industrial natural latex gloves, medical grade latex gloves and or condoms. One of the latex dip lines is currently tooled and producing industrial lightly powdered gloves. We are currently in the process of retooling the other three existing condom dip lines to manufacture medical grade powder-free latex gloves. We plan to have these dip lines retooled and producing medical grade latex gloves within approximately six months of the consummation of this offering. Also located at the Eufaula facility are twelve VFFSMs capable of producing different varieties of thermal packs, such as hot or cold thermal packs, disposable or reusable thermal packs, and different sized thermal packs. One system composed of two VFFSMs is currently in service producing disposable cold packs. We also own other machinery which is currently on-site at the Eufaula facility, including packaging and processing machines, which are capable of producing additional products and which we are in the process of installing and bringing on-line.

Our equipment was once used to make salable products and has been in a dormant state prior to being acquired by us. Some of the equipment has already been overhauled and restored to an operational level, and is currently producing industrial grade lightly powered latex gloves and disposable cold packs. Once we have completed upgrading the remaining equipment, such equipment will be placed online and begin producing products. We currently have one line operational and in production, and our refurbishing of the second line is approximately 75% complete. As funding for refurbishment allows, we expect to double production capabilities within approximately six months of the consummation of this offering. We will then refurbish the additional lines and increase staff as needed.

Once operational, the annual output of each glove line is estimated to be up to approximately 180 million gloves, and the annual output of each thermal pack system, consisting of two VFFSMs each, is estimated to be up to approximately 10 million thermal packs. These estimates are based on the historical output of the equipment.

Important Events

Company Background

We were incorporated as a Delaware corporation in December 2017 in connection with a joint venture between Gnosiis International, LLC, a Wyoming limited liability company, and Brian Hurley, an individual, as described in further detail below.

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On September 5, 2017 Gnosiis entered into a Binding Memorandum of Cooperation (the “Memorandum”) with two entities under Mr. Hurley’s control, Hurley Realty, LLC (a real estate holding company) and HMS Medical, Inc. (formed in 1965 and at one time a substantial medical supplier and manufacturer), both domiciled in Connecticut. Both Hurley Realty and HMS Medical were subject to bankruptcy and civil proceedings at the time. Pursuant to the Memorandum, Gnosiis agreed to assist the entities controlled by Mr. Hurley in attempting to recover certain assets from such bankruptcies. In exchange, the entities controlled by Mr. Hurley agreed to contribute these assets to a yet-to-be-formed corporation controlled by Gnosiis. The Memorandum also provided that Mr. Hurley would be employed by the yet-to-be-formed corporation in the position of Chief Operating Officer, and that the corporation would execute an employment agreement with Mr. Hurley to that effect.

On October 10, 2017, Gnosiis and Mr. Hurley executed a Joint Venture Agreement providing additional terms to govern the relationship. On November 10, 2017, Mr. Hurley, Hurley Realty, LLC, and HMS Medical, Inc., collectively, assigned to Gnosiis all right, title and interest in and to certain medical manufacturing equipment.

The corporation contemplated by the parties was ultimately formed on December 29, 2017 and named Medical Industries of the Americas, Inc. Upon incorporation, we assumed any and all commitments, obligations, liabilities, arrangements and the general material matters of the Joint Venture.

Material Transactions

On April 20, 2018, we acquired from HarCal, Inc., an Alabama corporation, certain assets including fifteen (15) acres of real estate, over 100,000 square feet of industrial structure, and a private railroad spur, which today comprise our Eufaula, AL facility. Prior to the transaction, HarCal Inc. was the sole owner of Ameritex, LLC, a Delaware limited liability company, which in turn owned the real estate and equipment located at 1600 State Docks Road, Eufaula, AL. We purchased substantially all of the assets held by Ameritex LLC pursuant to an Asset Purchase Agreement, dated April 20, 2018, for a purchase price of $5 million. The note payable bears interest at Libor plus 6% with no payments due and no interest charged until the 25th month of the term of the note. The purchase price was paid by the issuance of a five-year promissory note from HarCal Inc. to us (the “HarCal Note”). Concurrently with the execution of the Asset Purchase Agreement, we issued to HarCal, Inc. 650,000 shares of our common stock, in consideration for the inclusion of a provision in the HarCal Note providing that no payment would be due, and no interest would accrue, for the first two years of the term of the HarCal Note.

On November 19 2021, we issued to HarCal, Inc. a Replacement Convertible Note (the “HarCal Replacement Note”) in the amount of $5,145,206.00, maturing on November 19, 2026 and bearing annual interest of LIBOR plus 6%, which superseded and replaced the prior HarCal Note, and also issued to HarCal Inc. a Common Stock Purchase Warrant (the “HarCal Warrant”) giving HarCal, Inc. the option to subscribe for and purchase up to 50% of the number of shares of common stock issued upon the full conversion of the HarCal Replacement Note, subject to the terms and conditions of the HarCal Warrant.

Bridge Financing

On November 17, 2021, we issued to Target Capital 6 LLC a 15% Senior Secured Convertible Note in an aggregate principal amount of up to $2,376,500 (the “Target Note”). The Target Note is secured by all of our assets and property and will be convertible into shares of our common stock upon successful completion of this offering. The conversion price will be set at a 35% discount to the IPO price. The Target Note was amended on June 21, 2022 to increase the principal amount to $3.249,147. The Target note was further amended on August 29, 2022 to extend the maturity date from August 23, 2022 to December 31, 2022. In consideration of this extension, we agreed to issue to Target Capital 6 LLC 200,000 shares of our common stock. The Target note was further amended on January 5, 2023 to extend the maturity date from December 31, 2022 to April 30, 2023. In consideration of this extension, we agreed to issue to Target Capital 6 LLC an additional 200,000 shares of our common stock.

At the same time that we issued the original Target Note, we also issued to Target Capital 6 LLC a Common Stock Purchase Warrant (the “Target Warrant”) giving Target Capital 6 LLC the option to subscribe for and purchase up to 50% of the number of shares of common stock issued upon the full conversion of the Target Note, subject to the terms and conditions of the Target Warrant. The Target Warrant was amended on June 13, 2022 to account for the increased principal amount of the Target Note.

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In connection with the issuance of the Target Note and Target Warrant, we also entered into an Intercreditor Agreement with Target Capital 6 LLC and HarCal, Inc. on November 17, 2021. The parties agreed that all sums owed to Target Capital 6 LLC and HarCal, Inc. which are secured by the same collateral will be held on a pari passu and pro-rata basis between the two creditors. The Intercreditor Agreement was amended on June 14, 2022 to account for the increased principal amount of the Target Note.

On August 31, 2023, we entered into a Securities Purchase Agreement with Target Capital 6 LLC (the “2023 Target Purchase Agreement”). Pursuant to the 2023 Target Purchase Agreement, Target Capital 6 LLC purchased from us (i) a 20% original issue discount senior secured convertible note (the “2023 Target Note”), in an aggregate principal amount of up to $500,000, which note is convertible into shares of our Preferred Stock upon the occurrence of a Liquidity Event, as defined in the 2023 Target Purchase Agreement, which definition includes the completion of this offering, and (ii) 40,000 shares of our common stock. The maturity date of the 2023 Target Note is the earlier of December 31, 2023 or the date of the consummation of a Liquidity Event as described above. The conversion discount under the 2023 Target Note is 35%.

In connection with the 2023 Target Purchase Agreement and 2023 Target Note, we also entered into a Registration Rights Agreement and a Security Agreement with Target Capital 6 LLC, dated August 31, 2023 and September 11, 2023, respectively. Under the Registration Rights Agreement, we agreed to register for resale, in the Resale Prospectus, (i) the 40,000 shares purchased under the 2023 Target Purchase Agreement, (ii) a number of shares of our common stock equal to 125% of the sum of the maximum number of shares of common stock issuable upon conversion of the 2023 Target Note and the conversion of the underlying Preferred Stock, and (iii) a number of shares of our common stock equal to 125% of the shares issued to Target Capital 6 LLC pursuant to each of those certain letter agreements between us and Target Capital 6 LLC, dated August 29, 2022 and January 5, 2023 and described above. Pursuant to the Security Agreement, the 2023 Target Note is secured by a lien security interest in all of our assets.

Environmental Matters

We are subject to a broad range of federal, state and local laws and regulations relating to pollution and the protection of the environment. These laws regulate, among other things, the discharge of materials into the environment, the handling and disposal of wastes, remediation of contaminated sites and other matters relating to worker and consumer health, and safety and to the protection of the environment. Noncompliance with these regulations can result in significant fines or penalties or limitations on our operations. Some of these laws impose strict, and in certain circumstances, joint and several liability for costs to remediate contaminated sites on owners and operators, as well as persons who arrange to send regulated materials to such sites. In addition, in our manufacturing processes we use substances regulated under U.S. and European environmental laws.

Intellectual Property

Patents

We currently hold no patents. In 2020, Abraham Summers and Dov Charney assigned to us an application for United States Design Patent concerning a design for a face mask. We received an Office Action from the United States Patent and Trademark Office (USPTO) with respect to such patent application in December, 2022, which raised a number of rejections and objections. We are currently considering whether to pursue the patent application further. We do not consider the patent application material to our business.

Confidential Information and Trade Secrets

The success of our business does not depend on confidential information and trade secrets, generally referred to as proprietary information. Nonetheless, we have implemented procedures such as requiring employees to enter into confidentiality agreements and including confidentiality provisions in consulting agreements and supplier agreements, where appropriate.

Trademarks

We are the assignee of seven (7) U.S. Trademark Registrations, as identified in the table below. The registrations were assigned to us by Gnosiis International, LLC on May 26, 2022.

	Serial No.	Reg. No.	Word Mark	Renewal Due
1	74/147,560	1,687,743	HMS	May 19, 2032
2	73/784,240	1,614,734	TWIN TIP	September 25, 2030
3	73/782,965	1,568,187	PERI-WARM	November 28, 2029
4	73/782,964	1,568,186	PERI-COLD	November 28, 2029
5	73/782,963	1,603,565	PERI-GEL	June 26, 2030
6	73/782,949	1,598,422	FLEXITONE	May 29, 2030
7	72/343,122	0,920,296	COL-PRESS	September 14, 2031

Some countries require proof of use in order to maintain the associated trademark rights. In other countries, registrations remain valid unless a third party with an interest therein files an action to have the trademark declared lapsed owing to lack of use.

We submitted two trademark applications to the USPTO on December 30, 2022, concerning the logo for our company and the logo for our product American Safety Gloves. The serial numbers of such trademark applications are 97737560 and 97737597, respectively. The applications remain under review by the USPTO.

We submitted two additional trademark applications to the USPTO on March 10, 2023, concerning two logos for our product Stallion Condoms. The serial numbers of such trademark applications are 97834135 and 97834143. The applications remain in process with the USPTO.

Domain names

We have registered the domain name listed below from GoDaddy. Domain names are generally renewable every year or every two years.

●	https://www.miamericas.com/

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Social Media Accounts

We operate the social media accounts listed below.

LinkedIn

●	iAmericas (Industries of the Americas) @iamericas

Instagram

●	iAmericas (Industries of the Americas) @iamericashq
●	iAmericas Safety Gloves @iamericassafetygloves
●	iAmericas Medical Gloves @iamericasmd

Twitter

●	Industries of the Americas @iamericashq
●	iAmericas Safety Gloves @iamericassafety
●	iAmericas Medical Gloves @iamericasmd

Facebook

●	Profile: MI Americas (Industries of the Americas) @iamericashq
●	Page: Industries of the Americas @iamericasusa
●	Page: iAmericas Safety Gloves @iamericassafety
●	Page: iAmericas Medical Gloves @iamericasmd

YouTube

●	Channel: *iAmericas – Industries of the Americas @iamericas
●	Channel: *iAmericas Safety Gloves @iamericassafetygloves

Litigation

In March 2023, InTime Staffing LLC (“InTime”) filed a complaint against us in the Middle District of Alabama, Northern Division. The complaint alleges several causes of action, including breach of contract and unjust enrichment, allegedly arising from certain human resources and staffing services that InTime provided to us beginning in July, 2022 and a line of credit that InTime extended to us in connection with such services. InTime is claiming approximately $2 million in damages. While we cannot predict the outcome of such litigation, we believe that such claims are without merit and intend to vigorously defend the matter.

Other than as set forth above, we are not currently involved in any material dispute, or party to any material lawsuit, either as a plaintiff or a defendant.

Government Regulation

In the United States, healthcare products are subject to regulation by the Food and Drug Administration (“FDA”). FDA classifies medical examination gloves and thermal packs as a Class I medical device product, and as such, we are required to comply with the Quality System regulation (21 CFR part 820) and general controls under the Federal Food, Drug, and Cosmetic Act (21 U.S.C. 360c(a)(1)(A)) with respect to our latex gloves.

FDA reviews medical examination gloves to ensure that performance criteria such as leak resistance, tear resistance and biocompatibility are met. FDA has also implemented extensive labelling requirements for medical examination gloves, including specific requirements for gloves that contain natural rubber latex, as our gloves do. Noncompliance with these FDA standards and regulations can result in administrative enforcement, such as warning letters and administrative detention, or in civil penalties, product bans and recalls.

If we begin producing new products, consistent with our future plans, such as blades and syringes and/or medical textiles, we may become subject to additional regulation by FDA or other agencies.

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Employees and Human Capital

As of September 30, 2023, our only employees are those of the executive team. We have historically scaled to as many as 58 full-time service providers (for example as of September 1, 2022) by utilizing a combination of temporary hires, third-party staffing agency(s), and contract labor. In the previous year, we retained workforce labor to commence production, which continued until a certain threshold of inventory was established. Once a certain threshold of inventory is established, we release all labor to reduce costs. We then pivot to focus on packaging, sales, and distribution. As demand for our product increases, we will commence production to increase inventory at a more regular pace. This is practically necessary due to the high-output nature of our factory and infrastructure. Conversely, if demand for our product is low, we can pause product to eliminate our production expenses while we sell from our existing inventory. Our products are durable goods that have a shelf life of more than three (3) years, so deterioration and shelf-life are not a practical concern. The company has not had issues identifying labor. In the past year, the company has advertised for workforce labor and received more applications than positions available. We anticipate this situation to continue while we invest in sales and distribution following this offering, and until regular operations justify steady retention of employees. We estimate that, once fully operational, the factory will employ approximately 280 persons. We estimate that we will reach this employment capacity in approximately two years following this offering.

We have relied and plan on continuing to rely on independent organizations, advisors and consultants to perform certain services for us, including handling substantially all aspects of manufacturing, marketing, and sales. Such services may not always be available to us on a timely basis or at costs that we can afford. Our future performance will depend in part on our ability to successfully integrate newly hired officers and to engage and retain consultants, as well as our ability to develop an effective working relationship with our management and consultants.

Competition

Disposable Gloves1718

Our key competitors operating in the global disposable gloves market are:

Company	Headquarters
Adventa Berhad (Sun Healthcare)	Petaling Jaya, Selangor, Malaysia
Ammex Corporation	Bellevue, Washington
Ansell Ltd.	Richmond, Victoria, Australia
Cardinal Health, Inc.	Dublin, Ohio
Dynarex Corporation	Orangeburg, New York
Hartalega Holdings Berhad	Sepang, Selangor, Malaysia
Kimberly-Clark Corporation	Irving, Texas
Kossan Rubber Industries Bhd	Klang, Selangor, Malaysia
Rubberex Corporation (M) Berhad	Ipoh, Perak, Malaysia
Semperit Holding AG	Vienna, Austria
Supermax Corporation Berhad	Sungai Buloh, Selangor, Malaysia
Top Glove Corporation Bhd	Shah Alam, Selangor, Malaysia

Other businesses operating in the value chain are Unigloves (UK) Limited, Smart Glove Corporation Sdn Bhd, Cypress Medical Products LLC, Microflex Corporation, Mlnlycke Health Care and YTY Industry Holdings Berhad.

Once our Eufaula facility becomes fully operational, we plan to be a leading latex glove manufacturer located in the United States. We currently have one line operational and in production, and our refurbishing of the second line is approximately 75% complete. As funding for refurbishment allows, we expect to double production capabilities by the second quarter of 2023. We will then refurbish the additional lines and increase staff as needed. Our ability to bring the Eufaula facility fully operational, and to operate as a leading U.S.-based mass-manufacturer of disposable natural rubber latex gloves moving forward, is dependent upon the availability of additional capital and the successful refurbishment of our existing machinery and equipment. Additionally, we note that other companies have produced latex gloves in the United State in the past, and we expect that our competitors may have plans to begin or resume producing latex gloves domestically in the future.

Thermal Packs19

Below are companies which are involved in the manufacturing of thermal packs (both reusable and disposable):

Company	Headquarters
3M Company	Saint Paul, Minnesota
Beiersdorf AG	Hamburg, Germany
BREG, Inc.	Carlsbad, California
Bruder Healthcare Company	Alpharetta, Georgia
Caldera International, Inc.	Canby, Oregon

17 Grand View Research, Disposable Gloves Market Size Report, 2022-2030

18 Allied Market Research, Disposable Gloves Market

19 Research and Markets, Hot and Cold Therapy Packs – Global Market Trajectory & Analytics

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Cardinal Health, Inc.	Dublin, Ohio
Carex Health Brands	Irving, Texas
Core Products International, Inc.	Osceola, Wisconsin
DJO Global, Inc.	Carlsbad, California
Halyard Health, Inc.	Alpharetta, Georgia
Kobayashi Pharmaceutical Co., Ltd.	Chuo-ku, Osaka, Japan
Koolpak Ltd.	Poole, Dorset, United Kingdom
Life Wear Technologies, Inc.	Pompano Beach, Florida
McKesson	Irving, Texas
Medichill	Osborne Park, Western Australia, Australia
Medline Industries, Inc.	Northfield, Illinois
Medtronic plc	Minneapolis, Minnesota
Pfizer Inc.	Brooklyn, New York
Rohto Pharmaceutical Co.	Ikuno-ku, Osaka, Japan

Customers

As a new business in a competitive industry, we presently have few customers. We currently sell latex gloves on Amazon.com and Walmart.com. In October, 2022, we executed a Distributor/Representative Agreement with FirstLight, Inc., whereby FirstLight, Inc. has agreed assist us in selling our products wholesale to a number of prominent retailers.

Moving forward, as a leading domestic producer of latex gloves, we plan to use our logistical advantage to separate ourselves from competitors and attract new customers. Our target customers are primarily distributors and wholesalers, with a secondary focus on end users.

Inventory

Our current inventory includes the following products:

●	14,400 Cold-Press Instant Ice Cold Compress bags in inventory as of September 30, 2022 (24 gaylords with 600 bags in each gaylord).
●	2,202,000 Industrial Lightly Powdered Latex gloves (2,202 cases of 1,000 gloves each).
●	Raw materials consisting of 7,591 gallons of raw latex and other chemicals

MANAGEMENT

The following table and biographical summaries set forth information, including principal occupation and business experience, about our directors and executive officers as of the date of this prospectus:

Name	Age	Position
Abraham Summers	37	Chairman of the Board, President

David Silver	69	Chief Executive Officer

Denise Berry	36	Chief Operating Officer, Director Nominee

Michael Handelman	64	Chief Financial Officer

Patrick Daniel	49	General Manager

Edward Boardwine	77	Director Nominee

Alan Fogelman	74	Director Nominee

Bruce Potash	69	Director Nominee

Abraham Summers, Chairman of the Board and President

Mr. Summers is the co-founder of Medical Industries of the Americas in 2018. He has also founded Gnosiis International LLC, a boutique economics and urban planning advisory firm, in 2011, where he continues to serve as Managing Partner. He has worked in real estate management and within a Family Office environment specializing in multifamily, commercial and high-rise construction and project development. He has served in a Chief Financial Officer capacity for both private and publicly traded companies and has been a guest lecturer at Columbia Law School on the topics of entrepreneurship and finance. He has advised or been an entrepreneur on deals and projects exceeding $100 million in capital including assembling the capital for us. He is an urban planner by training and a Cum Laude graduate of the University of Southern California and their Price School where he graduated on the Dean’s List with a Bachelor’s of Science the Policy, Management, and Planning Program and certificate in Real Estate Development.

David Silver, Chief Executive Officer

Mr. Silver has served as our Chief Executive Officer since 2019, after joining as a consultant in 2018. Prior to joining us as a consultant, Mr. Silver had been retired and attending law school since 2016. Mr. Silver is a Swedish-born executive skilled at working with global public and private companies. Mr. Silver has 27 years of experience advising corporations on investor relations, corporate crises, strategic management, and public/private partnerships. In 2018, Mr. Silver earned his Master of Law in Legal Studies from one of the top law schools in the U.S., Washington University in St. Louis. His confluence of business, finance and law makes him a leading corporate dealmaker, leader, and negotiator. Mr. Silver is also a renowned book author on groupthink in global corporate boardrooms.

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Michael Handelman, Chief Financial Officer

Mr. Michael Handelman, has served as our Chief Financial Officer since August, 2023. He has been an independent consultant with chief financial officer duties since July 2015. Since July 2015, he has managed the securities reporting, year-end and interim closings, consolidated financial reporting, financial planning and day-to-day accounting operations of companies and their subsidiaries. From February 2011 to June 2015, Mr. Handelman was the CFO of a biopharmaceutical company. Mr. Handelman holds a Bachelor of Science in accounting and holds an inactive certified public accountant license.

Denise Berry, Chief Operating Officer and Director Nominee

Ms. Berry is a co-founder of Medical Industries of the Americas where she has served as the Chief Financial Officer since 2018. Prior to joining us full-time, Ms. Berry served as a Financial Professional/Consultant for Transamerica from 2017-2021. She has guided us from inception including attracting Stockholders, recruiting key personnel, and overseeing the various important duties and evolving entrepreneurial needs throughout the development cycles including practical plant operations, marketing, and financial leadership. At Transamerica, she built a team of over 40 financial professionals across the U.S., Canada, and Puerto Rico and held a life, accident, and health insurance license and series 65 financial license. She co-founded a technology company based in Greece where the company secured over one million dollars in Seed Round investment and a successful exit. She had prior co-founded a military technology company in Santa Cruz, CA focused on 3D weapons printing where she oversaw fundraising, team management and project development. Ms. Berry is a former sergeant and decorated war veteran of the United States Army. She served as a 68W combat medic in the 328th CSH unit and a squad leader where she was responsible for the training and instruction of LifeSaver Courses of over 200 soldiers. She was deployed to Iraq providing health care to the detainees of Baghdad and Taji, Iraq and was involved with hospital construction. Ms. Berry graduated with a Bachelor of Science in International Business while in the military and received a Master’s in Business Administration from California State University, Monterey Bay.

Patrick Daniel, General Manager

Patrick Daniel is our General Manager and is in charge of our manufacturing operations at the Eufaula facility. He brings a wealth of experience including 20 years of working for American and international manufacturing companies and in the current factory itself, having worked there from 2006-2010 as a warehouse manager and department maintenance manager, when it was owned by a previous company.

Mr. Daniel has a superb understanding of the latex industry that includes managing the supply chain for raw materials into the factory, the chemistry compounding required for dipping latex, designing and building state-of-the-art electronic and automated machinery, quality control and validation, while understanding the kind of employees he needs with a certain skill set necessary to bring production to completion. He is an expert in running a manufacturing plant, which ensures product excellence, troubleshooting machine malfunctions and directing subsequent repairs while maintaining an inventory of replacement parts. Mr. Daniel has skillfully retooled the first line of four lines that is currently producing millions of gloves a month in the factory.

Mr. Daniel served as Engineering Project Manager with G&P Industries from 2013-2019, Project Manager – Mechanical Design with Higgins Electric from 2019-2021, and joined us in May 2022. Mr. Daniel also founded his own business, PMDesigns LLC, a mechanical design and consulting firm, in 2022. Daniel studied engineering at Troy University in Alabama.

Edward Boardwine, Director Nominee

Mr. Boardwine is a businessman and executive manager with decades of high-level managerial experience, who brings a wealth of knowledge and success with respect to corporate turnarounds and new venture startups. Trained and educated as an engineer, Mr. Boardwine has served as president and chief executive officer of Elkem Chemicals, Inc. and president of SIMCALA, Inc., among other positions. From 2010-2018, Mr., Boardwine consulted on silicon production and design with several different projects in North America, Australia, and Iceland. Prior to joining our board of directors, Mr. Boardwine had been retired. Mr. Boardwine holds a Bachelor of Science in Electrical Engineering from West Virginia University and studied Systems Engineering at Ohio University and Marketing at the University of Pittsburgh. He also distinguished himself by serving eight years in the Army National Guard in West Virginia.

Alan Fogelman, Director Nominee

Alan Fogelman, CPA and CFP, brings a wealth of knowledge with over four decades of experience in public accounting, auditing and tax. He has worked for top companies such as BDO Seidman, Ernst & Young and Drexel Burnham, where his audits focused on public companies and helped to finalize shareholder reports. Since 2001, Mr. Fogelman has been self-employed, providing accounting, tax, auditing and financial planning services for his client base.

Bruce Potash, Director Nominee

Bruce Potash is the founder of Outdoor Unlimited, an outdoor billboard advertising business, where he served as an executive for more than 40 years and helped build the business into a major concern. After this success, Mr. Potash worked for Aflac, Inc., where he developed a successful insurance business. Mr. Potash has been retired since 2018.

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Director Terms; Qualifications

Members of our board of directors serve until the next annual meeting of stockholders, or until their successors have been duly elected.

When considering whether directors and nominees have the experience, qualifications, attributes and skills to enable the board of directors to satisfy its oversight responsibilities effectively in light of our business and structure, the board of directors focuses primarily on the industry and transactional experience, and other background, in addition to any unique skills or attributes associated with a director.

Family Relationships

None.

Board of Directors and Corporate Governance

Concurrently with the closing of this offering, our Board of Directors will consist of Abraham Summers, Denise Berry, Edward Boardwine, Alan Fogelman and Bruce Potash

Board Committees

Our Board of Directors has appointed an audit committee, governance committee and compensation committee.

Audit Committee

The audit committee is responsible for overseeing: (i) our accounting and reporting practices and compliance with legal and regulatory requirements regarding such accounting and reporting practices; (ii) the quality and integrity of our financial statements; (iii) our internal control and compliance programs; (iv) our independent auditors’ qualifications and independence and (v) the performance of our independent auditors and our internal audit function. In so doing, the audit committee maintains free and open means of communication between our directors, internal auditors and management.

Concurrently with the closing of this offering, the Audit Committee will consist of Alan Fogelman, Edward Boardwine and Bruce Potash, with Alan Fogelman acting as Chairman.

Compensation Committee

The compensation committee is responsible for reviewing and approving the compensation of our executive officers and directors and our performance plans and other compensation plans. The compensation committee makes recommendations to our Board of Directors in connection with such compensation and performance plans.

Concurrently with the closing of this offering, the Compensation Committee will consist of Alan Fogelman, Edward Boardwine and Bruce Potash, with Edward Boardwine acting as Chairman.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for (i) identifying, screening and reviewing individuals qualified to serve as directors (consistent with criteria approved by our Board of Directors) and recommending to our Board candidates for nomination for election at the annual meeting of Stockholders or to fill board vacancies or newly created directorships; (ii) developing and recommending to our Board of Directors and overseeing the implementation of our corporate governance guidelines (if any); (iii) overseeing evaluations of our Board of Directors and (iv) recommending to our Board of Directors candidates for appointment to board committees.

Concurrently with the closing of this offering, the Nominating and Corporate Governance Committee will consist of Alan Fogelman, Edward Boardwine and Bruce Potash, with Bruce Potash acting as Chairman.

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Code of Ethics

We have adopted a formal code of ethics within the meaning of Item 406 of Regulation S-K promulgated under the Securities Act, that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and that that establishes, among other things, procedures for handling actual or apparent conflicts of interest. Our Code of Ethics is available at our website [INSERT URL].

Indemnification Agreements

We have entered into indemnification agreements for our directors and executive officers (“Indemnification Agreement”). The Indemnification Agreement provides for indemnification against expenses, judgments, fines and penalties actually and reasonably incurred by an indemnitee in connection with threatened, pending or completed actions, suits or other proceedings, subject to certain limitations. The Indemnification Agreement also provides for the advancement of expenses in connection with a proceeding prior to a final, non-appealable judgment or other adjudication, provided that the indemnitee provides an undertaking to repay to us any amounts advanced if the indemnitee is ultimately found not to be entitled to indemnification by us. The Indemnification Agreement sets forth procedures for making and responding to a request for indemnification or advancement of expenses, as well as dispute resolution procedures that will apply to any dispute between us and an indemnitee arising under the Indemnification Agreement.

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Compensation

The table below summarizes the compensation earned for services rendered to us in all capacities, for the years indicated, by our named executive officers:

Name and Principal Position	Fiscal Year Ended	Salary ($)	Bonus ($)	Stock awards ($)		Option awards ($)	All other compensation ($)		Total ($)
Abraham Summers	2022	34,583	—	—		—	183,750	(1)	218,333
Chairman of the Board, President	2021	$—	—	320,677	(2)	—	119,940	(3)	$440,617

David Silver	2022	1	—	—		—	82,500	(4)	82,501
Chief Executive Officer	2021	$—	—	2,113,976	(5)	—	$33,000	(6)	$2,146,976

Denise Berry	2022	34,583	—	—		—	82,500	(7)	117,083
Chief Operating Officer	2021	$5,000	—	1,906,899	(8)	—	43,564	(9)	$1,955,463

Michael Handelman	2022	$—	—	—		—	—		$—
Chief Financial Officer	2021	$—	—	—		—	—		$—

Patrick Daniel	2022	$—	—	—		—	55,000	(10)	$55,000
General Manager	2021	$—	—	—		—	—		$—

(1) Comprised of (i) $123,500 cash bonus applied as a line of credit payable to Gnosiis International, LLC, with respect to which Mr. Summers is the sole manager and majority holder; and (ii) management fee accrued at $15,000 per quarter and payable to Gnosiis International, LLC.

(2) Represents the fair value of common stock issued to Gnosiis International, LLC, with respect to which Mr. Summers is the sole manager and majority holder.

(3) Represents management fee paid to Gnosiis International, LLC, with respect to which Mr. Summers is the sole manager and majority holder.

(4) Represents cash bonus applied as a line of credit payable to Ruth Israel LLC controlled by Mr. Silver.

(5) Represents the fair value of common stock issued for services to the Ruth Israel Trust controlled by Mr. Silver.

(6) Represents expense allowance for 2021.

(7) Represents cash bonus applied as a line of credit payable to Luciano Equities, Inc. controlled by Ms. Berry.

(8) Represents the fair value of common stock issued for services to Luciano Equities, Inc. controlled by Ms. Berry.

(9) Represents expense allowance for 2021.

(10) Represents cash bonus applied as a line of credit payable to PM Designs controlled by Mr. Daniel.

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Director Compensation

The Board adopted a Director Compensation Policy (the “Director Compensation Policy”) as set forth below.

Cash Compensation

Each Director will receive ten thousand dollars ($10,000) in cash payable from the anticipated net proceeds of this offering. Each Director will further receive an additional ten thousand dollars ($10,000) for participation as a member of the Audit Committee, and five thousand dollars ($5,000) as a member of the Compensation Committee or Nominating and Corporate Governance Committee, payable upon appointment out of net proceeds from this offering. Additional cash compensation for each Director on an ongoing basis shall be determined by the Board and the Compensation Committee.

Equity Compensation

Each Director will receive one-hundred thousand (100,000) restricted shares vesting upon the closing of this offering and subject to a lock-up restriction for one-hundred and eighty (180) days from the date of this offering or as required by our underwriter and followed by a one (1) year leak -out restriction period. Each Director will further receive an additional twenty thousand (20,000) restricted shares for participation as a member of the Audit Committee and/or five thousand (5,000) restricted shares for participation as a member of the Compensation Committee or Nominating and Corporate Governance Committee, subject to the same restrictions. Lastly, each Director will receive an additional twenty-five thousand (25,000) restricted shares to serve as Chair of the Audit Committee and ten thousand (10,000) restricted shares to serve as Chair of the Compensation Committee or the Nominating and Corporate Governance Committee. Additional equity compensation for each Director on an ongoing basis shall be determined by the Board and the Compensation Committee.

Reimbursement

Each Director will be entitled to reimbursement or pre-payment of all expenses incurred (such as travel for board meetings to the extent that the meetings will not be via remote calls) with business-class accommodations.

Director Independence

As of the closing of this offering, our Board of Directors will consist of Abraham Summers, Denise Berry, Edward Boardwine, Alan Fogelman and Bruce Potash. Our Board of Directors undertook a review of the composition of our Board of Directors and the independence of each director. Based upon information requested from and provided by each director concerning their background, employment and affiliations, including family relationships, our Board of Directors has determined that each of Bruce Potash, Edward Boardwine, and Alan Fogelman qualify as “independent” as that term is defined by Nasdaq Listing Rule 5605(a)(2).

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CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Except for employment arrangements which are described under “executive compensation,” and certain related party loans, which are described below, since January 1, 2020, there has not been, nor is there currently proposed, any transaction in which we are or were a participant, the amount involved exceeds the lesser of $120,000 or 1% of the average of the total assets at December 31, 2021 and 2020, and any of our directors, executive officers, holders of more than 5% of our common stock or any immediate family member of any of the foregoing had or will have a direct or indirect material interest.

On May 7, 2018, we engaged Gnosiis to provide management and consulting services in exchange for one-time fee of $37,000. On the same date, we entered into an unsecured line of credit agreement with Gnosiis for a maximum loan amount of $100,000, to finance the services provided to us by Gnosiis. The interest rate of the line of credit is the Wells Fargo Prime Rate plus 8%. Certain payments were required on weekly basis during the first 24 months, after which Gnosiis received the right to call the loan at any time, upon which the balance outstanding would be amortized over 36 months flat line with interest accruing monthly. If we terminate the services of Abraham Summers, the outstanding principal and accrued interest will be due immediately. Upon default of payment, the outstanding principal and accrued interest will be due immediately.

On January 1, 2019, the management services agreement and line of credit agreement were amended by expanding the scope of management services to be provided by Gnosiis, in exchange for a flat fee of $9,950 per month and increasing the maximum loan amount under the line of credit to $500,000. For the years ended December 31, 2021 and 2020, we included in our General and Administrative expense $119,940 as management fees, which were paid in cash in 2020 and fully accrued in 2021 and included in the accounts payable and accrued expenses.

As of December 31, 2021, we defaulted on payment and Gnosiis elected to increase the maximum loan amount to $800,000 and not enforce the payment of the outstanding principal and accrued interest immediately.

As of September 30, 2022 and December 31, 2021, $124,714 and $315,256 of interest was accrued, respectively. The loan compounds on a monthly basis at the end of every month and the interest accrued is added to the balance of the loan. The balance outstanding on the line of credit was $804,605 and $936,980 as of September 30, 2022 and December 31, 2021, respectively.

The management services agreement states that Gnosiis will receive a flat fee of $375,000, which will be added to the line of credit balance, for its efforts to have our common stock listed on a national securities exchange. The fee will be immediately accrued and billed upon submission of the registration statement of which this prospectus forms a part.

Review, Approval or Ratification of Transactions with Related Persons

Due to the small size of our Company, we do not at this time have a formal written policy regarding the review of related party transactions and rely on our full Board of Directors to review, approve or ratify such transactions and identify and prevent conflicts of interest. Our Board of Directors reviews any such transaction in light of the particular affiliation and interest of any involved director, officer or other employee or stockholder and, if applicable, any such person’s affiliates or immediate family members. Management aims to present transactions to our Board of Directors for approval before they are entered into or, if that is not possible, for ratification after the transaction has occurred. If our Board of Directors finds that a conflict of interest exists, then it will determine the appropriate action or remedial action, if any. Our Board of Directors approves or ratifies a transaction if it determines that the transaction is consistent with our best interests and the best interest of our stockholders.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding beneficial ownership of our common stock as of August 11, 2023 by (i) each person (or group of affiliated persons) who is known by us to own more than five percent (5%) of the outstanding shares of our common stock, (ii) each director and executive officer, and (iii) all of our directors, executive officers and director nominees as a group. As of the date of this prospectus, there were 51,503,901 shares of our common stock issued and outstanding.

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Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent that power may be shared with a spouse.

Percentage ownership of our common stock before this offering is based on 52,237,400 shares of common stock outstanding as of September 30, 2023, after giving effect to the Debt Conversion, assuming it occurs. Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person currently owns or has the right to acquire within 60 days of the date of this prospectus. With respect to options and warrants, this would include options and warrants that are currently exercisable within 60 days. With respect to convertible securities, this would include securities that are currently convertible within 60 days.

Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such stockholders. Unless otherwise indicated, the address for each director and executive officer listed is c/o Medical Industries of the Americas, Inc., 9454 Wilshire Blvd., Suite 600, Beverly Hills, CA 90212.

Name of Beneficial Owner or Identity of Group	Title of Class	Shares		Percentage	Post Offering Shares	Post Offering Percentage

5% or greater stockholders:

Gnosiis International, LLC 1712 Pioneer Ave., Ste. 5648A Cheyenne, WY 82001	Common Stock	16,044,058		30.71%

HarCal, Inc. 4155 Lomac St., Ste. G Montgomery, AL 36106	Common Stock	3,250,000		6.22%

2036 Investments, Inc. 493 Langley Ave, West Hempstead NY, 11552	Common Stock	2,625,000		5.03%

Executive Officers and Directors:

Abraham Summers Chairman of the Board, President	Common Stock	16,044,058	(1)	30.71%

Michael Handelman, Chief Financial Officer	Common Stock	0		0%

Denise Berry Chief Operating Officer, Director Nominee	Common Stock	2,064,000	(2)	3.40%

David Silver, Chief Executive Officer	Common Stock	2,000,000	(3)	3.87%

Patrick Daniel, General Manager	Common Stock	0		0%

Edward Boardwine, Director Nominee	Common Stock	100,000		0.19%

Alan Fogelman, Director Nominee	Common Stock	72,000		0.14%

Bruce Potash, Director Nominee	Common Stock	1,900,000		3.64%
Executive Officers and Directors as a Group (7 persons)		28,055,058		53.71%

(1) The shares consist of 16,057,222 shares owned by Gnosiis International, LLC, with respect to which Mr. Summers is the sole manager and majority holder.

(2) The shares consist of 1,750,000 shares owned by Luciano Equities, Inc., with respect to which Ms. Berry is the sole Stockholder and a director.

(3) The shares consist of 1,993,000 shares owned by Ruth Israel LLC, with respect to which Mr. Silver is the sole manager and majority holder.

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DESCRIPTION OF CAPITAL STOCK

General

Upon completion of this offering, our authorized capital stock will consist of 100,000,000 shares of common stock, par value $0.001 per share.

As of December 31, 2022, there were 141 holders of record of our common stock, 51,667,400 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

The following description of our capital stock and provisions of our Certificate of Incorporation and Bylaws to be effective upon the completion of this offering is only a summary. You should also refer to our Certificate of Incorporation, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part, and our Bylaws, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue up to a total of 100,000,000 shares of common stock, par value $0.001 per share. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. Holders of our common stock have no cumulative voting rights.

Further, holders of our common stock have no pre-emptive or conversion rights or other subscription rights. Upon our liquidation, dissolution or winding-up, holders of our common stock are entitled to share in all assets remaining after payment of all liabilities. Holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of our assets which are legally available. Each outstanding share of our common stock is, and all shares of common stock to be issued in this offering when they are paid for will be, fully paid and non-assessable.

The holders of a majority of the shares of our capital stock, represented in person or by proxy, are necessary to constitute a quorum for the transaction of business at any meeting. If a quorum is present, an action by stockholders entitled to vote on a matter is approved if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, with the exception of the election of directors, which requires a plurality of the votes cast.

Preferred Stock

We are authorized to issue a total of up to 25,000,000 shares of preferred stock (the “Preferred Stock”), par value $0.001 per share. Our Board of Directors is authorized, subject to any limitations prescribed by the applicable law of the State of Delaware, to provide for the issuance of shares of Preferred Stock in one or more series, and, by filing a Certificate of Designation pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, to fix the designation, powers, preferences, and relative, participating, optional or other rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding). The number of authorized shares of Preferred Stock may also be increased or decreased (but not below the number of shares thereof then outstanding), by the affirmative vote of the holders of a majority of our stock entitled to vote, unless a vote of any other holders is required pursuant to a Certificate or Certificates establishing a series of Preferred Stock. Except as otherwise expressly provided in any such Certificate of Designation, any new series of Preferred Stock may be designated, fixed, and determined by our Board of Directors without approval of the holders of our common stock or the holders of Preferred Stock, or any series thereof, and any new such series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights senior to, junior to, or pari passu with the rights of our common stock, the Preferred Stock, or any future class or series of the Preferred Stock or our common stock.

Our Board of Directors has created, out of the 25,000,000 shares of Preferred Stock authorized by our Certificate of Incorporation, a series of Series A Preferred Stock, consisting of 5,000,000 shares, with the rights and preferences set forth in the Certificate of Designations filed with the Secretary of State of the State of Delaware on September 4, 2023.

Options

We intend to sell or issue restricted shares of common stock or to grant incentive stock options or non-qualified stock options, stock appreciation rights, and restricted stock unit awards for the purchase of shares of common stock to employees, members of the Board of Directors and under an equity incentive plan that will be offered in early 2022. As of December 31, 2022, there were no compensatory options outstanding to purchase shares of our common stock. All options to our officers, directors and other employees will be issued pursuant to the 2022 Equity Incentive Plan.

Anti-Takeover Provisions of Delaware Law, our Certificate of Incorporation and our Amended and Restated Bylaws

Delaware Law

We are governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly traded Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A business combination includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An interested stockholder is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation’s voting stock, subject to certain exceptions. The statute could have the effect of delaying, deferring or preventing a change in control of our Company.

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Board of Directors Vacancies

Our Certificate of Incorporation and Bylaws authorize only our board of directors to fill vacant directorships. In addition, the number of directors constituting our board of directors may be set only by resolution of the majority of the incumbent directors.

Stockholder Action; Special Meeting of Stockholders

Our Certificate of Incorporation and Bylaws provide that our stockholders may take action by written consent. Our Certificate of Incorporation and Bylaws further provide that special meetings of our stockholders may be called by a majority of the board of directors, the Chief Executive Officer, or the Chairman of the board of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice must be delivered to the secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which a public announcement of the date of such meeting is first made by us. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock are available for future issuance without stockholder approval and may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise. If we issue such shares without stockholder approval and in violation of limitations imposed by Nasdaq or any stock exchange on which our stock may then be trading, our stock could be delisted.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is [●].

Stock Market Listing

We have applied to have our shares of common stock listed for trading on Nasdaq under the symbol “IAMR .”

DESCRIPTION OF SECURITIES WE ARE OFFERING

Common Stock

We are offering the Shares of our common stock at the public offering price of $[●] per Share. The material terms and provisions of our common stock are described under the caption “Description of Our Capital Stock” in this prospectus.

Representative’s Warrants

Please see “Underwriting — Underwriters’ Warrants” for a description of the warrants we have agreed to issue to the representative of the underwriters in this offering, subject to the completion of the offering. We expect to enter into a warrant agreement in respect of the representative’s warrants prior to the closing of this offering.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO
NON-U.S. HOLDERS OF OUR COMMON STOCK

The following is a summary of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the ownership and disposition of our common stock but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (“Internal Revenue Code”) Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. No ruling on the U.S. federal, state, or local tax considerations relevant to our operations or to the purchase, ownership or disposition of our shares, has been requested from the IRS or other tax authority. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This summary also does not address the tax considerations arising under the laws of any non-U.S., state or local jurisdiction, or under U.S. federal gift and estate tax laws, except to the limited extent set forth below. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

●	banks, insurance companies or other financial institutions, regulated investment companies or real estate investment trusts;

●	persons subject to the alternative minimum tax or Medicare contribution tax on net investment income;

●	tax-exempt organizations or governmental organizations;

●	controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;

●	brokers or dealers in securities or currencies;

●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

●	persons that own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);

●	U.S. expatriates and certain former citizens or long-term residents of the U.S.;

●	partnerships or entities classified as partnerships for U.S. federal income tax purposes or other pass-through entities (and investors therein);

●	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction or integrated investment;

●	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

●	persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code; or

●	persons deemed to sell our common stock under the constructive sale provisions of the Internal Revenue Code.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, non-U.S., or other taxing jurisdiction or under any applicable tax treaty.

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Non-U.S. Holder Defined

For purposes of this discussion, you are a non-U.S. holder (other than a partnership) if you are any holder other than:

●	an individual citizen or resident of the U.S. (for U.S. federal income tax purposes);

●	a corporation or other entity taxable as a corporation created or organized in the U.S. or under the laws of the U.S., any state thereof, or the District of Columbia, or other entity treated as such for U.S. federal income tax purposes;

●	an estate whose income is subject to U.S. federal income tax regardless of its source; or

●	a trust (x) whose administration is subject to the primary supervision of a U.S. court, and which has one or more “U.S. persons” (within the meaning of Section 7701(a)(30) of the Internal Revenue Code) who have the authority to control all substantial decisions of the trust or (y) which has made a valid election to be treated as a U.S. person.

In addition, if a partnership or entity classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our common stock, and partners in such partnerships, should consult their tax advisors.

Distributions

As described in “Dividend Policy,” we have never declared or paid cash dividends on our common stock and do not anticipate paying any dividends on our common stock in the foreseeable future. However, if we do make distributions on our common stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in our common stock, but not below zero, and then will be treated as gain from the sale of stock as described below under “— Gain on Disposition of Common Stock.”

Subject to the discussion below on effectively connected income, backup withholding and foreign accounts, any dividend paid to you generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, you must provide us with an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate. A non-U.S. holder of shares of our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Dividends received by you that are effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a permanent establishment maintained by you in the U.S.) are generally exempt from such withholding tax. In order to obtain this exemption, you must provide us with an IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. In addition, if you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. You should consult your tax advisor regarding any applicable tax treaties that may provide for different rules.

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Gain on Disposition of our Shares

Subject to the discussion below regarding backup withholding and foreign accounts, you generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

●	the gain is effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment maintained by you in the U.S.);

●	you are a non-resident alien individual who is present in the U.S. for a period or periods aggregating 183 days or more during the taxable year in which the sale or disposition occurs and certain other conditions are met; or

●	our common stock constitutes a U.S. real property interest by reason of our status as a “U.S. real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time within the shorter of (i) the five-year period preceding your disposition of our common stock, or (ii) your holding period for our common stock.

We believe that we are not currently and will not become a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion so assumes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as U.S. real property interests only if you actually or constructively hold more than five percent of such regularly traded common stock at any time during the shorter of the five-year period preceding your disposition of, or your holding period for, our common stock.

If you are a non-U.S. holder described in the first bullet above, you will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. If you are an individual non-U.S. holder described in the second bullet above, you will be required to pay a flat 30% tax (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, which gain may be offset by U.S. source capital losses for the year (provided you have timely filed U.S. federal income tax returns with respect to such losses). You should consult any applicable income tax or other treaties that may provide for different rules.

Federal Estate Tax

Our common stock beneficially owned by an individual who is not a citizen or resident of the U.S. (as defined for U.S. federal estate tax purposes) at the time of their death will generally be includable in the decedent’s gross estate for U.S. federal estate tax purposes unless an applicable estate tax treaty provides otherwise. The test for whether an individual is a resident of the U.S. for U.S. federal estate tax purposes differs from the test used for U.S. federal income tax purposes. Some individuals, therefore, may be non-U.S. holders for U.S. federal income tax purposes, but not for U.S. federal estate tax purposes, and vice versa.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

Payments of dividends or of proceeds on the disposition of stock made to you may be subject to information reporting and backup withholding at a current rate of 28% unless you establish an exemption, for example, by properly certifying your non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or another appropriate version of IRS Form W-8.

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Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance

The Foreign Account Tax Compliance Act, or FATCA, imposes withholding tax at a rate of 30% on dividends on and gross proceeds from the sale or other disposition of our common stock paid to “foreign financial institutions” (as specially defined under these rules), unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise establishes an exemption. FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on and gross proceeds from the sale or other disposition of our common stock paid to a “non-financial foreign entity” (as specially defined for purposes of these rules) unless such entity provides the withholding agent with a certification identifying certain substantial direct and indirect U.S. owners of the entity, certifies that there are none or otherwise establishes an exemption. The withholding provisions under FATCA generally apply to dividends on our common stock, and under current transition rules, are expected to apply with respect to the gross proceeds from the sale or other disposition of our common stock on or after January 1, 2020. An intergovernmental agreement between the U.S. and an applicable foreign country may modify the requirements described in this paragraph. Non-U.S. holders should consult their tax advisors regarding the possible implications of this legislation on their investment in our common stock.

Each prospective investor should consult its tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

UNDERWRITING

Spartan Capital Securities, LLC is acting as the representative (the “Representative”) of the underwriters of this offering. Under the terms of an underwriting agreement, which is filed as an exhibit to the registration statement, each of the underwriters named below has severally agreed to purchase from us the respective number of shares of common stock shown opposite its name below.

Underwriters	Number of Shares

Spartan Capital Securities LLC

The underwriting agreement provides that the underwriters’ obligation to purchase shares of our common stock depends on the satisfaction of the conditions contained in the underwriting agreement including:

●	the representations and warranties made by us to the underwriters are true;

●	there is no material change in our business or the financial markets; and

●	we deliver customary closing documents to the underwriters.

The underwriters initially propose to offer our common stock directly to the public at the public offering price set forth on the front cover page of this prospectus and to certain dealers at such offering price less a concession not to exceed $[●] per share. After the initial public offering of our common stock, the offering price and other selling terms may be changed by the underwriters. Sales of our common stocks made outside the United States may be made by affiliates of certain of the underwriters.

Commissions and Expenses

The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per Share	Total with no Over- Allotment	Total with Over- Allotment
Public offering price	$	$	$
Underwriting discount (8%)	$	$	$
Proceeds, before expenses, to us	$	$	$

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We have also agreed to reimburse the Representative for certain fees and expenses incurred by the Representative in connection with the offering, and any amounts not actually incurred will be reimbursed to us. We have paid an expense deposit of $10,000 to the Representative, which will be applied against the actual accountable expenses that will be payable by us to the Representative in connection with this offering and will be reimbursed to us to the extent such expenses are not incurred in compliance with FINRA Rule 5110(g)(4)(A). We will pay up to $50,000 of non-accountable expenses and a maximum of $150,000 for fees and expenses including legal fees and disbursements, and other out-of-pocket expenses incurred by the Representative in connection with the offering plus the costs associated with the use of a third-party electronic road show service up to an amount equal to $10,000, and the costs associated with transfer agent fees or clearing costs up to USD$12,900.

Option to Purchase Additional Securities

We have granted the underwriters an option exercisable for 45 days after the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of (i) [●] shares of common stock sold in this offering, from us in any combination thereof to cover over allotments, if any. To the extent that the Representative exercises this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional shares of common stock as the number of shares to be purchased by it in the above table bears to the total number of shares offered by this prospectus. We will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer the additional shares of common stock on the same terms as those on which the other shares of common stock are being offered hereunder. If this option is exercised in full, the total offering price to the public will be approximately $[●] and the total net proceeds, before expenses and after the credit to the underwriting commissions, to us will be approximately $[●].

Lock-Up Agreements

We have agreed that for a period of 180 days after the closing of this offering, we and any of our successors will not, without the prior written consent of the Representative, which may be withheld or delayed in the Representative’s sole discretion:

● offer, issue, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly;

● enter into any swap or other arrangement that transfers to another entity, in whole or in part, any of the economic consequences of ownership of any of our common stock or such other securities, whether any such transaction described above is to be settled by delivery of shares of our capital stock or such other securities, in cash or otherwise;

●complete any offering of our debt securities, other than entering into a line of credit with a traditional bank; or • file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or any securities convertible into or exercisable or exchangeable for common stock.

The foregoing restrictions will not apply to (1) the shares of common stock to be sold under this prospectus, (2) the issuance of common stock upon the exercise of warrants or the conversion of outstanding preferred stock or other outstanding convertible securities disclosed as outstanding in the registration statement of which this prospectus is a part, (3) the issuance of employee stock options not exercisable during the lock-up period and the grant of restricted stock awards or restricted stock units or shares of common stock pursuant to equity incentive plans described in the registration statement of which this prospectus forms a part, (4) the filing of a registration statement on Form S-8 or any successor form thereto, (5) the issuance of unregistered securities issued pursuant to acquisitions or strategic transactions approved by a majority of our disinterested directors, but shall not include a transaction in which we are issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, and (6) the issuance of unregistered securities in payment or settlement of trade payables, contractor fees, or legal proceedings.

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Each of our directors, executive officers and all beneficial owners of more than 5% of our common stock will be entering into lock-up agreements with the Representative prior to the commencement of this offering pursuant to which each of these persons or entities has agreed that, for a period ending 180 days after the date of this prospectus, none of them will, without the prior written consent of the Representative (which may be withheld or delayed in the Representative’s sole discretion):

● offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or file (or participate in the filing of) a registration statement with the SEC in respect of, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock (including without limitation, shares of common stock which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC and the securities which may be issued upon exercise of a stock option or warrant);

● enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the shares of, whether any such transaction is to be settled by delivery of shares of common stock or such other securities, in cash or otherwise;

● make any demand for or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for shares of common stock; or

● publicly announce an intention to effect any transaction specified above.

The restrictions described in the immediately preceding paragraph and contained in the lock-up agreements do not apply, subject in certain cases to various conditions, to the following:

● transfers as a bona fide gift or gifts, provided that the one or donees agree to be bound in writing by the above restrictions;

● transfers to any trust for the direct or indirect benefit of the locked-up person or the immediate family of the locked-up person, provided that the trustee of the trust agrees to be bound in writing by the above restrictions, and provided further that any such transfer will not involve a disposition for value; or

● the acquisition or exercise of any stock option issued pursuant to our existing stock option plan, including any exercise effected by the delivery of shares of our common stock held by the locked-up person.

Representative Warrants

We have also agreed to issue to the Representative or its designees at the closing of this offering, warrants (the “Representative Warrants”) to purchase an aggregate of 8.0% shares of common stock (8.0% of the number of shares sold in the offering), or [●] shares of common stock if the overallotment option is exercised in full. The Representative Warrants will be exercisable at any time and from time to time, in whole or in part, during a period commencing six months from the effective date of the registration statement of which this prospectus forms a part and expiring five years from the effective date of the offering. The Representative Warrants will be exercisable at a price equal to 110% of the public offering price per share of common stock. The Representative Warrants have been deemed compensation by FINRA and are, therefore, subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The Representative or its assignees under this Rule 5110(g)(1) shall not sell, transfer, assign, pledge or hypothecate the Representative Warrants, nor engage in any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the Representative Warrants, for a period of 180 days after commencement of sales in this offering, except that they may be assigned, in whole or in part, as specifically set forth in the underwriting agreement. The Representative Warrants will provide for unlimited “piggyback” registration rights for a period of seven years following the commencement of sales pursuant to the registration statement of which this prospectus forms a part in compliance with FINRA Rule 5110(g)(8)(D), cashless exercise provisions and customary anti-dilution provisions (for stock dividends and splits and recapitalizations) and anti-dilution protection (adjustment in the number and price of such warrants and the shares underlying such warrants) resulting from corporate events (which would include dividends, reorganizations, mergers, etc.) and future issuance of common stock or common stock equivalents at prices (or with exercise and/or conversion prices) below the offering price as permitted under FINRA Rule 5110(g)(8)(E).

Private Placement Fees

On August 31, 2023, we conducted an offering of a senior secured convertible note to Target Capital 6 LLC, Spartan Capital Securities, LLC served as the sole placement agent for this note in the total amount of $500,000 with a 20% original issue discount and 40,000 shares of the Company’s Common Stock. Spartan Capital Securities, LLC received 20,000 shares of the Company’s Common Stock as only compensation for the placement of this note described elsewhere in this prospectus.

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Tail Financing

If, during the 12-month period following the closing of this offering, we consummate a financing with investors with whom the Representative had contacted or introduced to us during the period in which we engaged the Representative, we will pay the Representative a fee equal to 8% of the proceeds of such financing and warrants to purchase a number of shares of our common stock equal to 5% of the aggregate number of shares of our common stock sold in such offering at an exercise price equal to 110% of the offering price of the shares of our common stock sold in such offering.

Offering Price Determination

The actual offering price of shares of common stock we are offering will be negotiated between us and the Representative.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization

In accordance with Regulation M under the Exchange Act, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including short sales and purchases to cover positions created by short positions, stabilizing transactions, syndicate covering transactions, penalty bids and passive market making.

●	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

●	A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

●	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

●	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

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These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on Nasdaq or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Listing on The Nasdaq Capital Market

We have applied to have our common stock listed on Nasdaq under the symbol “IAMR” subject to notice of issuance.

Discretionary Accounts

The underwriters have informed us that they do not expect to sell more than 5% of the common stock in the aggregate to accounts over which they exercise discretionary authority.

Other Relationships

Certain of the underwriters and their affiliates may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates for which they may in the future receive customary fees.

Maxim Group LLC Letter Agreement

We are a party to a letter agreement, dated October 18, 2018, with Maxim Group LLC (“Maxim”), pursuant to which we retained Maxim to provide us with general financial and investment banking services. Pursuant to the letter agreement, we agreed to pay Maxim a monthly fee of $5,000 and to issue to Maxim or its designees 235,000 shares of our common stock. In the event that we received financing from a third party introduced to us by Maxim, we agreed to pay Maxim a cash fee of 8% of the amount of capital raised, invested or committed, and to deliver a warrant to Maxim to purchase shares of our common stock equal to 8% of the number of shares of common stock underlying the securities issued in such financing. Additionally, in the event that we entered into certain transactions with a third party introduced to us by Maxim, including a merger, acquisition or sale of stock or assets, joint venture, strategic alliance or other similar transaction, we agreed to pay Maxim a cash fee of 3% of the consideration paid in such transaction. Such letter agreement had a term of 18 months and expired in April 2020. Maxim assisted us in obtaining approximately $1,000,000 of financing in 2019 and 2020.

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Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in the European Economic Area and the United Kingdom

In relation to each Member State of the European Economic Area and the United Kingdom (each a “Relevant State”), no shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and us that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation. In the case of any shares being offered to a financial intermediary as that term is used in the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters have been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer to the public” in relation to shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares in the United Kingdom within the meaning of the Financial Services and Markets Act 2000.

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Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the “SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares, or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (the “FINMA”), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the “CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in France

This prospectus (including any amendment, supplement or replacement thereto) is not being distributed in the context of a public offering in France within the meaning of Article L. 411-1 of the French Monetary and Financial Code (Code monétaire et financier). This prospectus has not been and will not be submitted to the French Autorité des marchés financiers (the “AMF”) for approval in France and accordingly may not and will not be distributed to the public in France.

Pursuant to Article 211-3 of the AMF General Regulation, French residents are hereby informed that:

1.	the transaction does not require a prospectus to be submitted for approval to the AMF;

2.	persons or entities referred to in Point 2°, Section II of Article L. 411-2 of the Monetary and Financial Code may take part in the transaction solely for their own account, as provided in Articles D. 411-1, D. 734-1, D. 744-1, D. 754-1 and D. 764-1 of the Monetary and Financial Code; and

3.	the financial instruments thus acquired cannot be distributed directly or indirectly to the public otherwise than in accordance with Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the Monetary and Financial Code.

This prospectus is not to be further distributed or reproduced (in whole or in part) in France by the recipients of this prospectus. This prospectus has been distributed on the understanding that such recipients will only participate in the issue or sale of our common stock for their own account and undertake not to transfer, directly or indirectly, our common stock to the public in France, other than in compliance with all applicable laws and regulations and in particular with Articles L. 411-1 and L. 411-2 of the French Monetary and Financial Code.

Notice to Prospective Investors in Germany

Our common stock may be offered and sold in the Federal Republic of Germany only in compliance with the Prospectus Regulation, the Commission Delegated Regulations (EU) 2019/979 and (EU) 2019/980, each as of March 14, 2019 and the German Securities Prospectus Act (Wertpapierprospektgesetz), as amended, or any other laws applicable in Germany governing the issue, offering and sale of securities. This prospectus has not been approved under the Prospectus Regulation and, accordingly, our common stock may not be offered publicly in the Federal Republic of Germany. Our common stock will only be offered in the Federal Republic of Germany in reliance on an exemption from the requirement to publish an approved securities prospectus under the Prospectus Regulation. Any resale of our common stock in Germany may only be made in accordance with the Prospectus Regulation and other applicable laws.

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Notice to Prospective Investors in Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) of Hong Kong and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Notice to Prospective Investors in China

This prospectus will not be circulated or distributed in the PRC and the shares will not be offered or sold and will not be offered or sold to any person for re-offering or resale directly or indirectly to any residents of the PRC except pursuant to any applicable laws and regulations of the PRC. Neither this prospectus nor any advertisement or other offering material may be distributed or published in the PRC, except under circumstances that will result in compliance with applicable laws and regulations.

LEGAL MATTERS

The validity of the issuance of the common stock offered by us in this offering will be passed upon for us TroyGould PC, Los Angeles, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Lucosky Brookman LLP.

EXPERTS

The consolidated financial statements of Medical Industries of the Americas, Inc. as of December 31, 2021 and 2020 and for each of the years then ended included in this registration statement, of which this prospectus forms a part, have been so included in reliance on the report of Bush & Associates CPA, an independent registered public accounting firm (the report on the consolidated financial statements contains an explanatory paragraph regarding our ability to continue as a going concern) appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our common stock, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

The registration statement is available at the Securities and Exchange Commission’s website at www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the Securities and Exchange Commission. we will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and, accordingly, will be required to file annual reports containing financial statements audited by an independent public accounting firm, quarterly reports containing unaudited financial data, current reports, proxy statements and other information with the Securities and Exchange Commission. You will be able to inspect and copy such periodic reports, proxy statements and other information at the website of the Securities and Exchange Commission referred to above.

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Medical Industries of the Americas, Inc.

Financial Statements

December 31, 2022 and 2021

The accompanying notes are an integral part of these financial statements

F-1

Medical Industries of the Americas, Inc.

Balance Sheets

	June 30,	December 31,
	2023	2022
Assets:
Current assets
	$3,573	$1,394
Inventory	702,096	710,971
Prepaid expenses	11,126	46,203
Total current assets	716,795	758,568

Property, plant and equipment, net	$6,213,350	6,517,417
Other assets	2,000	2,000
Total Assets	$6,932,145	$7,277,985

Liabilities and Stockholders’ Equity:
Current liabilities
Accounts payable and accrued expenses	$9,480,669	$8,411,765
Line of credit - related party	1,248,233	1,207,837
Notes payable- current	3,924,961	3,475,717
Total current liabilities	14,653,863	13,095,319

Notes payable - non-current	2,926,275	2,926,275
Convertible debt derivative liability	4,220,813	4,276,310
Total Liabilities	21,800,951	20,297,904

Stockholders’ Deficit:
Common stock,par value $0.0001,10,000,000,000 shares authorized, 51,667,400 and 51,667,400 shares issued and outstanding, respectively	5,166	5,166
Additional paid-in capital	45,497,602	45,497,602
Accumulated deficit	(60,371,574)	(58,522,687)
Total stockholders’ equity (deficit)	(14,868,806)	(13,019,919)
Total liabilities and stockholders’ equity	$6,932,145	$7,277,985

The accompanying notes are an integral part of these financial statements.

F-2

Medical Industries of the Americas, Inc.

Statements of Operations

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022

Revenue:
Revenue from products	$1,031	$1,616	$2,312	$3,699
Total revenue	1,031	1,616	2,312	3,699
Cost of Sales			-	-
Gross Profit	1,031	1,616	2,312	3,699

Operating Expenses:
General and administrative	531,771	641,820	1,083,095	1,133,996
Total operating expenses	531,771	641,820	1,083,095	1,133,996

Loss from operations	(530,740)	(640,204)	(1,080,783)	(1,130,297)

Other Income (Expense)
Realized and unrealized gain or (loss)on investments	1,111	(36,628)	1,228	(33,010)
Loss on sale of assets	-	-	(4,051)	-
Change in fair value of derivative liability	55,497	-	55,497	-
Interest expense	(419,095)	(1,101,114)	(820,778)	(2,202,229)
Total Other Income (Expense), net	(362,487)	(1,137,742)	(768,104)	(2,235,239)

Net loss before taxes	$(893,227)	$(1,777,946)	$(1,848,887)	$(3,365,536)

Income tax provision	-	-	-	-
Net loss	$(893,227)	$(1,777,946)	$(1,848,887)	$(3,365,536)

Net loss per share
Basic and diluted	$(0.02)	$(0.03)	$(0.04)	$(0.07)

Weighted average common shares outstanding
Basic and diluted	51,667,400	51,018,355	51,667,400	51,018,355

The accompanying notes are an integral part of these financial statements.

F-3

Medical Industries of the Americas, Inc.

Statements of Stockholders’ Equity (Deficit)

			Additional
	Common Stock		Paid in	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balance, December 31, 2022	51,667,400	$5,166	$45,497,602	$(58,522,687)	$(13,019,919)

Net loss				(1,848,887)	(1,848,887)

Balance, June 30, 2023	51,667,400	$5,166	$45,497,602	$(60,371,574)	$(14,868,806)

Balance, March 31, 2023	51,667,400	$5,166	$45,497,602	$(59,478,347)	$(13,975,579)

Net loss	-	-	-	(893,227)	(893,227)

Balance, June 30, 2023	51,667,400	$5,166	$45,497,602	$(60,371,574)	$(14,868,806)

Balance, December 31, 2021	51,018,355	$5,101	$45,147,867	$(48,127,116)	$(2,974,148)

Net loss				(3,365,536)	(3,365,536)

Balance, June 30, 2022	51,018,355	$5,101	$45,147,867	$(51,492,652)	$(6,339,684)

Balance, March 31, 2022	51,018,355	$5,101	$45,147,867	$(49,714,706)	$(4,561,738)

Net loss	-	-	-	(1,777,946)	(1,777,946)

Balance, June 30, 2022	51,018,355	$5,101	$45,147,867	$(51,492,652)	$(6,339,684)

The accompanying notes are an integral part of these financial statements.

F-4

Medical Industries of the Americas, Inc.

Statements of Cash Flows

	For the Six Months Ended
	June 30,
	2023	2022

CASH FLOWS FROM OPERATING ACTIVITIES:	$(1,848,887)	$(3,365,536)
Net loss
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	275,576	-
Change in fair value of convertible dent derivative liability	(55,497)	-
Loss on sale of assets	4,051	-
Investment gain (loss)	(1,226)	33,010
Effect of changes in:
Inventory	8,875	-
Prepaid expenses	35,077	-
Accounts payable and accrued expenses	1,070,131	2,863,039
Net Cash Used in Operating Activities	(511,900)	(469,487)

CASH FLOWS FROM INVESTING ACTIVITIES:
Sale of marketable securities		1,212,621
Purchase of property, plant and equipment		(389,117)
Proceeds from sale of fixed assets	24,439	-
Net Cash Provided by Financing Activities	24,439	823,504

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of notes payable	549,640	795,000
Payment of notes payable	(60,000)	(544,892)
Net Cash Provided by Financing Activities	489,640	250,108

Net Increase (Decrease) in Cash	2,179	604,125
Cash at Beginning of Year	1,394	5,167
Cash at End of Period	$3,573	$609,292

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	-	-
Income taxes paid	-	-

The accompanying notes are an integral part of these financial statements.

F-5

Medical Industries of the Americas, Inc.

Notes to Financial Statements

1. Description of business

Medical Industries of the Americas, Inc. (“the Company”) was incorporated in Delaware on December 29, 2017. The Company is an American medical supplies company that is in the process of outfitting a production facility for manufacturing dipped latex products, thermal packs, ice packs, surgical marking products and disposable scalpels.

The Company operates a manufacturing facility located in Eufaula, Alabama. The Company’s dip lines are currently tooled to produce industrial and medical gloves, and the Company launched production of gloves in August 2022. The Company also owns additional manufacturing equipment which is currently on-site, including packaging machinery, product test equipment and instrumentation used for quality control.

2. Liquidity and Going Concern

The Company has relied on cash from financing activities to fund substantially all of the cash requirements of our operating activities and have incurred losses and experienced negative cash flows. The Company had a net loss from operations of $1,848,887 for the six months ended June 30, 2023. The Company had an accumulated deficit of $60,371,574 and negative working capital of $13,937,068 as of June 30, 2023. In connection with the Company’s assessment of going concern considerations in accordance with FASB ASC 205-40, “Basis of Presentation – Going Concern,” management has determined that the negative working capital and accumulated deficit raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the accompanying financial statements are issued. The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.

3. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Estimates are used when accounting for items such as allowance for doubtful debts, valuation of convertible debt derivative liability, valuation of our common stock and stock-based compensation, income taxes and commitments. Actual results could differ from these estimates.

Impact of COVID-19

COVID-19 had, and may continue to have, an adverse effect on our business, results of operations, financial condition, and cash flows, and its future impacts remain highly uncertain and unpredictable. The Company has considered the disruptions caused by COVID-19 and assessed the potential impact on certain accounting estimates including, but not limited to, long-lived assets, contingent consideration and stock-based compensation valuations, as of June 30, 2023 and 2022 and through the date of this report. There was not a material impact to accounting estimates associated with the Company’s financial statements as of and for the years ended December 31, 2022 and 2020.

Impact of the military conflict in Ukraine

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy and our business are not determinable as of the date of these financial statements.

Cash and cash equivalents

The Company considers highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. There were no cash equivalents as of June 30, 2023 and 2022.

F-6

Marketable securities

The Company’s portfolio of marketable securities is comprised of investments in money market funds that invest in U.S. government securities and equity securities, which were purchased during 2022. The Company’s marketable securities are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of trading securities would be included in the accompanying statement of operations, to which there were $1,228 in gains during the six months ended June 30, 2023. The estimated fair values of marketable securities are determined using inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources. Interest income from securities is recorded on the accrual basis and dividends from securities are recorded on the ex-dividend date.

As of June 30, 2023 and December 31, 2022, the Company had $11,126 and $46,203, respectively, in marketable securities.

Fair Value of Financial Instruments

For purpose of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. The carrying amount of the Company’s short-term financial instruments approximates fair value due to the relatively short period to maturity for these instruments. The carrying amounts of cash, accounts receivable, accounts payable and accrued expenses and long-term notes payable approximate their fair values because of the short maturity of these instruments or market interest rate of these terms.

The Company bases the fair value of short-term investments on quoted market prices or other relevant information generated by market transactions involving identical or comparable assets. The Company measures and records derivative financial instruments at fair value.

The Company had no items measured at fair value on a nonrecurring basis during the six months ended June 30, 2023 and 2022. See Note 7 for further discussion of financial instruments that are carried at fair value on a recurring basis.

Derivative Debt Liability Financial Instruments

The Company issued series of convertible secured promissory notes with optional conversion right upon the occurrence of a qualified financing event and automatic conversion right upon the occurrence of change in control. See Note 6 for further discussion of the pertinent terms of the convertible promissory notes.

The Company evaluated the optional conversion right in accordance with the guidance contained in ASC 815, Derivatives and Hedging and concluded that they meet the derivatives criteria. Thus, they require bifurcation from the host debt instrument and accounted for as a freestanding convertible debt derivative liability, with subsequent changes in fair value recorded in statements of operations at the end of each reporting period.

Warrants to Purchase Common Stock

Warrants to purchase common stock are accounted for in accordance with the applicable accounting guidance as either derivative liability or as equity instruments depending on the specific terms of the agreement. See Note 6 for further discussion.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash and cash equivalents. The Company places its cash and temporary cash investments with credit quality financial institutions. At times, such amounts may be in excess of the FDIC $250,000 insurance limit. The Company does not anticipate incurring any losses related to these credit risks.

Property, plant and equipment

Property, plant and equipment are stated at cost less depreciation and depreciated using the straight-line method over their estimated useful lives. Expenditures for maintenance and repairs are charged to operations as incurred while additions and improvements that extend the lives of the assets are capitalized. Gains and losses on disposals are included in the statements of operations.

F-7

Property, plant and equipment estimated useful lives are as follows:

Asset Category	Useful lives
Building	40 years
Machinery and equipment	7 -10 years
Furniture and equipment	5 - 7 years

Management assesses the carrying value of property and equipment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. If there is indication of impairment, management prepares an estimate of future cash flows expected to result from the use of the asset and its eventual disposition. If these cash flows are less than the carrying amount of the asset, an impairment loss is recognized to write down the asset to its estimated fair value. No impairment loss was recorded for the years ended June 30, 2023 and 2022.

Leases

The Company accounts for leases in accordance with the provisions of ASC 842, Leases. This standard requires lessees to recognize on the balance sheet assets and liabilities for leases with lease terms of more than 12 months. The recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee will depend primarily on its classification as a finance or operating lease.

We determine if an arrangement contains a lease at inception. Right of use (“ROU”) assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at the lease commencement date based on the estimated present value of lease payments over the lease term. As of June 30, 2023, there was no ROU or lease liability recorded on the balance sheet.

Revenue Recognition

The Company accounts for revenue in accordance with ASC 606, Revenue from Contracts with Customers. The underlying principle of ASC 606 is to recognize revenue to depict the transfer of goods or services to customers at the amount expected to be collected.

The Company recognizes revenues when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as the Company fulfills its obligations under each of our agreements:

●	identify the contract with a customer;
●	identify the performance obligations in the contract;
●	determine the transaction price;
●	allocate the transaction price to performance obligations in the contract; and
●	recognize revenue as the performance obligation is satisfied.

The Company’s performance obligations to deliver products are satisfied at the point in time when control is transferred, and products are received by the customer. This occurs when the customer has legal title to and physical possession of the product, the customer has accepted the product, the significant risks and rewards of ownership have been transferred to the customer, and the Company has the present right to payment The transaction price is determined based on the consideration to which the Company will be entitled in exchange for transferring products to the customer, which is comprised of fixed consideration. To the extent that the transaction price includes variable consideration, the Company estimates the amount of variable consideration that should be included in the transaction price utilizing either the expected value method or the most likely amount method, depending on the nature of the variable consideration. Variable consideration is included in the transaction price if, in the Company’s judgement, it is probable that a significant future reversal of cumulative revenue recognized will not occur.

The Company considers itself to be the principal in the sale transactions of products produced by third parties and records revenue and costs of goods sold on a gross basis.

F-8

The Company has elected to adopt the practical expedient in ASC 606-10-25-18(b), for shipping and handling activities performed after a customer obtains control of the product, the Company elected to account for shipping and handling as activities to fulfill the promise to transfer the product and accrues for the related costs.

The timing of revenue recognition may differ from the timing of invoicing to customers. Accounts receivables are recorded at the invoiced amount, net of an allowance for doubtful accounts. A receivable is recognized in the period that the Company delivers goods or provides services, or when its right to consideration is unconditional. Payment terms on invoiced amounts are typically 30 days.

The Company may receive a payment in excess of revenue recognized to that date. In these circumstances, a contract liability is recorded and classified as Deferred Revenues. Contract liabilities are derecognized when the performance obligations are satisfied, and revenue is recognized.

The Company has not earned revenues from the manufacture of its products during the years ended June 30, 2023 and 2022. During the six months ended June 30, 2023, the Company generated revenue from the sale of third party manufactured products.

Stock-Based Compensation

The Company may issue stock options, warrants and restricted stock to employees and non-employees for services rendered. The Company accounts for share-based payments under the guidance as set forth in the Share-Based Payment Topic 718 of the FASB Accounting Standards Codification, which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees, officers, directors, and consultants, including employee stock options, based on estimated fair values. The Company estimates the fair value of stock option and warrant awards to employees and directors on the date of grant using an option-pricing model, and the value of the portion of the award that is ultimately expected to vest is recognized as expense over the required service period in our Statements of Operations. The Company estimates the fair value of restricted stock awards to employees and directors using the market price of our common stock on the date of grant, and the value of the portion of the award that is ultimately expected to vest is recognized as expense over the required service period in our Statements of Operations.

Income taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of June 30, 2023 and 2022.

Net Loss Per Common Share

The Company computes net loss per share under Accounting Standards Codification subtopic 260-10, Earnings Per Share (“ASC 260-10”). Net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding during the year. Diluted earnings per share includes the number of additional common shares that would have been outstanding if all dilutive potential common shares had been issued, using the treasury stock method. The dilutive effect of potentially dilutive securities is reflected in diluted net income per share if the exercise prices were lower than the average fair market value of common shares during the reporting period. Potential common shares are excluded from the computation when their effect is antidilutive. Basic and diluted net loss per common share is the same for the years ended June 30, 2023 and 2022 because the Company has only incurred losses and all potentially dilutive securities are anti-dilutive.

F-9

The following table reflects the calculation of basic and diluted net loss per common share as of June 30, 2023 and 2022:

	June 30
	2023	2022
Numerator
Net loss	$(1,848,887)	$(3,365,536)
Denominator
Weighted average shares outstanding, basic and diluted	51,667,400	51,018,355
Net loss per share, basic and diluted	$(0.04)	$(0.07)

Recently Issued Accounting Standards – Adopted

Fair Value Measurements

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement. This standard modifies certain disclosure requirements on fair value measurements. This standard became effective for us on January 1, 2020. The adoption of this standard did not have a material impact on the Company’s disclosures.

Recently Issued Accounting Pronouncements – Not Yet Applicable or Adopted

In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas.

The new standard will become effective for the Company beginning January 1, 2024, using either a modified retrospective or a fully retrospective method of transition and early adoption is permitted. Management is currently evaluating the impact of the new standard on the Company’s financial statements.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

F-10

4. Property, plant and equipment

Property and equipment stated at cost, less accumulated depreciation as of June 30, 2023 and December 31, 2022 are comprised of the following:

	June 30,2023	December 31,2022
Land	$66,474	$66,474
Building	836,950	847,544
Machinery and equipment	5,050,415	5,330,767
Furniture and equipment	259,511	272,622
Total	$6,213,350	$6,517,417

All the property, plant and equipment are related to the process of outfitting a production facility in Eufaula, Alabama, for manufacturing industrial and medical gloves, dipped latex products, thermal packs, ice packs, surgical marking products and disposable scalpels. Outfitting the facility began in 2020 and continued through August 2022, at which time manufacturing operations were launched. Depreciation expense for the six months ended June 30, 2029 was $269,633.

5. Line of Credit – related party

On May 7, 2018, the Company engaged Gnosiis International (“Gnosiis”) which is controlled by a director, officer and significant Stockholder of the Company, to provide management and consulting services to the Company in exchange for one-time fee of $37,000. On the same date, the Company entered into an unsecured line of credit agreement (“LOC”) with Gnosiis for a maximum loan amount of $100,000, to finance the services provided by Gnosiis to the Company. The interest rate of the line of credit is the Wells Fargo Prime Rate plus 8%. Certain payments were required on weekly basis during the first 24 months, after which Gnosiis received the right to call the loan at any time, upon which the balance outstanding would be amortized over 36 months flat line with interest accruing monthly. If the Company terminates the services of the director, officer and significant Stockholder who controls Gnosiis, the outstanding principal and accrued interest will be due immediately. Upon default of payment, the outstanding principal and accrued interest will be due immediately.

On January 1, 2019, the management services and LOC agreements were amended by expanding the scope of management services to be provided by Gnosiis, in exchange for a flat fee of $9,950 per month and increasing the LOC maximum loan amount to $500,000.

The management services agreement states that Gnosiis will receive a flat fee of $375,000, which will be added to the line of credit balance, for its efforts to have our common stock listed on a national securities exchange. The fee will be immediately accrued and billed upon submission of a S-1 registration statement with the U.S. Securities and Exchange Commission or an alternative filing such as a Form 1A.

6. Notes payable

The following is a breakdown of the notes payable as of June 30, 2023 and December 31, 2022:

	June 30, 2023	December 31, 2022
2036 Future Investments convertible promissory note payable — current	$38,585	$38,585
10% Secured convertible promissory notes payable — current	617,703	468,459
Secured promissory notes payable — current	1,451,420	1,151,420
HarCal Inc. secured convertible promissory note payable	1,248,233	1,207,837
Target Capital secured convertible promissory note payable — current	1,817,253	1,817,253
Total notes payable — current	5,173,194	4.,683,554
Secured promissory notes payable — non —current	2,926,275	2,926,275
Total notes payable, net	$8,099,469	$7,609,829

F-11

2036 Future Investments (“note holder”)- a $75,000 secured convertible promissory note issued on January 19, 2018 with an interest rate of 15% annually and a maturity date of 24 months. The note is secured by a junior and subordinated security interest in all of the assets of the Company. Under the terms of the note, if the note holder’s ownership of the Company’s outstanding common shares is diluted to less than 3%, at any time during the first 36 months of the borrower being formalized, or 24 months of the borrower’s common shares trading as SEC compliant securities in any public stock exchange or marketplace, whichever comes later, the note holder may compel the Company to repay the note within 30 days or note holder will receive an Original Interest Discount (OID) of $15,000. The note holder chose to receive the OID amount, which was recorded as interest expense in the statement of operations. The Company defaulted on payment at the maturity date and the note holder did not take any legal action to recall the payment of the outstanding principal, accrued interest and liquidated damages. Additionally, the note holder did not enforce his rights to the note’s collateral. Both parties are negotiating the payment term.

Optional conversion - Upon the Company being publicly listed and trading in the stock exchange market for a minimum of 7 months, the note is convertible, in whole or in part, into shares of Common Stock at the option of the borrower, at a discounted conversion price of the lowest of (i) 50 day moving average price for the borrower’s common shares, or (ii) 200 day moving average price for the borrower’s common shares. The discounted conversion price is an additional 5% gross discount on other promissory notes converting into common stock. As of June 30, 2023 and December 31, 2022, the convertible debt derivative liability was $168,976, respectively. See discussions in notes 7 and 8.

Additionally, the note holder received 7 shares of the Company’s common stock at no charge for every $1 in the principal amount of the promissory note for a total of 525,000 shares of common stock (now 3,250,000 shares following a 5:1 split that took place on March 8, 2019). These shares were considered a debt discount, valued using the common stock fair value at the issuance date and expensed as interest expense in the statements of operations, as incurred. See discussions in notes 7 and 8.

10% Secured Convertible Promissory Notes – series of secured convertible promissory notes issued in 2019 and 2020, bearing annual interest rate of 10% with maturity dates of 6 to 24 months. Principal and interest are due in one balloon payment on the maturity date. The notes are secured by a security interest in all the assets of the Company.

Mandatory conversion - principal and accrued interest automatically convert into common stock of the Company, upon the sale or series of sales of shares of common or preferred Stock by the Company which results in proceeds to the Company in the aggregate amount of at least one million dollars ($1,000,000) defined as a (“Qualified Financing”), at a discounted conversion price of 10% to the per common share price.

Optional conversion - at any time prior to the maturity date or above mandatory conversion and provided the Company’s common stock is trading on a trading market for thirty trading days, at the sole option of the Company, the outstanding principal amount together with accrued interest is converted into shares of the common stock of the Company at a conversion price equal to the average of the closing prices for the thirty trading days immediately prior to the conversion date.

The Company determined that the mandatory conversion is most likely to occur, evidenced by the occurrence of the Qualified Financing event on November 1, 2022. As of June 30, 2023 and December 31, 2022, the convertible debt derivative liability was $16,684 and $50,052, respectively. See discussions in notes 7 and 8.

Additionally, the note holders received 1 to 13 shares of the Company’s common stock at no charge for every $1 in the principal amount of the promissory notes. These shares were considered a debt discount, valued using the common stock fair value at the issuance date and expensed as interest expense in the statements of operations, as incurred. See discussions in notes 7 and 8.

The Company defaulted on payment at the maturity dates and the note holders did not take any legal action to recall the payment of the outstanding principal and accrued interest. Additionally, the note holders did not enforce their rights to the notes’ collateral.

F-12

Secured Promissory Notes – series of secured promissory notes, bearing annual interest rates of 10% - 13.4% with maturity dates of one to two years. The notes are secured by a security interest in all the assets of the Company. The Company defaulted on payment at the maturity dates and the note holders did not take any legal action to recall the payment of the outstanding principal and accrued interest. Additionally, the note holders did not enforce their rights to the notes’ collateral.

Additionally, the note holders received 1 to 13 shares of the Company’s common stock at no charge for every $1 in the principal amount of the promissory notes. These shares were considered a debt discount, valued using the common stock fair value at the issuance date and expensed as interest expense in the statements of operations, as incurred. See discussions in notes 7 and 8.

On November 1, 2022, upon the occurrence of the Qualified Financing event, number of 10% Secured Convertible Promissory Notes and Secured Promissory notes holders converted a total of $434,526 principal and $78,558 accrued interest into 1,193,946 shares of common stock at $0.45 per share. Additionally, total convertible debt derivative liability of $86,316 was reversed and total net loss on debt extinguishment of $3,743,067 was recorded in the statements of operations, on the conversion date.

HarCal Inc. Promissory Note – On April 20, 2018, the Company issued a $5,000,000 note payable to HarCal for the acquisition of manufacturing facility, located in Eufaula, Alabama. The note payable bears interest at Libor plus 6% with no payments due and no interest charged until the 25th month of the term of the note. The Company defaulted on the monthly payments after the initial 24 months. On November 19, 2022, both parties agreed to replace the initial promissory note with a convertible promissory note of $5,145,206 maturing on November 19, 2026 and bearing annual interest of LIBOR plus 6%. Commencing December 1, 2022, monthly payments of $10,000 to be made and applied first to accrued interest and then to principal. Commencing December 1, 2022, monthly payments to be made over the next four years in amounts necessary to amortize this note through the maturity date. The Company has the right of early payment of the notes with no penalty. Also, the new note provided the note holder with a secured interest in all the Company’s assets pari passu with Target Capital secured interest in all the Company’s assets.

Conversion – In the event of Liquidity (public offering in Nasdaq or NYSE), the new note grants the note holder, at its sole option, with the right to convert the outstanding balance of the principal and accrued interest, in whole or in part, divided by the liquidity event common stock price discounted by 35%, to the Company’s shares of common stock. As of December 31, 2022, the convertible debt derivative liability was $2,210,522. See discussion in notes 7 and 8.

Warrants – The new note granted the note holder a warrant to purchase up to 50% of the number of common shares issued upon the full conversion of the new note to the Company’s common shares. The right is exercisable, at any time on or after the date when the note holder exercises his right to convert in full the new convertible promissory note to the Company’s common shares on or prior to November 19, 2026 (maturity date). The warrants shares are equal to 100% of the converted principal amount plus any converted unpaid accrued interest divided by the conversion price of the liquidity event share price discounted by 65%. Exercise price of warrants equal 1.30 multiplied by the conversion price of the liquidity event share price discounted by 65%. Conversion of warrants is capped to ownership limitation of 4.99% of the number of shares of the common stock outstanding immediately after giving effect to the issuance of shares of common stock issuable upon exercise of the warrants. The note holder has the option to increase the ownership cap to 9.99% of the number of shares of the common stock outstanding immediately after giving effect to the issuance of shares of common stock issuable upon exercise of the warrants. The Company determined that the warrants are embedded in the secured convertible debt instrument. Additionally, the Company evaluated the warrants in accordance with the guidance contained in ASC 815, Derivatives and Hedging and concluded that they do not meet the derivatives criteria. Thus, they are not required to be bifurcated from the host secured convertible debt instrument and accounted for as a freestanding derivative liability.

F-13

Target Capital Secured Convertible Promissory Note – On November 23, 2022, the Company issued a zero-coupon convertible promissory note with a redemption value of $2,376,500, discounted at an annual interest rate of 15% or $356,500, to Target Capital Partners (“Bridge loan”), so that net principal is $2,020,000. The Company received note proceeds of $1,903,700, net of debt issuance costs of $116,300. The principal, debt discount of $356,500 and debt issuance cost of $116,300 are payable at the maturity date in August 2022. On August 29, 2022, the Bridge Loan maturity date was amended, extending it to the earlier of June 30, 2023 or the occurrence of a liquidity event (defined as initial public offering of its common stock to a primary exchange). On January 5, 2023, the Bridge Loan maturity date was further amended, extending it to the earlier of April 30, 2022 or the occurrence of a liquidity event. The Company recorded a debt discount of $356,000 over the note term and expensed debt issuance costs of $116,300, as interest expense in the statements of operations, upon the execution of the note payable. As of June 30, 2023 and December 31, 2022, the note payable was $1,892,999, net of $1,218,801 debt discount.

The Bridge Loan provides the note holder with security interest in all the Company’s assets.

The Company has the option to repay the note at any time after prior to the maturity date at an amount equal to (i) the outstanding principal amount of this note, plus (ii) accrued and unpaid interest hereon, plus (iii) all other amounts, costs, expenses and liquidated damages due in respect of this note if the Company prepays this note prior to the maturity date.

Optional Conversion - On any date on or following the date of a liquidity event (a public offering of common stock), the note holder shall have the right, at the note holder’s option, to convert this note in whole or in part, including any of its outstanding principal amount and any unpaid accrued interest and any fees and any and all other outstanding amounts owing thereon, in each case, on the conversion date, into conversion shares, based on a conversion price equals the liquid event price discounted at 35%. As of June 30, 2023, the convertible debt derivative liability was $4,276,310. See discussion in notes 7 and 8.

Warrants – On November 23, 2022, a warrant agreement was signed, giving the note holder the right on or after the date of liquidity event and on or prior to November 23, 2026, to purchase up to 50% of the number of common shares issued upon the full conversion of the new note to the Company’s common shares. In event of default under the promissory note agreement, the warrant shares will automatically increase from a maximum of 50% to 75% upon the full conversion of the note into common shares. The warrants shares are equal to 100% of the converted principal amount plus any converted unpaid accrued interest divided by the conversion price of the liquidity event share price discounted by 65%. Exercise price of warrants equals to 1.30 multiplied by the conversion price of the liquidity event share price discounted by 65%. The Company determined that the warrants are embedded in the secured convertible debt instrument. Additionally, the Company evaluated the warrants in accordance with the guidance contained in ASC 815, Derivatives and Hedging and concluded that they do not meet the derivatives criteria. Thus, they are not required to be bifurcated from the host secured convertible debt instrument and accounted for as a freestanding derivative liability.

Maturity of the outstanding and non-converted promissory notes payable under non-cancellable agreements as of December 31, 2022 are as follows:

Payment due by year end
2022	$2,942,445
2023	1,348,202
2024	1,348,202
2025	1,283,802
2026	1,176,818
Total note payable payments	$8,099,469

F-14

7. Fair Value Measurements

The Company follows the authoritative guidance on fair value measurements and disclosures with respect to assets and liabilities that are measured at fair value on both a recurring and nonrecurring basis. Fair value is defined as the exit price, or the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The authoritative guidance also establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs market participants would use in valuing the asset or liability, based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors market participants would use in valuing the asset or liability developed based upon the best information available in the circumstances. The categorization of financial assets and financial liabilities within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

A fair value hierarchy prioritizes the inputs used in measuring fair value into three broad levels as follows:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Inputs include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs (other than quoted prices) that are observable for the asset or liability, either directly or indirectly.

Level 3 – Unobservable inputs based on the Company’s assumptions.

The following table presents information about the Company’s liabilities that are measured at fair value on a recurring basis as of June 30, 2023 and December 31, 2022, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair values:

Description	Level	June 30, 2023	December 31, 2022
Assets:
Marketable securities
Money market funds	1	$11,126	$46,203
Equity securities	1	$-	$-
Liabilities:
Convertible debt derivative liability	3	$4,220,813	$4,276,310

The Company did not have any transfers of assets and liabilities between the levels of the fair value measurement hierarchy during the periods presented.

Level 1 instruments include marketable securities comprise of money market funds and equity securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its marketable securities.

Level 3 instruments include convertible debt derivative liability. The Company measured the convertible debt derivative liability at fair value based on significant inputs not observable in the market, which caused them to be classified as Level 3 measurements within the fair value hierarchy. The valuation of the convertible debt derivative liability used assumptions and estimates the Company believed would have been made by a market participant in making the same valuation. The Company assessed these assumptions and estimates on an on-going basis as additional data impacting the assumptions and estimates were obtained.

Level 3 Disclosures

Convertible debt derivative liability is comprised of the fair value of the conversion options granted with the issuance of convertible promissory notes, as discussed in note 6. The fair value of the convertible debt derivative liability is initially and subsequently measured at fair value using a Modified Black-Scholes Option Pricing model. Inherent in the Pricing model assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility based upon historical volatility of select peer company’s common stock that matches the expected remaining life of the convertible debt derivative liability. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the convertible promissory note issuance date for a maturity similar to the expected remaining life of the convertible debt derivative liability. The expected life of the convertible debt derivative liability is based on management’s estimate of the occurrence of the Qualified Financing or change in control events. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

F-15

The fair value is classified as Level 3 in the fair value hierarchy due to the significant management judgment required for the assumptions underlying the calculation of value.

The following table provides quantitative information regarding Level 3 fair value measurements inputs at their initial and subsequent measurement, as of June 30, 2023 and December 31, 2022:

	June 30, 2023	December 31, 2022
Stock Price	$1.38 - $4.15	$1.38 - $4.15
Exercise Price	$1.24 - $2.70	$1.24 - $2.70
Expected term	0.67 - 1.25	0.67 - 1.25
Risk-free rate	0.07% - 0.21%	0.07% - 0.21%
Annual volatility	55.52%	55.52%
Dividend yield	0.00%	0.00%

The following table presents changes in the fair value of convertible debt derivative liability for the six months ended June 30, 2023 and the year ended December 31, 2022:

Description	Derivative Liability
Balance - beginning of year as of January 1, 2021	$100,028
Issuance of convertible debt derivative liability	2,958,981
Change in fair value measurement	416,903
Reversal of convertible debt derivative liability upon conversion of notes payable to common stock	(36,264)
Fair value as of December 31, 2021	$3,439,648
Change in fair value measurement	836,662
Fair value as of December 31, 2022	$4,276,310
Change in fair value measurement	(55,497)
Fair value as of June 30, 2023	$4,220,813

8. Equity

The Company is authorized to issue 100,000,000 shares of common stock, par value $0.0001. As of June 30, 2023 and December 31, 2022, the total shares of the Company’s common stock issued and outstanding were 51,667,400, respectively. The Company effected a 5:1 stock split on March 8, 2019. All common share amounts presented reflect the 5:1 stock split.

For the six months ended June 30, 2023 and 2022 the Company issued no shares of its common stock, respectively.

9. Subsequent Events

On August 31, 2023, we conducted an offering of a senior secured convertible note to Target Capital 6 LLC, Spartan Capital Securities, LLC served as the sole placement agent for this note in the total amount of $500,000 with a 20% original issue discount and 40,000 shares of the Company’s Common Stock. Spartan Capital Securities, LLC received 20,000 shares of the Company’s Common Stock.

Subsequent events have been evaluated through the date these financial statements were available to be issued and noted no other events requiring disclosures.

F-16

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders,

Medical Industries of the Americas Inc.

Beverly Hills, California

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Medical Industries of the Americas Inc. (the “Company”) as of December 31, 2022 and 2021, and the related statements of operations and comprehensive income, changes in stockholders’ deficit, and cash flows for each of the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021 and the results of their operations and their cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a significant accumulated deficit. In addition, the Company continues to experience negative cash flows from operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Bush & Associates CPA LLC

Bush & Associates CPA LLC

We have served as the Company’s auditor since 2023.

Henderson, Nevada

October 25, 2023

The accompanying notes are an integral part of these financial statements

F-17

Medical Industries of the Americas, Inc.

Balance Sheets as of December 31, 2022 and 2021

	December 31,
	2022	2021
ASSETS:
Current Assets:
Cash	$1,394	$5,157
Inventory	710,971
Marketable securities	46,203	1,395,311
Total current assets	758,568	1,400,468
Property, plant and equipment, net	6,517,417	6,362,988
Other assets	2,000	2,000
Total assets	$7,277,985	$7,765,456
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable and accrued expenses	8,411,765	281,480
Line of credit - related party	1,207,837	936,980
Notes payable - current	3,475,717	2,842,870
Total current liabilities	13,095,320	4,061,330
Notes payable – non- current	2,926,275	3,238,626
Convertible debt derivative liability	4,276,310	3,439,648
Total liabilities	20,297,905	10,739,604
COMMITMENTS (NOTE 3)
Stockholders’ Deficit:
Common stock, 100,000,000 shares authorized, par value $0.0001, 51,667,400 and 51,018,355 shares issued and outstanding, respectively	5,166	5,101
Additional paid-in-capital	44,816,646	45,147,867
Converted notes	349,735
Accumulated deficit	(58,522,687)	(48,127,116)
Total Stockholders’ Deficit	(13,019,919)	(2,974,148)
Total Liabilities and Stockholders’ Deficit	$7,277,985	$7,765,456

The accompanying notes are an integral part of these financial statements

F-18

Medical Industries of the Americas, Inc.

Statements of Operations for the Years ended

December 31, 2022 and 2021

	For the Years ended
	December 31, 2022	December 31, 2021
Revenue:
Revenue from products	$6,022	$—
Total revenue	6,022	—
Cost of sales	147,922	—
Gross profit	(141,900)	—
Operating expenses:
General and administrative expenses	4,909,210	1,431,886
Stock based compensation	—	10,507,476
Total Operating expenses	4,909,210	11,939,362
Loss from operations	(5,051,110)	(11,939,362)
Other (expenses) income:
Interest expense, net	(4,404,458)	(9,269,496)
Realized and unrealized loss on investments	(107,521)
Dividend & interest	4,180
Change in fair value of convertible debt derivative liability	(836,662)	(416,903
Loss on debt extinguishment	—	(4,983,658
Total other expenses	(5,344,461)	(14,670,057)
Net loss before taxes	(10,395,571)	(26,609,419)
Income tax provision	—	—
Net loss	$(10,395,571)	$(26,609,419)

Net loss per share, basic and diluted	$(0.20)	$(0.58)
Weighted average shares outstanding, basic and diluted	51,667,400	51,018,355

The accompanying notes are an integral part of these financial statements

F-19

Medical Industries of the Americas, Inc.

Statements of Stockholders’ Deficit for the Years ended

December 31, 2022 and 2021

			Additional
	Common Stock		Paid In	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balance as of January 1, 2021	41,621,305	$4,162	$20,072,301	$(21,517,697)	$(1,441,234)
Common stock issued to holders of notes payable at no charge	3,875,094	388	8,633,382		8,633,770
Sale of common stock at $0.50 per share	449,505	45	224,708		224,753
Conversion of notes payable to common stock at $0.45 per share	1,588,391	158	5,710,348		5,710,348
Stock based compensation	3,484,060	348	10,507,128		10,507,476
Net Loss				(26,609,419)	(26,609,419)
Balance as of December 31, 2021	51,018,355	5,101	45,147,867	(48,127,116)	(2,974,148)
Net Loss				(10,395,571)	$(10,395,571)
Conversion of notes payable to equity	649,045	65	349,735		349,735
Balance as of December 31, 2022	51,667,400	$5,166	$45,497,602	$(58,522,687)	$(13,019,919)

The accompanying notes are an integral part of these financial statements

F-20

Medical Industries of the Americas, Inc.

Statements of Cash Flows for Years ended

December 31, 2022 and 2021

	For the years ended December 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(10,395,571)	$(26,609,419)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	117,344
Stock based compensation	—	10,507,476
Accretion of debt discount related to common stock issued to holders of notes payable at no charge	—	9,197,770
Net loss on extinguishment of debt	—	4,983,658
Change in fair value of convertible debt derivative liability	836,662	416,903)
Changes in operating assets and liabilities
(Increase) decrease in other assets	(710,970)	—
Increase (decrease) in accounts payable and accrued expenses	8,130,285	216,480)
Net cash used in operating activities	(2,022,250)	(1,287,132)

CASH FLOWS FROM INVESTING ACTIVITIES
Sale (Purchase) of marketable securities	1,349,108	(1,395,311)
Purchase of property, plant and equipment	(602,995)	(106,834)
Net cash used in investing activities	746,113	(1,502,145)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common stock	—	224,753
Proceeds from conversion of notes to equity	681,021
(Repayment) Proceeds from line of credit - related party, net	270,857	(44,803)
Proceeds from notes payable, net	320,496	2,585,315
Net cash provided by financing activities	1,272,374	2,765,265

Net decrease in cash and cash equivalents	(3,763)	(24,012
Cash and cash equivalents, beginning of the year	5,157	29,169
Cash and cash equivalents, end of the year	$1,394	$5,157

Supplemental disclosures for cash flow information:
Cash paid during the year for interest	$—	$472,800

Supplemental disclosure of Noncash financing activities:
Initial issuance of convertible debt derivative liability	$—	$2,958,981
Reversal of notes payable-current resulting from conversion of notes payable to common stock	$—	$612,026
Reversal of convertible debt derivative liability resulting from conversion of notes payable to common stock	$—	$36,264
Reversal of accrued interest resulting from conversion of notes payable to common stock	$—	$78,558

The accompanying notes are an integral part of these financial statements

F-21

Medical Industries of the Americas, Inc.

Notes to Financial Statements

1. Description of business

Medical Industries of the Americas, Inc. (“the Company”) was incorporated in Delaware on December 29, 2017. The Company is an American medical supplies company that is in the process of outfitting a production facility for manufacturing dipped latex products, thermal packs, ice packs, surgical marking products and disposable scalpels.

The Company operates a manufacturing facility located in Eufaula, Alabama. The Company’s dip lines are currently tooled to produce industrial and medical gloves, and the Company launched production of gloves in August 2022. The Company also owns additional manufacturing equipment which is currently on-site, including packaging machinery, product test equipment and instrumentation used for quality control.

2. Liquidity and Going Concern

The Company has relied on cash from financing activities to fund substantially all of the cash requirements of our operating activities and have incurred losses and experienced negative cash flows. The Company had a net loss from operations of $5,051,110 for the year ended December 31, 2022. The Company had an accumulated deficit of $58,522,687 and negative working capital of $12,336,751 as of December 31, 2022. In connection with the Company’s assessment of going concern considerations in accordance with FASB ASC 205-40, “Basis of Presentation – Going Concern,” management has determined that the negative working capital and accumulated deficit raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the accompanying financial statements are issued. The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.

3. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Estimates are used when accounting for items such as allowance for doubtful debts, valuation of convertible debt derivative liability, valuation of our common stock and stock-based compensation, income taxes and commitments. Actual results could differ from these estimates.

Impact of COVID-19

COVID-19 had, and may continue to have, an adverse effect on our business, results of operations, financial condition, and cash flows, and its future impacts remain highly uncertain and unpredictable. The Company has considered the disruptions caused by COVID-19 and assessed the potential impact on certain accounting estimates including, but not limited to, long-lived assets, contingent consideration and stock-based compensation valuations, as of December 31, 2022 and 2021 and through the date of this report. There was not a material impact to accounting estimates associated with the Company’s financial statements as of and for the years ended December 31, 2021 and 2020.

Impact of the military conflict in Ukraine

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy and our business are not determinable as of the date of these financial statements.

Cash and cash equivalents

The Company considers highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. There were no cash equivalents as of December 31, 2022 and 2021.

F-22

Marketable securities

The Company’s portfolio of marketable securities is comprised of investments in money market funds that invest in U.S. government securities and equity securities, which were purchased during 2021. The Company’s marketable securities are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of trading securities would be included in the accompanying statement of operations, to which there were $(107,521) during the year ended December 31, 2022. The estimated fair values of marketable securities are determined using inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources. Interest income from securities is recorded on the accrual basis and dividends from securities are recorded on the ex-dividend date.

As of December 31, 2022 and 2021, the Company had $46,203 and $1,395,311, respectively, in marketable securities.

Fair Value of Financial Instruments

For purpose of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. The carrying amount of the Company’s short-term financial instruments approximates fair value due to the relatively short period to maturity for these instruments. The carrying amounts of cash, accounts receivable, accounts payable and accrued expenses and long-term notes payable approximate their fair values because of the short maturity of these instruments or market interest rate of these terms.

The Company bases the fair value of short-term investments on quoted market prices or other relevant information generated by market transactions involving identical or comparable assets. The Company measures and records derivative financial instruments at fair value.

The Company had no items measured at fair value on a nonrecurring basis during the year ended December 31, 2022 and 2021.

See Note 7 for further discussion of financial instruments that are carried at fair value on a recurring basis.

Derivative Debt Liability Financial Instruments

The Company issued series of convertible secured promissory notes with optional conversion right upon the occurrence of a qualified financing event and automatic conversion right upon the occurrence of change in control. See Note 6 for further discussion of the pertinent terms of the convertible promissory notes.

The Company evaluated the optional conversion right in accordance with the guidance contained in ASC 815, Derivatives and Hedging and concluded that they meet the derivatives criteria. Thus, they require bifurcation from the host debt instrument and accounted for as a freestanding convertible debt derivative liability, with subsequent changes in fair value recorded in statements of operations at the end of each reporting period.

Warrants to Purchase Common Stock

Warrants to purchase common stock are accounted for in accordance with the applicable accounting guidance as either derivative liability or as equity instruments depending on the specific terms of the agreement. See Note 6 for further discussion.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash and cash equivalents. The Company places its cash and temporary cash investments with credit quality financial institutions. At times, such amounts may be in excess of the FDIC $250,000 insurance limit. The Company does not anticipate incurring any losses related to these credit risks.

Property, plant and equipment

Property, plant and equipment are stated at cost less depreciation and depreciated using the straight-line method over their estimated useful lives. Expenditures for maintenance and repairs are charged to operations as incurred while additions and improvements that extend the lives of the assets are capitalized. Gains and losses on disposals are included in the statements of operations.

F-23

Property, plant and equipment estimated useful lives are as follows:

Asset Category	Useful lives
Building	40 years
Machinery and equipment	7 -10 years
Furniture and equipment	5 - 7 years

Management assesses the carrying value of property and equipment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. If there is indication of impairment, management prepares an estimate of future cash flows expected to result from the use of the asset and its eventual disposition. If these cash flows are less than the carrying amount of the asset, an impairment loss is recognized to write down the asset to its estimated fair value. No impairment loss was recorded for the years ended December 31, 2022 and 2021.

Leases

The Company accounts for leases in accordance with the provisions of ASC 842, Leases. This standard requires lessees to recognize on the balance sheet assets and liabilities for leases with lease terms of more than 12 months. The recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee will depend primarily on its classification as a finance or operating lease.

We determine if an arrangement contains a lease at inception. Right of use (“ROU”) assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at the lease commencement date based on the estimated present value of lease payments over the lease term. As of December 31, 2022, there was no ROU or lease liability recorded on the balance sheet.

Revenue Recognition

The Company accounts for revenue in accordance with ASC 606, Revenue from Contracts with Customers. The underlying principle of ASC 606 is to recognize revenue to depict the transfer of goods or services to customers at the amount expected to be collected.

The Company recognizes revenues when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as the Company fulfills its obligations under each of our agreements:

●	identify the contract with a customer;
●	identify the performance obligations in the contract;
●	determine the transaction price;
●	allocate the transaction price to performance obligations in the contract; and
●	recognize revenue as the performance obligation is satisfied.

The Company’s performance obligations to deliver products are satisfied at the point in time when control is transferred, and products are received by the customer. This occurs when the customer has legal title to and physical possession of the product, the customer has accepted the product, the significant risks and rewards of ownership have been transferred to the customer, and the Company has the present right to payment The transaction price is determined based on the consideration to which the Company will be entitled in exchange for transferring products to the customer, which is comprised of fixed consideration. To the extent that the transaction price includes variable consideration, the Company estimates the amount of variable consideration that should be included in the transaction price utilizing either the expected value method or the most likely amount method, depending on the nature of the variable consideration. Variable consideration is included in the transaction price if, in the Company’s judgement, it is probable that a significant future reversal of cumulative revenue recognized will not occur.

The Company considers itself to be the principal in the sale transactions of products produced by third parties and records revenue and costs of goods sold on a gross basis.

F-24

The Company has elected to adopt the practical expedient in ASC 606-10-25-18(b), for shipping and handling activities performed after a customer obtains control of the product, the Company elected to account for shipping and handling as activities to fulfill the promise to transfer the product and accrues for the related costs.

The timing of revenue recognition may differ from the timing of invoicing to customers. Accounts receivables are recorded at the invoiced amount, net of an allowance for doubtful accounts. A receivable is recognized in the period that the Company delivers goods or provides services, or when its right to consideration is unconditional. Payment terms on invoiced amounts are typically 30 days.

The Company may receive a payment in excess of revenue recognized to that date. In these circumstances, a contract liability is recorded and classified as Deferred Revenues. Contract liabilities are derecognized when the performance obligations are satisfied, and revenue is recognized.

The Company has not earned revenues from the manufacture of its products during the years ended December 31, 2022 and 2021. During the year ended December 31, 2022, the Company generated revenue from the sale of third party manufactured products.

Stock-Based Compensation

The Company may issue stock options, warrants and restricted stock to employees and non-employees for services rendered. The Company accounts for share-based payments under the guidance as set forth in the Share-Based Payment Topic 718 of the FASB Accounting Standards Codification, which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees, officers, directors, and consultants, including employee stock options, based on estimated fair values. The Company estimates the fair value of stock option and warrant awards to employees and directors on the date of grant using an option-pricing model, and the value of the portion of the award that is ultimately expected to vest is recognized as expense over the required service period in our Statements of Operations. The Company estimates the fair value of restricted stock awards to employees and directors using the market price of our common stock on the date of grant, and the value of the portion of the award that is ultimately expected to vest is recognized as expense over the required service period in our Statements of Operations.

Income taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of December 31, 2022 and 2021.

Net Loss Per Common Share

The Company computes net loss per share under Accounting Standards Codification subtopic 260-10, Earnings Per Share (“ASC 260-10”). Net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding during the year. Diluted earnings per share includes the number of additional common shares that would have been outstanding if all dilutive potential common shares had been issued, using the treasury stock method. The dilutive effect of potentially dilutive securities is reflected in diluted net income per share if the exercise prices were lower than the average fair market value of common shares during the reporting period. Potential common shares are excluded from the computation when their effect is antidilutive. Basic and diluted net loss per common share is the same for the years ended December 31, 2022 and 2021 because the Company has only incurred losses and all potentially dilutive securities are anti-dilutive.

F-25

The following table reflects the calculation of basic and diluted net loss per common share as of December 31, 2022 and 2021:

	December 31,
	2022	2021
Numerator
Net loss	$(10,395,571)	$(26,609,419)
Denominator
Weighted average shares outstanding, basic and diluted	51,667,400	51,018,355
Net loss per share, basic and diluted	$(0.20)	$(0.58)

Recently Issued Accounting Standards – Adopted

Fair Value Measurements

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement. This standard modifies certain disclosure requirements on fair value measurements. This standard became effective for us on January 1, 2020. The adoption of this standard did not have a material impact on the Company’s disclosures.

Recently Issued Accounting Pronouncements – Not Yet Applicable or Adopted

In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas.

The new standard will become effective for the Company beginning January 1, 2024, using either a modified retrospective or a fully retrospective method of transition and early adoption is permitted. Management is currently evaluating the impact of the new standard on the Company’s financial statements.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

4. Property, plant and equipment

Property and equipment stated at cost, less accumulated depreciation as of December 31, 2022 and 2021 are comprised of the following:

	December 31,
	2022	2021
Land	$66,474	$66,474
Building	847,544	847,544
Machinery and equipment	5,330,767	5,176,348
Furniture and equipment	272,622	272,622
Total	$6,517,417	$6,362,988

All the property, plant and equipment are related to the process of outfitting a production facility in Eufaula, Alabama, for manufacturing industrial and medical gloves, dipped latex products, thermal packs, ice packs, surgical marking products and disposable scalpels. Outfitting the facility began in 2020 and continued through August 2022, at which time manufacturing operations were launched. Accordingly, no depreciation expense was recorded for the years ended December 31, 2022 and 2021.

F-26

5. Line of Credit – related party

On May 7, 2018, the Company engaged Gnosiis International (“Gnosiis”) which is controlled by a director, officer and significant Stockholder of the Company, to provide management and consulting services to the Company in exchange for one-time fee of $37,000. On the same date, the Company entered into an unsecured line of credit agreement (“LOC”) with Gnosiis for a maximum loan amount of $100,000, to finance the services provided by Gnosiis to the Company. The interest rate of the line of credit is the Wells Fargo Prime Rate plus 8%. Certain payments were required on weekly basis during the first 24 months, after which Gnosiis received the right to call the loan at any time, upon which the balance outstanding would be amortized over 36 months flat line with interest accruing monthly. If the Company terminates the services of the director, officer and significant Stockholder who controls Gnosiis, the outstanding principal and accrued interest will be due immediately. Upon default of payment, the outstanding principal and accrued interest will be due immediately.

On January 1, 2019, the management services and LOC agreements were amended by expanding the scope of management services to be provided by Gnosiis, in exchange for a flat fee of $9,950 per month and increasing the LOC maximum loan amount to $500,000.

The management services agreement states that Gnosiis will receive a flat fee of $375,000, which will be added to the line of credit balance, for its efforts to have our common stock listed on a national securities exchange. The fee will be immediately accrued and billed upon submission of a S-1 registration statement with the U.S. Securities and Exchange Commission or an alternative filing such as a Form 1A.

6. Notes payable

The following is a breakdown of the notes payable as of December 31, 2022 and 2021:

	December 31,
	2022	2021
2036 Future Investments convertible promissory note payable — current	$38,585	$38,585
10% Secured convertible promissory notes payable — current	468,459	147,963
Secured promissory notes payable — current	1,151,420	1,151,420
HarCal Inc. secured convertible promissory note payable	1,207,837	936,980
Target Capital secured convertible promissory note payable — current	1,817,253	1,442,899
Total notes payable — current	4,683,554	3,779,850
Secured promissory notes payable — non —current	2,926,275	3,238,626
Total notes payable, net	$7,609,829,	$7,018,476

2036 Future Investments (“note holder”)- a $75,000 secured convertible promissory note issued on January 19, 2018 with an interest rate of 15% annually and a maturity date of 24 months. The note is secured by a junior and subordinated security interest in all of the assets of the Company. Under the terms of the note, if the note holder’s ownership of the Company’s outstanding common shares is diluted to less than 3%, at any time during the first 36 months of the borrower being formalized, or 24 months of the borrower’s common shares trading as SEC compliant securities in any public stock exchange or marketplace, whichever comes later, the note holder may compel the Company to repay the note within 30 days or note holder will receive an Original Interest Discount (OID) of $15,000. The note holder chose to receive the OID amount, which was recorded as interest expense in the statement of operations. The Company defaulted on payment at the maturity date and the note holder did not take any legal action to recall the payment of the outstanding principal, accrued interest and liquidated damages. Additionally, the note holder did not enforce his rights to the note’s collateral. Both parties are negotiating the payment term.

F-27

Optional conversion - Upon the Company being publicly listed and trading in the stock exchange market for a minimum of 7 months, the note is convertible, in whole or in part, into shares of Common Stock at the option of the borrower, at a discounted conversion price of the lowest of (i) 50 day moving average price for the borrower’s common shares, or (ii) 200 day moving average price for the borrower’s common shares. The discounted conversion price is an additional 5% gross discount on other promissory notes converting into common stock. As of December 31, 2021 and 2020, the convertible debt derivative liability was $168,976 and $31,627, respectively. See discussions in notes 7 and 8.

Additionally, the note holder received 7 shares of the Company’s common stock at no charge for every $1 in the principal amount of the promissory note for a total of 525,000 shares of common stock (now 3,250,000 shares following a 5:1 split that took place on March 8, 2019). These shares were considered a debt discount, valued using the common stock fair value at the issuance date and expensed as interest expense in the statements of operations, as incurred. See discussions in notes 7 and 8.

10% Secured Convertible Promissory Notes – series of secured convertible promissory notes issued in 2019 and 2020, bearing annual interest rate of 10% with maturity dates of 6 to 24 months. Principal and interest are due in one balloon payment on the maturity date. The notes are secured by a security interest in all the assets of the Company.

Mandatory conversion - principal and accrued interest automatically convert into common stock of the Company, upon the sale or series of sales of shares of common or preferred Stock by the Company which results in proceeds to the Company in the aggregate amount of at least one million dollars ($1,000,000) defined as a (“Qualified Financing”), at a discounted conversion price of 10% to the per common share price.

Optional conversion - at any time prior to the maturity date or above mandatory conversion and provided the Company’s common stock is trading on a trading market for thirty trading days, at the sole option of the Company, the outstanding principal amount together with accrued interest is converted into shares of the common stock of the Company at a conversion price equal to the average of the closing prices for the thirty trading days immediately prior to the conversion date.

The Company determined that the mandatory conversion is most likely to occur, evidenced by the occurrence of the Qualified Financing event on November 1, 2022. As of December 31, 2021 and 2020, the convertible debt derivative liability was $50,052 and $100,028, respectively. See discussions in notes 7 and 8.

Additionally, the note holders received 1 to 13 shares of the Company’s common stock at no charge for every $1 in the principal amount of the promissory notes. These shares were considered a debt discount, valued using the common stock fair value at the issuance date and expensed as interest expense in the statements of operations, as incurred. See discussions in notes 7 and 8.

The Company defaulted on payment at the maturity dates and the note holders did not take any legal action to recall the payment of the outstanding principal and accrued interest. Additionally, the note holders did not enforce their rights to the notes’ collateral.

Secured Promissory Notes – series of secured promissory notes, bearing annual interest rates of 10% - 13.4% with maturity dates of one to two years. The notes are secured by a security interest in all the assets of the Company. The Company defaulted on payment at the maturity dates and the note holders did not take any legal action to recall the payment of the outstanding principal and accrued interest. Additionally, the note holders did not enforce their rights to the notes’ collateral.

F-28

Additionally, the note holders received 1 to 13 shares of the Company’s common stock at no charge for every $1 in the principal amount of the promissory notes. These shares were considered a debt discount, valued using the common stock fair value at the issuance date and expensed as interest expense in the statements of operations, as incurred. See discussions in notes 7 and 8.

On November 1, 2021, upon the occurrence of the Qualified Financing event, number of 10% Secured Convertible Promissory Notes and Secured Promissory notes holders converted a total of $434,526 principal and $78,558 accrued interest into 1,193,946 shares of common stock at $0.45 per share. Additionally, total convertible debt derivative liability of $86,316 was reversed and total net loss on debt extinguishment of $3,743,067 was recorded in the statements of operations, on the conversion date.

HarCal Inc. Promissory Note – On April 20, 2018, the Company issued a $5,000,000 note payable to HarCal for the acquisition of manufacturing facility, located in Eufaula, Alabama. The note payable bears interest at Libor plus 6% with no payments due and no interest charged until the 25th month of the term of the note. The Company defaulted on the monthly payments after the initial 24 months. On November 19, 2021, both parties agreed to replace the initial promissory note with a convertible promissory note of $5,145,206 maturing on November 19, 2026 and bearing annual interest of LIBOR plus 6%. Commencing December 1, 2021, monthly payments of $10,000 to be made and applied first to accrued interest and then to principal. Commencing December 1, 2022, monthly payments to be made over the next four years in amounts necessary to amortize this note through the maturity date. The Company has the right of early payment of the notes with no penalty. Also, the new note provided the note holder with a secured interest in all the Company’s assets pari passu with Target Capital secured interest in all the Company’s assets.

Conversion – In the event of Liquidity (public offering in Nasdaq or NYSE), the new note grants the note holder, at its sole option, with the right to convert the outstanding balance of the principal and accrued interest, in whole or in part, divided by the liquidity event common stock price discounted by 35%, to the Company’s shares of common stock. As of December 31, 2021, the convertible debt derivative liability was $2,210,522. See discussion in notes 7 and 8.

Warrants – The new note granted the note holder a warrant to purchase up to 50% of the number of common shares issued upon the full conversion of the new note to the Company’s common shares. The right is exercisable, at any time on or after the date when the note holder exercises his right to convert in full the new convertible promissory note to the Company’s common shares on or prior to November 19, 2026 (maturity date). The warrants shares are equal to 100% of the converted principal amount plus any converted unpaid accrued interest divided by the conversion price of the liquidity event share price discounted by 65%. Exercise price of warrants equal 1.30 multiplied by the conversion price of the liquidity event share price discounted by 65%. Conversion of warrants is capped to ownership limitation of 4.99% of the number of shares of the common stock outstanding immediately after giving effect to the issuance of shares of common stock issuable upon exercise of the warrants. The note holder has the option to increase the ownership cap to 9.99% of the number of shares of the common stock outstanding immediately after giving effect to the issuance of shares of common stock issuable upon exercise of the warrants. The Company determined that the warrants are embedded in the secured convertible debt instrument. Additionally, the Company evaluated the warrants in accordance with the guidance contained in ASC 815, Derivatives and Hedging and concluded that they do not meet the derivatives criteria. Thus, they are not required to be bifurcated from the host secured convertible debt instrument and accounted for as a freestanding derivative liability.

Target Capital Secured Convertible Promissory Note – On November 23, 2021, the Company issued a zero-coupon convertible promissory note with a redemption value of $2,376,500, discounted at an annual interest rate of 15% or $356,500, to Target Capital Partners (“Bridge loan”), so that net principal is $2,020,000. The Company received note proceeds of $1,903,700, net of debt issuance costs of $116,300. The principal, debt discount of $356,500 and debt issuance cost of $116,300 are payable at the maturity date in August 2022. On August 29, 2022, the Bridge Loan maturity date was amended, extending it to the earlier of December 31, 2022 or the occurrence of a liquidity event (defined as initial public offering of its common stock to a primary exchange). On January 5, 2023, the Bridge Loan maturity date was further amended, extending it to the earlier of April 30, 2022 or the occurrence of a liquidity event. The Company recorded a debt discount of $356,000 over the note term and expensed debt issuance costs of $116,300, as interest expense in the statements of operations, upon the execution of the note payable. As of December 31, 2021, the note payable was $1,892,999, net of $1,218,801 debt discount.

The Bridge Loan provides the note holder with security interest in all the Company’s assets.

The Company has the option to repay the note at any time after prior to the maturity date at an amount equal to (i) the outstanding principal amount of this note, plus (ii) accrued and unpaid interest hereon, plus (iii) all other amounts, costs, expenses and liquidated damages due in respect of this note if the Company prepays this note prior to the maturity date.

F-29

Optional Conversion - On any date on or following the date of a liquidity event (a public offering of common stock), the note holder shall have the right, at the note holder’s option, to convert this note in whole or in part, including any of its outstanding principal amount and any unpaid accrued interest and any fees and any and all other outstanding amounts owing thereon, in each case, on the conversion date, into conversion shares, based on a conversion price equals the liquid event price discounted at 35%. As of December 31, 2022, the convertible debt derivative liability was $4,276,310. See discussion in notes 7 and 8.

Warrants – On November 23, 2021, a warrant agreement was signed, giving the note holder the right on or after the date of liquidity event and on or prior to November 23, 2026, to purchase up to 50% of the number of common shares issued upon the full conversion of the new note to the Company’s common shares. In event of default under the promissory note agreement, the warrant shares will automatically increase from a maximum of 50% to 75% upon the full conversion of the note into common shares. The warrants shares are equal to 100% of the converted principal amount plus any converted unpaid accrued interest divided by the conversion price of the liquidity event share price discounted by 65%. Exercise price of warrants equals to 1.30 multiplied by the conversion price of the liquidity event share price discounted by 65%. The Company determined that the warrants are embedded in the secured convertible debt instrument. Additionally, the Company evaluated the warrants in accordance with the guidance contained in ASC 815, Derivatives and Hedging and concluded that they do not meet the derivatives criteria. Thus, they are not required to be bifurcated from the host secured convertible debt instrument and accounted for as a freestanding derivative liability.

Maturity of the outstanding and non-converted promissory notes payable under non-cancellable agreements as of December 31, 2021 are as follows:

Payment due by year end
2022	$2,452,802
2023	1,348,202
2024	1,348,202
2025	1,283,802
2026	1,176,818
Total note payable payments	$7,609,829

7. Fair Value Measurements

The Company follows the authoritative guidance on fair value measurements and disclosures with respect to assets and liabilities that are measured at fair value on both a recurring and nonrecurring basis. Fair value is defined as the exit price, or the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The authoritative guidance also establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs market participants would use in valuing the asset or liability, based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors market participants would use in valuing the asset or liability developed based upon the best information available in the circumstances. The categorization of financial assets and financial liabilities within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

A fair value hierarchy prioritizes the inputs used in measuring fair value into three broad levels as follows:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Inputs include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs (other than quoted prices) that are observable for the asset or liability, either directly or indirectly.

Level 3 – Unobservable inputs based on the Company’s assumptions.

F-30

The following table presents information about the Company’s liabilities that are measured at fair value on a recurring basis as of December 31, 2022 and 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair values:

		December 31,
Description	Level	2022	2021
Assets:
Marketable securities
Money market funds	1	$46,203	$1,205,211
Equity securities	1	$-	$190,100
Liabilities:
Convertible debt derivative liability	3	$4,276,310	$3,439,648

The Company did not have any transfers of assets and liabilities between the levels of the fair value measurement hierarchy during the periods presented.

Level 1 instruments include marketable securities comprise of money market funds and equity securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its marketable securities.

Level 3 instruments include convertible debt derivative liability. The Company measured the convertible debt derivative liability at fair value based on significant inputs not observable in the market, which caused them to be classified as Level 3 measurements within the fair value hierarchy. The valuation of the convertible debt derivative liability used assumptions and estimates the Company believed would have been made by a market participant in making the same valuation. The Company assessed these assumptions and estimates on an on-going basis as additional data impacting the assumptions and estimates were obtained.

Level 3 Disclosures

Convertible debt derivative liability is comprised of the fair value of the conversion options granted with the issuance of convertible promissory notes, as discussed in note 6. The fair value of the convertible debt derivative liability is initially and subsequently measured at fair value using a Modified Black-Scholes Option Pricing model. Inherent in the Pricing model assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility based upon historical volatility of select peer company’s common stock that matches the expected remaining life of the convertible debt derivative liability. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the convertible promissory note issuance date for a maturity similar to the expected remaining life of the convertible debt derivative liability. The expected life of the convertible debt derivative liability is based on management’s estimate of the occurrence of the Qualified Financing or change in control events. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The fair value is classified as Level 3 in the fair value hierarchy due to the significant management judgment required for the assumptions underlying the calculation of value.

The following table provides quantitative information regarding Level 3 fair value measurements inputs at their initial and subsequent measurement, as of December 31, 2022 and 2021:

	December 31,
	2022	2021
Stock Price	$1.38 - $4.15	$1.38 - $4.15
Exercise Price	$1.24 - $2.70	$1.24 - $2.70
Expected term	0.67 - 1.25	0.67 - 1.25
Risk-free rate	0.07% - 0.21%	0.07% - 0.21%
Annual volatility	55.52%	55.52%
Dividend yield	0.00%	0.00%

F-31

The following table presents changes in the fair value of convertible debt derivative liability for the years ended December 31, 2021 and 2020:

Level 3
Description	Derivative Liability
Balance - beginning of year as of January 1, 2021	$100,028
Issuance of convertible debt derivative liability	2,958,981
Change in fair value measurement	416,903
Reversal of convertible debt derivative liability upon conversion of notes payable to common stock	(36,264)
Fair value as of December 31, 2021	$3,439,648
Change in fair value measurement	836,662
Fair value as of December 31, 2022	$4,276,310

8. Equity

The Company is authorized to issue 100,000,000 shares of common stock, par value $0.0001. As of December 31, 2022 and 2021, the total shares of the Company’s common stock issued and outstanding were 51,667,400 and 51,018,355, respectively. The Company effected a 5:1 stock split on March 8, 2019. All common share amounts presented reflect the 5:1 stock split.

For the year ended December 31, 2022 and 2021 the Company issued 9,397,050 and 10,135,678 shares of its common stock, respectively, for the following:

●	During 2022, a number of convertible note holders converted a total of $349,800 into 649,045 shares of common stock at $.45 per share.

●	During 2021, the Company sold 449,505 shares of its common stock at $0.50 per share and received proceeds of $224,753

●	On November 1, 2021, a number of 10% Secured Convertible Promissory Notes and Secured Promissory notes holders converted a total of $612,026 principal and $78,558 accrued interest into 1,588,391 shares of common stock at $0.45 per share. Additionally, total convertible debt derivative liability of $36,264 was reversed and total net loss on debt extinguishment of $4,983,658 was recorded in the statements of operations, on the conversion date.

9. Subsequent Events

On March 15, 2022, the Company amended Gnosiis management services agreement and LOC, terminating the monthly management fee of $9,995 starting January 1, 2022 and replaced it with quarterly flat consulting payments of $15,000 starting February 1, 2022, plus reimbursement of reasonable out of pocket expenses. Also, the amendment provided for added services payable based on accomplished milestones linked to sale goals of the Company’s manufactured products. A maxim of 50% of these billable amounts may be added to the LOC at the discretion of the Company. The balance is paid in cash and on a quarterly basis, unless otherwise agreed by Gnosiis. Additionally, at the Company’s sole discretion, it has the right to restructure the LOC’s calculation of the interest rate, to eliminate the Prime base in the calculation of the monthly interest rate for the line of credit to a new calculation of Prime rate 0% plus 8%. This will be mutually agreed if LOC becomes restructured and commercially secured and adequately collateralized by real and valuable assets. All other terms and conditions of Gnosiis management services and LOC agreements remain unchanged.

In May 2022, the Company issued a series of secured convertible promissory notes payable of $110,000 to related parties (existing Stockholders and noteholders) for acquisition of new equipment, bearing 15% annual interest rate with a maturity of nine months or a successful initial public offering (“IPO”) on a primary stock exchange. Notes will convert into common stock upon occurrence of IPO, at the discretion of the noteholders, at a discounted conversion price of 30% to the IPO price. If the notes are converted, the conversion shares will have a six-month lock-up. The notes have 25% warrant coverage, five years warrants with the exercise price set at a 30% premium to the note conversion price. The notes will be junior and subordinate to the existing senior secured debt.

On June 21, 2022, Target Capital secured convertible promissory note was amended increasing the redemption value to $3,294,147, at increased discount of 15% or $494,147 which will be paid at the maturity date, so that net principal increased to $2,800,000, maturing at the same initial maturity date of August 23, 2022. Conversion and Warrants terms stayed the same as the initial agreement. If the note holder elects not to convert, a 20% premium will be payable in respect of any amounts due. Also, On June 14, 2022, a security agreement between the Company and Target Capital and an intercreditor agreement between Target Capital and HarCal Inc. was signed amending both initial agreements, increasing the Target Capital security in all the assets of the Company, in proportion to the increase in the amount of Target Capital’s secured convertible promissory note.

On August 29, 2022, Target Capital Bridge Loan maturity date was amended, extending it to the earlier of December 31, 2022 or the occurrence of a liquidity event (defined as initial public offering of its common stock to a primary exchange), in return of the Company’s issuance of 200,000 shares of its common stock to Target Capital, at no charge. On January 5, 2023, Target Capital Bridge Loan maturity date was further amended, extending it to the earlier of April 30, 2023 or the occurrence of a liquidity event, in return of the Company’s issuance of an additional 200,000 shares of its common stock to Target Capital. The shares will be registered in the registration statement that the Company is filing in connection with initial public offering of its common stock to a primary exchange so that the Shares will be freely tradeable upon the effectiveness of that registration statement. The Shares will have appropriate reverse stock-split protections. Target Capital will forbear from pursuing any enforcement of any of its potential rights under the Bridge Loan agreement, so long as the Company in good faith continues to pursue the initial public offering of its common stock to a primary exchange on or before December 31, 2022.

Subsequent events have been evaluated through the date these financial statements were available to be issued and noted no other events requiring disclosures.

F-32

MEDICAL INDUSTRIES OF THE AMERICAS, INC.

Common Stock

Prospectus

, 2023

Sole Book Running Manager

Spartan Capital Securities, LLC

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of the securities being registered. All the amounts shown are estimates except the SEC registration fee and the FINRA filing fee.

Amount to be paid
SEC registration fee	$	*
FINRA filing fee	$	*
The Nasdaq Capital Market initial listing fee	$	*
Transfer agent and registrar fees	$	*
Accounting fees and expenses	$	*
Legal fees and expenses	$	*
Printing and engraving expenses	$	*
Miscellaneous	$	*
Total	$	*

* To be provided by amendment

Item 14. Indemnification of Directors and Officers

Section 102 of the Delaware General Corporation Law (“DGCL”) permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our Amended and Restated Certificate of Incorporation provides that no director of the Company shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

II-1

Our Certificate of Incorporation and Bylaws provide indemnification for our directors and officers to the fullest extent permitted by the DGCL. We will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our Certificate of Incorporation and Amended and Restated Bylaws provide that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

As of the date of this prospectus, we have entered into separate indemnification agreements with each of our directors and executive officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and our Certificate of Incorporation against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements provide for the advancement or payment of all expenses to the indemnitee and for the reimbursement to us if it is found that such indemnitee is not entitled to such indemnification.

In addition, upon consummation of this offering, we intend to obtain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act against certain liabilities.

II-2

Item 15. Recent Sales of Unregistered Securities

The following are sales of unregistered securities during the three years preceding the date of this prospectus. The below securities were in each case issued pursuant to an exemption from the registration provisions of the Securities Act of 1933 as amended, under Section 4(a)(2) thereof.

Restricted shares issued to private investors

During the three months ended March 30, 2021, we issued 69,000 shares of our common stock to private investors at a purchase price of $0.50 per share.

During the three months ended June 30, 2021, we issued 147,000 shares of our common stock to private investors at a purchase price of $0.50 per share.

During the three months ended September 30, 2021, we issued 136,505 shares of our common stock to private investors at a purchase price of $0.50 per share.

During the three months ended December 31, 2021, we issued 97,000 shares of our common stock to private investors at a purchase price of $0.50 per share.

During the three months ended September 30, 2023, we issued 12,500 shares of our common stock to a private investor at a purchase price of $2.00 per share.

Restricted shares issued in exchange for services provided

Between January 1, 2018 and January 1, 2021, we issued 18,181,850 shares of our common stock to Gnosiis International, LLC, which is controlled by Abraham Summers, our Chairman of the Board and President, in exchange for services provided by Mr. Summers. Such shares were valued at $0.86 per share in the year ended December 31, 2019; $0.83 per share in the year ended December 31, 2020; and between $2.49 and $3.89 per share in the year ended December 31, 2021.

Between January 1, 2019 and October 31, 2021, we issued 2,000,000 shares of our common stock to Ruth Israel LLC, which is controlled by David Silver, our Chief Executive Officer, in exchange for services provided by Mr. Silver. Such shares were valued at $0.86 per share in the year ended December 31, 2019; $0.83 per share in the year ended December 31, 2020; and between $2.49 and $3.89 per share in the year ended December 31, 2021.

Between February 1, 2019 and October 31, 2021, we issued 1,750,000 shares of our common stock to Luciano Equities, Inc., which is controlled by Denise Berry, our Chief Financial Officer, in exchange for services provided by Ms. Berry. Such shares were valued at $0.86 per share in the year ended December 31, 2019; $0.83 per share in the year ended December 31, 2020; and between $2.49 and $3.89 per share in the year ended December 31, 2021.

Between January 1, 2019 and December 31, 2021, we issued 2,727,880 shares of our common stock to certain additional consultants and employees in exchange for services provided. Such services included legal services, financial consulting, management consulting, and creative services. Such shares were valued at $0.86 per share in the year ended December 31, 2019; $0.83 per share in the year ended December 31, 2020; and between $2.49 and $3.89 per share in the year ended December 31, 2021.

Between August, 2022 and January 2023, we issued 400,000 shares of our common stock, at par value, to service providers in exchange for staffing and consulting services.

During the three months ended September 30, 2023, we issued [_ ] shares of our common stock, valued at [__] per share, to certain consultants in exchange for consulting services.

Restricted shares issued as origination fee in connection with a promissory note

During the three months ended March 30, 2020, we issued 488,944 shares of our common stock, valued at $0.83 per share, to noteholders as origination fees in connection with the issuance of promissory notes.

During the three months ended June 30, 2020, we issued 1,815,763 shares of our common stock, valued at $0.83 per share, to noteholders as origination fees in connection with the issuance of promissory notes.

II-3

During the three months ended September 30, 2020, we issued 461,100 shares of our common stock, valued at $0.83 per share, to noteholders as origination fees in connection with the issuance of promissory notes.

During the three months ended December 31, 2020, we issued 468,600 shares of our common stock, valued at $0.83 per share, to noteholders as origination fees in connection with the issuance of promissory notes.

During the three months ended March 30, 2021, we issued 2,725,088 shares of our common stock, valued between $0.95 and $1.38 per share, to noteholders as origination fees in connection with the issuance of promissory notes.

During the three months ended June 30, 2021, we issued 582,865 shares of our common stock, valued between $2.21 and $2.49 per share, to noteholders as origination fees in connection with the issuance of promissory notes.

During the three months ended September 30, 2021, we issued 171,193 shares of our common stock, valued between $2.55 and $3.22 per share, to noteholders as origination fees in connection with the issuance of promissory notes.

During the three months ended December 31, 2021, we issued 268,159 shares of our common stock, valued between $3.22 and $3.60 per share, to noteholders as origination fees in connection with the issuance of promissory notes.

During the three months ended June 30, 2022, we issued 160,000 shares of our common stock, valued at $2.55 per share, to noteholders as origination fees in connection with the issuance of promissory notes.

During the three months ended September 30, 2023, we issued 40,000 shares of our common stock, valued at $[__] per share, to noteholders as origination fees in connection with the issuance of promissory notes.

Restricted shares issued upon conversion of a convertible note

On November 1, 2021, we issued 1,677,785 shares of our common stock to holders of convertible promissory notes in conversion of principal and interest due on convertible promissory notes at a rate of $0.45 per share.

Convertible notes and warrants

During the year ended December 31, 2020, we issued to private investors convertible promissory notes in an aggregate principal amount of $45,518. In each case, such notes were convertible into shares of our common stock upon the successful completion of a qualified financing of over $1,000,000, priced at a 10% discount to the per share price (in the case of the sale of common shares) or the conversion price into common shares (in the case of the sale of securities convertible into common shares) with respect to such qualified financing. Each such note has since been converted into shares of our common stock, in connection with a qualified financing which occurred on November 1, 2021.

On November 17, 2021, we issued to Target Capital 6 LLC a 15% Senior Secured Convertible Note in an aggregate principal amount of up to $2,376,500 (the “Target Note”). The Target Note will be convertible into shares of our common stock upon successful completion of this offering. The conversion price will be set at a 35% discount to the IPO price. The Target Note was amended on June 21, 2022 to increase the principal amount to $3.249,147. The Target note was further amended on August 29, 2022 to extend the maturity date from August 23, 2022 to December 31, 2022. In consideration of this extension, we agreed to issue to Target Capital 6 LLC 200,000 shares of our common stock. The Target note was further amended on January 5, 2023 to extend the maturity date from December 31, 2022 to April 30, 2023. In consideration of this extension, we agreed to issue to Target Capital 6 LLC an additional 200,000 shares of our common stock.

At the same time that we issued the original Target Note, we also issued to Target Capital 6 LLC a Common Stock Purchase Warrant (the “Target Warrant”) giving Target Capital 6 LLC the option to subscribe for and purchase up to 50% of the number of shares of common stock issued upon the full conversion of the Target Note, subject to the terms and conditions of the Target Warrant. The Target Warrant was amended on June 13, 2022 to account for the increased principal amount of the Target Note.

On November 19 2021, we issued to HarCal, Inc. a Replacement Convertible Note (the “HarCal Replacement Note”) in the amount of $5,145,206.00, maturing on November 19, 2026 and bearing annual interest of LIBOR plus 6%. The HarCal Replacement Note superseded and replaced previously issued to Harcal, Inc. on April 20, 2018. On the same date that we issued the Harcal Replacement Note, we also issued to HarCal Inc. a Common Stock Purchase Warrant (the “HarCal Warrant”) giving HarCal, Inc. the option to subscribe for and purchase up to 50% of the number of shares of common stock issued upon the full conversion of the HarCal Replacement Note, subject to the terms and conditions of the HarCal Warrant.

During the year ended December 31, 2022, we issued warrants to private investors in a total aggregate amount of $75,000. In each case, such warrants have a five-year term and are priced at a 30% discount to the IPO price.

On August 31, 2023, we issued to Target Capital 6 LLC a 20% original issue discount senior secured convertible note, in an aggregate principal amount of up to $500,000. The maturity date of such note is the earlier of December 31, 2023 or the date of the consummation of a liquidity event. The conversion discount under such note is 35%.

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Item 16. Exhibits and Financial Statement Schedules

EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of Underwriting Agreement***

3.1	Certificate of Incorporation of Medical Industries of the Americas, Inc.*

3.2	Amended and Restated Certificate of Incorporation of Medical Industries of the Americas, Inc.*

3.3	Certificate of Amendment of Certificate of Incorporation of Medical Industries of the Americas, Inc.*

3.4	Second Amended and Restated Certificate of Incorporation of Medical Industries of the Americas, Inc.**

3.5	Certificate of Designations of Medical Industries of the Americas, Inc. – Series A Preferred Stock**

3.6	Bylaws of Medical Industries of the Americas, Inc.*

5.1	Opinion of TroyGould PC***

10.1	Intercreditor Agreement, dated November 23, 2021, by and among the Company, Target Capital 6 LLC, and HarCal, Inc.*

10.2	First Amendment to Intercreditor Agreement, dated June 14, 2022, by and among the Company, Target Capital 6 LLC, and HarCal, Inc.*

10.3	Security Agreement, dated November 23, 2021, by and between the Company and Target Capital 6 LLC*

10.4	First Amendment to Security Agreement, dated June 14, 2022, by and between the Company and Target Capital 6 LLC*

10.5	Amended and Restated Convertible Note, dated June 21, 2022, by and between the Company and Target Capital 6 LLC*

10.6	Amendment to Amended and Restated Convertible Note, dated August 29, 2022, by and between the Company and Target Capital 6 LLC*

10.7	Second Amendment to Amended and Restated Convertible Note, dated January 5, 2023, by and between the Company and Target Capital 6 LLC*

10.8	Amended and Restated Common Stock Purchase Warrant, dated June 13, 2022, by and between the Company and Target Capital 6 LLC*

10.9	Securities Purchase Agreement, dated August 31, 2023, by and between the Company and Target Capital 6 LLC**

10.10	Common Stock Purchase Warrant, dated November 19, 2021, by and between the Company and HarCal, Inc.*

10.11	Replacement Convertible Note, dated November 19, 2021, by and between the Company and HarCal, Inc.*

10.12	Engagement Agreement, dated May 7, 2018, by and between the Company and Gnosiis International, LLC*

10.13	Loan Agreement, dated May 7, 2018, by and between the Company and Gnosiis International, LLC*

10.14	First Amendment to Engagement Agreement and Loan Agreement, dated January 1, 2019, by and between the Company and Gnosiis International, LLC*

10.15	Second Amendment to Engagement Agreement and Loan Agreement, dated March 15, 2022, by and between the Company and Gnosiis International, LLC*

10.16	Consulting Agreement, dated November 22, 2021, by and between the Company and Alchemy Advisory LLC*

10.17	Consulting Agreement, dated June 14, 2022, by and between the Company and Alchemy Advisory LLC*

10.18	Amendment to Consulting Agreement, dated August 29, 2022, by and between the Company and Alchemy Advisory LLC*

10.19	Second Amendment to Consulting Agreement, dated January 4, 2023, by and between the Company and Alchemy Advisory LLC*

10.20	Third Amendment to Consulting Agreement, dated August 16, 2023, by and between the Company and Alchemy Advisory LLC**

10.21	Consulting Agreement, dated August 16, 2023, by and between the Company and Orion 4 LLC**

10.22	Form of Warrant Agreement*

10.23	Distributor/Representative Agreement, dated October 1, 2022, by and between the Company FirstLight, Inc.**

23.1	Consent of Bush & Associates CPA**

23.2	Consent of TroyGould PC (included in Exhibit 5.1)***

24.1	Power of Attorney (included on signature page of this Form S-1)

99.1	Consent of Edward Boardwine as Director Nominee*

99.2	Consent of Alan Fogelman as Director Nominee*

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99.3	Consent of Bruce Potash as Director Nominee*

99.4	Consent of Denise Berry as Director Nominee*

107	Filing Fee Table*

101.INS	XBRL Instance Document**

101.SCH	XBRL Taxonomy Extension Schema Document*

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document*

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document*

101.LAB	XBRL Taxonomy Extension Label Linkbase Document*

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document*

† Management contract or compensatory plan.

* Previously filed

** Filed herewith

*** To be filed by amendment

Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers, or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price, set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities registered which remain unsold the termination of the offering.

(b)	The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)	The undersigned hereby further undertakes that:

(1)	For purposes of determining any liability under the Securities Act the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Eufaula, State of Alabama, on the 26th day of October, 2023.

MEDICAL INDUSTRIES OF THE AMERICAS, INC.

By:	/s/ David Silver
Name:	David Silver
Title:	Chief Executive Officer

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POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Silver and Abraham Summers, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-1 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1934, this S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David Silver	Chief Executive Officer	October 26 , 2023
David Silver	(Principal Executive Officer)

/s/ Michael Handelman	Chief Financial Officer	October 26, 2023
Michael Handelman	(Principal Financial Officer and Principal Accounting Officer),

/s/ Abraham Summers	Chairman of the Board, President, Director	October 26, 2023
Abraham Summers

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The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell, nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated October 26, 2023

ALTERNATE PAGES FOR NON-IPO SELLING STOCKHOLDER PROSPECTUS

MEDICAL INDUSTRIES OF THE AMERICAS, INC.

[TBD] Shares of Common Stock

This prospectus relates to the resale of [TBD] shares of our common stock held by Target Capital 6 LLC, Alchemy Advisory LLC, and Orion 4 LLC (each, a “Non-IPO Selling Stockholder” and collectively, the “Non-IPO Selling Stockholders”).

Each Non-IPO Selling Stockholder must sell its shares at a fixed price per share of $[●], which is the per share price of the shares being offered in our initial public offering, until such time as our shares is listed on a national securities exchange. Thereafter, the shares offered by this prospectus may be sold by the Non-IPO Selling Stockholders from time to time in the open market, through privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale or at negotiated prices. By separate prospectus (the “IPO Prospectus”), we have registered an aggregate of [●] shares of our common stock which we are offering for sale to the public through our underwriters, excluding any shares issuable upon the underwriters’ over-allotment option.

We have applied to have our common stock listed on The Nasdaq Capital Market under the symbol “IAMR” which listing is a condition to this offering.

The distribution of the shares by the Non-IPO Selling Stockholders is not subject to any underwriting agreement. We will not receive any proceeds from the sale of the shares by the Non-IPO Selling Stockholders. We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the Non-IPO Selling Stockholders will be borne by them.

We are an “emerging growth company” under the federal securities laws and have elected to be subject to reduced public company reporting requirements. An investment in our common stock may be considered speculative and involves a high degree of risk, including the risk of a substantial loss of your investment. See “Risk Factors” beginning on page 12 to read about the risks you should consider before buying shares of our common stock. An investment in our common stock is not suitable for all investors.

Sales of the shares of our common stock registered in this prospectus and the IPO Prospectus will result in two offerings taking place concurrently which might affect price, demand, and liquidity of our common stock.

You should rely only on the information contained in this prospectus and any prospectus supplement or amendment. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus is only accurate on the date of this prospectus, regardless of the time of any sale of securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is [●], 2023

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EXPLANATORY NOTE

Concurrent with this offering, we are registering shares of our common stock in connection with an initial public offering of [●] shares of our common stock through the underwriters (excluding [●] shares which may be sold upon exercise of the underwriters’ over-allotment option). Sales by stockholders that purchased shares in our common stock from the initial public offering may reduce the price of our common stock, demand for our shares and, as a result, the liquidity of your investment.

THE NON-IPO SELLING STOCKHOLDERS

This prospectus relates to the resale from time to time by the Non-IPO Selling Stockholders identified herein of up to an aggregate of [TBD] shares of our common stock (the “Resale Shares”). [The Non-IPO Selling Stockholders have expressed an intent not to sell stock concurrently with the initial public offering.]

The transactions by which the Non-IPO Selling Stockholders acquired their securities from us were exempt under the registration provisions of the Securities Act.

The Resale Shares referred to above are being registered to permit public sales of the Resale Shares, and the Non-IPO Selling Stockholders may offer the shares for resale from time to time pursuant to this prospectus. The Non-IPO Selling Stockholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act or pursuant to another effective registration statement covering those shares.

The table below sets forth certain information regarding the Non-IPO Selling Stockholders and the Resale Shares offered in this prospectus. The Non-IPO Selling Stockholders have had no material relationship with us within the past three years other than as described in the footnotes to the table below or as a result of their acquisition of our shares or other securities.

Beneficial ownership is determined in accordance with the rules of the SEC. The Non-IPO Selling Stockholders’ percentage of ownership of our outstanding shares in the table below is based upon [•] shares of common stock issued and outstanding as of [●], 2023 after giving effect to the conversion of all outstanding convertible notes.

Name of Selling Stockholder	Common Shares Beneficially Owned Prior to Offering	Percentage Ownership Prior to Offering	Number of Common Shares to be Sold	Number of Shares Owned After Offering	Percentage Ownership After Offering
Target Capital 6 LLC	400,000	0.77%	400,000	0	0%
Alchemy Advisory LLC	511,500	0.80%	411,500	0	0%
Orion 4 LLC

PLAN OF DISTRIBUTION

The Non-IPO Selling Stockholders may, from time to time, sell any or all of their Resale Shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. If the Resale Shares are sold through underwriters, such Non-IPO Selling Stockholder will be responsible for underwriting discounts or commissions or agent’s commissions. The Resale Shares may be sold in one or more transactions at a price of $[___] per share until our shares are listed on The Nasdaq Capital Market and thereafter at prevailing market prices or privately negotiated prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. The Non-IPO Selling Stockholders may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Non-IPO Selling Stockholder to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Non-IPO Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. In general, a person who has beneficially owned restricted shares of our common stock for at least six months, in the event we have been a reporting company under the Exchange Act for at least 90 days, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the three months preceding the sale.

The Non-IPO Selling Stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by a Non-IPO Selling Stockholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from such Non-IPO Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Non-IPO Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the Resale Shares by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of the Resale Shares will be borne by a selling stockholder. The Non-IPO Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Resale Shares if liabilities are imposed on that person under the Securities Act.

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In connection with the sale of the Resale Shares, the Non-IPO Selling Stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of our common stock in the course of hedging in positions they assume. The Non-IPO Selling Stockholders may also sell Resale Shares short and deliver shares of our common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Non-IPO Selling Stockholders may also loan or pledge the Resale Shares to broker-dealers that in turn may sell such shares.

A Non-IPO Selling Stockholders may from time to time pledge or grant a security interest in some or all of the Resale Shares owned by it and, if it defaults in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Resale Shares from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling Stockholders to include the pledgee, transferee or other successors in interest as selling Stockholders under this prospectus.

The Non-IPO Selling Stockholders also may transfer the Resale Shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the Resale Shares from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling Stockholders to include the pledgees, transferees or other successors in interest as selling Stockholders under this prospectus. The Non-IPO Selling Stockholders also may transfer and donate the Resale Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

A Non-IPO Selling Stockholder and any broker-dealers or agents that are involved in selling the Resale Shares may be deemed to be an “Underwriter” within the meaning of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, such broker-dealers or agents and any profit realized on the Resale Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Resale Shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of Resale Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from such Non-IPO Selling Stockholder and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers. Under the securities laws of some states, the Resale Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Resale Shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. There can be no assurance that any selling stockholder will sell any or all of the Resale Shares registered pursuant to the registration statement, of which this prospectus forms a part.

Each Non-IPO Selling Stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the Resale Shares. None of the selling Stockholders who are affiliates of broker-dealers, other than the initial purchasers in private transactions, purchased the Resale Shares outside of the ordinary course of business or, at the time of the purchase of the Resale Shares, had any agreements, plans or understandings, directly or indirectly, with any person to distribute the securities.

We are required to pay all fees and expenses incident to the registration of the Resale Shares.

If we are notified by a Non-IPO Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of the Resale Shares, we will file a post-effective amendment to the registration statement. If a Non-IPO Selling Stockholder uses this prospectus for any sale of the Resale Shares, it will be subject to the prospectus delivery requirements of the Securities Act.

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The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of the Resale Shares and activities of the Non-IPO Selling Stockholders, which may limit the timing of purchases and sales of any of the Resale Shares by the Non-IPO Selling Stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the Resale Shares to engage in passive market-making activities with respect to the Resale Shares. Passive market making involves transactions in which a market maker acts as both our underwriter and as a purchaser of our common stock in the secondary market. All of the foregoing may affect the marketability of the Resale Shares and the ability of any person or entity to engage in market-making activities with respect to the Resale Shares.

Once sold under the registration statement, of which this prospectus forms a part, the Resale Shares will be freely tradable in the hands of persons other than our affiliates.

USE OF PROCEEDS

We will not receive proceeds from sales of the Resale Shares made under this prospectus.

DETERMINATION OF OFFERING PRICE

There currently is no public market for our common stock. The shares of common stock may be sold in one or more transactions at a price of $[●] per share until our shares are listed on The Nasdaq Capital Market and thereafter at prevailing market prices or privately negotiated prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. See “Plan of Distribution” above for more information.

LEGAL MATTERS

Certain legal matters with respect to the validity of the securities being offered by this prospectus will be passed upon by TroyGould PC, Los Angeles, California.

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